As filed with the Securities and Exchange Commission on April 14, 2006
Registration No. 333-129604

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3 to
Form SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
PERFORMANCE HOME BUYERS, LLC
(Name of Small Business Issuer in Its Charter)

Ohio	6532	31-1724135
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
4130 Linden Avenue
Dayton, Ohio 45432
Telephone: (937) 298-2274
(Address and Telephone Number of Principal Executive Offices
and Principal Place of Business)
Peter E. Julian
4130 Linden Avenue
Dayton, Ohio 45432
Telephone: (937) 298-2274
(Name, Address and Telephone Number of Agent For Service)
Copies of communications to:

Philip T. Colton, Esq.	Michael J. Kolar, Esq.
Joy S. McGinnis, Esq.	Patrice H. Kloss, Esq.
Winthrop & Weinstine, P.A.	Oppenheimer Wolff & Donnelly LLP
225 South Sixth Street, Suite 3500	45 South Seventh Street, Suite 3300
Minneapolis, Minnesota 55402	Minneapolis, Minnesota 55402
Telephone: (612) 604-6400	Telephone: (612) 607-7000
Facsimile: (612) 604-6800	Facsimile: (612) 607-7100
      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.     ☑

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 14, 2006
PRELIMINARY PROSPECTUS
Performance Home Buyers, LLC
$25,000,000 of
Three and Six Month Senior Secured Renewable Notes
One, Two and Three Year Senior Secured Renewable Notes
     We are offering up to $25,000,000 aggregate principal amount of our senior secured renewable notes. The offering will commence promptly after the registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission, will be made on a continuous basis and will continue for a period of two years after the effective date of the registration statement, unless extended in our sole discretion for an additional period of one year. The notes will be offered with maturities ranging from three months to three years. However, depending on our capital needs, notes with certain terms may not always be available. We will establish interest rates on the notes offered in this prospectus from time to time in interest rate supplements to this prospectus. The notes may be purchased in any principal amount of $1,000 or more, including odd amounts. The notes will be secured initially by cash and, as funds are distributed to us, by first mortgages on specific properties and assignments of the right to receive payments under related land contracts or contracts for deeds. Upon maturity, the notes will be automatically renewed for the same term as your maturing note and at an interest rate that we are offering at that time to other investors with similar aggregate note portfolios and for notes of the same term, unless we notify you prior to the maturity date that we intend to repay the notes or you notify us within 15 days after the maturity date that you want your notes repaid. If notes of the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before maturity or the rate of the maturing note if no such rate is specified. The interest rate on your renewed note may be different from the interest rate on your maturing note. The notes may be redeemed by us upon a thirty day prior notice or by the holder subject to certain limitations and penalty fees if applicable.
     The notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other government or private fund or entity. Investing in the notes involves risks, which are described in “Risk Factors” beginning on page 8 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The notes will be marketed and sold through Sumner Harrington Ltd., which is acting as our selling agent for the notes. Sumner Harrington Ltd. is not required to sell any specific number or dollar amount of notes but will use its best efforts to sell the notes offered. Sumner Harrington Ltd. also will act as our servicing agent in connection with our ongoing administrative responsibilities for the notes. See “Plan of Distribution” for a description of compensation payable to the selling agent and its affiliates in connection with services rendered in offering and selling the notes, serving as the servicing agent and providing advertising and marketing services related to the offering and sale of the notes. The Herring Bank, a banking corporation formed under the laws of the State of Texas with trust powers, will act as trustee for the notes.

	Per Note(1)	Total

Public offering price	100.00%	100.00%
Selling agent commissions	3.00%	3.00%
Proceeds to us before expenses	97.00%	97.00%

(1)	Footnote on following page.
     Until the proceeds are released to us upon meeting certain conditions, the proceeds will be held in escrow.
     We will issue the notes in book-entry or uncertificated form. Subject to certain limited exceptions, you will not receive a certificated security or a negotiable instrument that evidences the notes. Sumner Harrington Ltd. will deliver written confirmation to purchasers of the notes. We have not requested a rating for the notes, and the notes will not be listed on any securities exchange or quoted on Nasdaq or any over-the-counter market. Sumner Harrington Ltd. does not intend to make a market in the notes, and we do not anticipate that a market in the notes will develop. There will be significant restrictions on your ability to transfer or resell the notes.
The date of this Prospectus is April 14, 2006.

Footnote:

(1)	The principal amounts of each type of note will not exceed the following amounts: $1,500,000 for three month notes, $1,500,000 for six month notes, $7,000,000 for one year notes, $8,000,000 for two year notes and $7,000,000 for three year notes.
SPECIAL SUITABILITY REQUIREMENTS
FOR CALIFORNIA RESIDENTS
Persons resident in California who wish to purchase notes must meet the following conditions:

(1)	the person must have, at a minimum, either (a) a minimum net worth of at least $250,000 and a minimum gross income of not less than $65,000 or (b) a liquid net worth of $500,000 or more, and

(2)	the investment shall not exceed ten percent (10%) of the person’s net worth.

      “Net worth” as used here is exclusive of equity in the person’s home, home furnishings and automobiles.
      The offering of notes described in this prospectus was approved on the basis of a limited offering qualification where offers and sales can only be made to persons based on their meeting the suitability standards set forth above. The exemption for secondary trading available under Section 25104(h) of the Corporate Securities Laws of 1968, as amended, will be withheld. However, exemptions for private sales by the bona fide owner of notes for his or her own account without advertising and without being affected by or through a broker-dealer in a public offering may be available.
SPECIAL SUITABILITY REQUIREMENTS
FOR KENTUCKY RESIDENTS
      Persons resident in Kentucky who wish to purchase notes must meet the definition of an “accredited investor” as defined under Rule 504 promulgated under the Securities Act of the 1933, as amended, and the person can demonstrate that the person has such knowledge and experience in financial and business matters that the person is capable of evaluating the merits and risks of an investment in the notes.
      The offering of notes described in this prospectus was approved on the basis of a limited offering qualification where offers and sales can only be made to persons based on their meeting the suitability standards set forth above.

PROSPECTUS SUMMARY
      This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. You should read the entire prospectus before making an investment decision.
Our Business
      We are in the business of acquiring distressed single-family residential properties at below-market value, rehabilitating the properties to Federal Housing Authority (FHA) standards and reselling the properties generally pursuant to land contracts or contracts for deed (referred to herein collectively as purchase contracts), at purchase prices generally equivalent to the market values as determined by independent appraisers.
      We acquire a property at a deep discount either with cash or bank financing. The property is then rehabilitated by using internal funds. When the rehabilitation is completed, we refinance the property with a bank loan equal to 80% of the appraised value of the property. The refinancing generates net cash as the acquisition price and rehabilitation costs are less than the principal amount of the bank loan. The bank loan is secured by a first mortgage on the related property. The property is then sold to a third-party purchaser pursuant to a purchase contract. The purchase contract generally matures within a two year period. After a purchaser continues to make monthly payments under the purchase contract, we assist the purchaser in refinancing the purchase contract by obtaining permanent financing from a bank or financial institution. When the purchase contract is refinanced by the purchaser, we receive the unpaid balance of the purchase price for the property under the purchase contract and pay off the bank loan relating to the property. The remaining proceeds are generally used for our operating expenses. The title to the property is then conveyed to the purchaser.
      Purchasers tend to be individuals who have little credit history or past credit problems and may be unable to obtain conventional mortgage financing. During the term of the purchase contract, we provide credit advisory services to the purchaser and report payment history to credit bureaus to assist the purchaser in establishing a credit history. Credit history is generally improved in approximately one month after a purchaser starts to make payments under a purchase contract, but it is more significantly improved three to four months after a purchaser continuously makes payments on time under a purchase contract.
      In addition, we lease a limited number of properties pursuant to lease-to-purchase agreements. Under the terms of these agreements, a portion of the rental payments received from the tenants will be credited towards the purchase price of the property.
      We realize revenues and gross profit in the following ways:

•	We acquire a property at a deeply discounted purchase price due to the condition of the property, rehabilitate the property and then resell at a higher price based on the improved value of the property.

•	The interest rate under a purchase contract is generally higher than the current market rate and exceeds the interest rate on the related bank loan, thus providing us with a positive spread over the cost of funds.

•	Rental payments under lease-to-purchase agreements.

•	Periodically, we acquire properties that do not fit our portfolio profile but present us with an opportunity to make a quick profit. This usually involves acquiring a property for cash and reselling it immediately for cash to a purchaser who will rehabilitate the property and retain it as a rental property. Purchasers have included in the past, and may include in the future, related parties. See “Certain Relationships and Related Transactions.”

      We intend to use a significant portion of the proceeds from the notes to refinance the bank loans related to selected properties. The selected properties will involve those properties where the purchasers have established a history of making timely payments under the related purchase contracts.
      In 2005 and 2004, we acquired 88 and 180 properties, respectively, and sold 118 and 79 properties, respectively. As of December 31, 2005, we owned 147 properties subject to purchase contracts, 60 properties subject to lease-to-purchase agreements and 77 properties that are in the process of being rehabilitated and resold. The book value of each of these properties was less than ten percent of our total assets at December 31, 2005.
      To date, we have operated primarily in the Dayton, Ohio area. We plan to expand our business by opening new branch offices in Cincinnati, Ohio and Cleveland, Ohio in the next year. In the future, we may open new branch offices in other Midwestern cities.
      We were organized in Ohio on August 21, 2000. Our principal executive offices are located at 4130 Linden Avenue, Dayton, Ohio 45432. Our telephone number is (937) 298-2274. Our fax number is (937) 781-0840.
The Offering

Issuer	Performance Home Buyers, LLC.

Trustee	The Herring Bank, a banking corporation formed under the laws of the State of Texas with trust powers.

Selling and Servicing Agent	Sumner Harrington Ltd.

As servicing agent, Sumner Harrington Ltd. will perform administrative duties for the notes, including forwarding payments of interest and principal on the notes to the record holders and acting as transfer agent.

Securities Offered	Senior Secured Renewable Notes in the following amounts:

• $1,500,000 worth of three month notes,

• $1,500,000 worth of six month notes,

• $7,000,000 worth of one year notes,

• $8,000,000 worth of two year notes and

• $7,000,000 worth of three year notes.

The notes represent our promise to repay principal at maturity and to pay interest during the term or at maturity. By purchasing a note, you are lending money to us.

The notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other governmental or private fund or entity.

Offering Price	100% of the principal amount per note.

Offering Term	The offering will commence promptly after the registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission, will be made on a continuous basis and will continue for a period of two years, unless extended in our sole discretion for an additional period of one year.

Method of Purchase	Prior to your purchase of notes, you will be required to complete a subscription agreement that will set forth the principal amount of your purchase, the term of the notes and certain other information regarding your ownership of the notes. The form of subscription agreement is filed as an exhibit to the registration statement of which this prospectus is a part. The selling agent will mail you a written purchase confirmation if your subscription agreement has been accepted.

Rescission Right	You may rescind your investment within five business days of the postmark date of your purchase confirmation without incurring an early redemption penalty. This right does not apply in connection with a transfer or automatic renewal of a note.

If your subscription agreement is accepted during a period in which the servicing agent has determined that a post-effective amendment to the registration statement, of which this prospectus is a part, must be filed with the Securities and Exchange Commission and such amendment has not yet been declared effective, the 5-day period will be extended to 5 days after the postmark date of a notice that will be sent indicating that the post-effective amendment has been declared effective. See “Description of the Notes — Rescission Right” for additional information on your rescission rights.

Minimum Denomination Requirement	To purchase any type of note offered, you must purchase the note in a minimum principal amount of $1,000 or any amount in excess of $1,000, including odd amounts. You may not cumulate purchases of multiple notes with principal amounts less than $1,000 to satisfy the minimum denomination requirement.

Maturity	You may generally choose maturities for your notes of 3 or 6 months or 1, 2 or 3 years. However, depending on our capital requirements, we may elect to not sell notes of all maturities at all times.

Interest Rate	The interest rate of the notes will be established at the time you purchase the notes, or at the time of renewal, based upon the rates we are offering in our current interest rate supplement to this prospectus. We expect to change the interest rates offered from time to time. The interest rate of the notes will remain fixed throughout each term of the notes. We may offer higher rates of interest to investors with larger aggregate note portfolios as set forth in our current interest rate supplement.

Interest Payment	You may choose to receive interest payments monthly, quarterly, semiannually, annually or at maturity. If you choose to receive interest payments monthly, you may choose the day on which you will be paid. Subject to the servicing agent’s approval, you may change the interest payment date, if paid monthly, or the interest payment period once during the term of your note.

Principal Payment	We will not pay principal over the term of the notes. We are obligated to pay the entire principal balance of the outstanding notes upon maturity.

Payment Method	Principal and interest payments will be made by direct deposit to the account you designate in your subscription agreement.

Renewal or Redemption at Maturity	Upon maturity, the notes will be automatically renewed for the same term as your maturing notes and at an interest rate we are offering at that time to other investors with similar aggregate note portfolios and for notes of the same term, unless we notify you prior to the maturity date that we intend to repay the notes or you notify us within 15 days after the maturity date that you want your notes repaid.

If you would be required to make the repayment election during a period in which the servicing agent has determined that a post- effective amendment to the registration statement, of which this prospectus is a part, must be or has been filed with the Securities and Exchange Commission and such amendment has not yet been declared effective, the 15-day period will be extended to 15 days after the postmark date of a notice that will be sent indicating that the post-effective amendment has been declared effective.

If notes with similar terms to the maturing notes are not being offered at the time of renewal, the interest rate upon renewal will be the rate specified by us on or before maturity or, if no such rate is specified, the rate of the maturing notes. The interest rate being offered upon renewal may be different from the interest rate on the maturing notes. See “Description of the Notes — Renewal or Redemption on Maturity.”

Optional Redemption or Repurchase At Any Time	After giving you a 30 day prior notice, we may redeem some or all of the notes at any time prior to maturity at a price equal to their original principal amount plus accrued and unpaid interest.

You, or your estate, may require us to repurchase your notes prior to maturity following your total permanent disability or death. Neither you nor your estate will be charged a penalty for the repurchase prior to maturity.

In addition, you may request us to repurchase your notes prior to maturity at any other time. However, we may, in our sole discretion, decline to repurchase your notes. If we agree to repurchase your notes, unless the request is due to your death or total permanent disability, you will be charged a penalty of up to three months of interest for notes with a three month maturity and up to six months of interest for all other notes.

The aggregate principal amount of notes that we will be required to, as well as agree to, repurchase prior to maturity, for any reason, in any calendar quarter will be limited to $1 million.

See “Description of Notes — Redemption or Repurchase Prior To Stated Maturity.”

Consolidation, Merger or Sale	Upon our consolidation, merger or sale, we will either redeem all of the notes or our successor will be required to assume our obligations to pay principal and interest on the notes pursuant to the indenture. For a description of these provisions see “Description of the Notes — Consolidation, Merger or Sale.”

Security	The principal amount of the notes will be secured initially by cash and, as funds are distributed to us, by first mortgages on selected properties aggregately valued at a minimum of 100% of the aggregate outstanding principal amount of the notes. For the purpose of determining the collateral value, each property is valued at 90% of the lesser of the outstanding balance on the purchase contract or the most recent appraised value of the related property.

The notes are further secured by assignments to the trustee of the right to directly receive payments under related purchase contracts if we default on the notes.

Ranking	The notes:

• rank equal to our bank loans on those properties not used as security for the notes;

• rank equal to additional senior secured renewable notes;

• rank senior to our existing and future subordinated debt;

• rank senior to our existing and future unsecured debt, including the 18.35% subordinated debt units;

• rank senior to our existing and future debt that is primarily held by our affiliates or control persons; and

• rank senior to our obligations to pay distributions on our Class A preferred units, Class B preferred units, Class C preferred units and common units.

As of December 31, 2005, we had debt of approximately $14,750,000, exclusive of VIE debt, equal in rank to the notes. As of December 31, 2005, we also had debt of approximately $3,263,000, exclusive of VIE debt, junior in rank to the notes. There is no outstanding debt senior in rank to the notes. See “Capitalization.”

Restrictive Covenants	The indenture governing the notes contains limited restrictive covenants. These covenants:

• prohibit us from paying distributions on our membership interests if there is an event of default with respect to the notes or a payment of the distributions would result in an event of default;

• restrict us from guaranteeing, endorsing or becoming liable for any obligations of our affiliates or entering into certain transactions with affiliates; and

• restrict us from entering into consolidations, mergers and sales of our assets unless specified conditions are met.

The covenants set forth in the indenture are more fully described under “Description of the Notes — Restrictive Covenants.”

Use of Proceeds	If all the notes are sold, with original or aggregate maturities of two years or more, we expect to receive approximately $24,030,000 of net proceeds from this offering after deducting the selling agent’s commissions and estimated offering expenses payable by us. The exact amount of net proceeds may vary considerably depending on how long the notes are offered as well as other factors. We intend to use the net proceeds to pay in full the bank loans on those properties used as security for the notes, to expand our business and for other general working capital. See “Use of Proceeds.”

Escrow of Proceeds	The proceeds from a note will be escrowed in a separate escrow account secured by cash at the minimum of 100% of the aggregate outstanding principal amount of the note until the note is secured by first mortgages on a pool of selected properties valued at a minimum of 100% of the aggregate outstanding principal amount of the note and assignments of rights to receive payments under related purchase contracts. For the purpose of determining the collateral value, each property is valued at 90% of the lesser of the outstanding balance on the purchase contract or the most recent appraised value of the related property. When the pool of selected properties has been created and pledged to secure the note, the trustee, or the title insurance company as agent of the trustee, will provide for the release of the funds from the escrow account to repay the bank loans on the related properties with any remainder released to us. See “Description of the Notes — Security.”

Absence of Public Market and Restrictions on Transfers	There is no existing market for the notes or for any of our other securities.

The selling agent has advised us that it does not intend to make a market in the notes after the completion of this offering, and we do not anticipate that a secondary market for the notes will develop. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system, including, without limitation, NASDAQ or any over-the-counter market.

You will be able to transfer or pledge the notes only with our prior written consent. See “Description of the Notes — Transfers.”

Rating	We do not intend to request a rating for the notes. However, third parties may independently rate the notes.

Book Entry	The notes will be issued in book entry or uncertificated form only. Except under limited circumstances, the notes will not be evidenced by certificated securities or negotiable instruments. See “Description of the Notes — Book Entry Registration and Transfers.”

Risk Factors	The report of our independent registered public accounting firm contains an explanatory paragraph expressing uncertainty about our ability to continue as a going concern. In addition, we are considered to be in unsound financial condition as described by the North American Securities Administrators Association, Inc. (NASAA) Statement of Policy on Unsound Financial Condition. You should carefully consider the risks involved in an investment in the notes before making an investment decision. See “Risk Factors.”

Summary Financial Information
      The summary financial data below should be read in conjunction with the consolidated financial statements (and notes thereto) and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included elsewhere in this prospectus.

	Year Ended December 31,

	2005	2004

	(Audited)
Statement of Operations Data:
Net Sales of Residential Property	$7,539,581	$5,076,436
Net Sales of Rental Property	38,549	369,758
Rental Income	299,021	261,235
Other Operating Income	212,282	12,567

	8,089,433	5,719,996

Cost of Residential Property Sold	6,030,495	4,203,218
Cost of Rental Property Sold	40,774	270,164
Cost of Rental Operations	404,643	250,866

	6,475,912	4,724,248

Gross Profit	1,613,521	995,748
Selling, General and Administrative Expenses	2,124,959	1,644,379

Loss from Operations	(511,438)	(648,631)
Other Expenses	(904,315)	(614,699)

Net Loss	$(1,415,753)	$(1,263,330)
Less Net Loss Attributable to Noncontrolling Interest	(94,627)	(440,635)

Net Loss Attributable to Controlling Interest	$(1,321,126)	$(822,695)

	December 31,	December 31,
	2005	2004

	(Audited)	(Audited)
Balance Sheet Data:
Total Assets	$17,774,385	$19,016,042
Total Liabilities	$26,333,377	$27,955,362
Deficit:
Controlling Interest	$(4,336,948)	$(4,589,425)
Noncontrolling Interest	(4,222,044)	(4,349,895)

	$(8,558,992)	$(8,939,320)

RISK FACTORS
      The risk factors discussed below could cause our actual results to differ materially from those expressed in any forward-looking statements. See “Forward-Looking Statements.” Although we have attempted to list comprehensively these important factors, we caution you that other factors may in the future prove to be important in affecting our results of operations. New factors emerge from time to time and it is not possible for us to predict all of these factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.
      The risks described below set forth some of the material risks associated with the purchase of notes. Before you invest in the notes, you should carefully consider these risk factors, as well as the other information contained in this prospectus.
Risk Factors Relating to the Notes

The notes may not be a suitable investment for you.
      The notes may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing the notes. The characteristics of the notes, including maturity, interest rate and lack of liquidity, may not satisfy your investment objectives. The notes may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. We have not requested a rating for the notes and currently no rating agency has reviewed the terms of the notes or your financial condition. However, third parties may independently rate the notes. Prior to purchasing any notes, you should consider your investment allocation with respect to the amount of your contemplated investment in the notes in relation to your other investment holdings and the diversity of those holdings.

There is no sinking fund, insurance or guarantee in connection with the notes.
      Other than the escrow account, there is no sinking fund, insurance or guarantee for our obligation to make payments on the notes. We do not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the notes. The notes are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other governmental or private fund or entity. Therefore, if you invest in the notes, you will have to rely solely on our cash flow from operations and other sources of funds for repayment of principal at maturity or redemption and for payment of interest when due. If our cash flow from operations and other sources of funds are not sufficient to pay interest or principal on the notes and we default in making such payments, the trustee has the right to directly receive payments under related purchase contracts as well as initiate a legal action against us to enforce the rights under the indenture and acquire title of the properties securing the notes subject to the related purchase contracts. Even with these remedies, you may loose all or part of your investment.

If we fail to make payments on the notes, the security for the notes may not be adequate for the total repayment of the notes.
      The principal amount of the notes will at all times be secured by cash or first mortgages on selected properties valued aggregately at a minimum of 100% of the aggregate outstanding principal amount of the notes. Accruing interest on the notes will not be secured by this type of collateral. For the purpose of determining the collateral values, the properties will be valued at 90% of the lesser of the outstanding balance on the related purchase contracts or the most recent appraised values of the related properties. The appraisals will be performed by parties licensed to perform such appraisals. The notes are further secured by assignments to the trustee of the right to directly receive payments under related purchase contracts if we default on the notes. However, there can be no assurance that the purchasers will not default in making payments under the related purchase contracts, that the property values will not decrease from the original valuations or that the properties can be sold by the trustee at a price equal to or above the original valuations or at a price sufficient to repay the outstanding amounts of the notes. If the security for the notes is insufficient to repay the notes, the trustee has the right to initiate a legal action against us to enforce the rights under the indenture. If we default in the payment of principal or interest on the notes, or another event of default occurs, the trustee may initiate a legal action against us to acquire title to the properties securing the notes. However, the trustee may not be able to liquidate the properties because it will acquire title subject to related purchase contracts and may be forced to seek payment from our cash flow from operations and other sources of funds. These remedies provided to the trustee upon our default may result in delays in the repayment of the notes and may not result in the total repayment of the notes.

We have substantial indebtedness and distribution obligations, which could impair our ability to repay the notes.
      We have now and, after we sell these notes, will continue to have a substantial amount of indebtedness. As of December 31, 2005, we had approximately $18,000,000 of indebtedness, exclusive of VIE debt, including bank loans on properties and subordinated debt. Of this amount, approximately $14,750,000 is indebtedness which would rank equal in right of repayment to the notes. In addition, we have distribution obligations on our common units, Class A preferred units, Class B preferred units and Class C preferred units. Currently, approximately $126,700 in quarterly distributions have not been paid on the Class A preferred units, Class B preferred units, Class C units and approximately $168,200 in interest has not been paid on the 18.35% subordinated debt units. Also, we owe approximately $23,416 in fees to Performance Home Buyers, Inc. for payroll. Our ratio of earnings (loss) to fixed charges, including interest expense on the above-mentioned debt and distribution obligations, was (2.1x) , a deficiency of $1,461,694, as of December 31, 2005.
      Our substantial indebtedness and distribution obligations could adversely affect our financial health and prevent us from fulfilling our obligations under the notes by, among other things:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness and distribution obligations, thereby reducing amounts available for working capital, capital expenditures and other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	placing us at a competitive disadvantage compared with our competitors that have less debt; and

•	limiting our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements or other requirements.
      Although we believe we will generate sufficient cash flow in order to service the notes and our indebtedness and distribution obligations, there is no assurance that we will be able to do so. If we do not generate sufficient cash flow, our ability to make required payments on the notes may be impaired.

Currently, we are not in compliance with all the covenant provisions of our bank loan agreements, which could cause the indebtedness to be in default.
      Our bank loan agreements contain covenants, including requirements to maintain certificates of deposit for collateral, maintain insurance coverage for an amount equal to or greater than the mortgage amounts on the properties and keep the properties free and clear of any encumbrances that may affect the bank’s security interests in the properties. We have been in compliance with these covenants until recently. Due to a portion of real estate taxes due in 2005 which have not been paid at this time, we are not currently in compliance with these covenants. Currently, we owe real estate taxes of approximately

$144,800 to various taxing authorities relating to 131 properties, involving approximately $7,250,000 of bank loans. We anticipate paying the tax liability when titles are transferred to purchasers, which occurs when related purchase contracts are refinanced with permanent financing, or as cash is available. As of April 10, 2006, no individual property is under tax sale with the local counties in which we operate. However, there can be no assurance that this will not happen in the future. If we do not pay the taxes owed on the properties, the banks may view this as a default under the terms of the bank loans and request the balance of the bank loans be repaid immediately in full. If this occurs, it is unlikely that we would have sufficient funds to immediately repay such bank loans in full and we may be unable to find other sources of financing to repay the bank loans. If such banks are not willing to restructure the bank loans, advance additional funds or agree to a repayment plan, it is unlikely we could continue to operate our business and our ability to make required payments on the notes may be impaired.

We plan to incur more indebtedness which may rank equal in right of repayment to the notes.
      Subject to limitations contained in the indenture and future debt agreements, we plan to incur additional indebtedness in the future, which may be substantial, in order to expand our business. The indenture for the notes does not prohibit us from incurring additional indebtedness, including additional bank loans for properties not part of the security for the notes. Any such borrowings may rank equal in payment to the notes. If we borrow more money, the risks to noteholders described above could intensify. See “Capitalization” and “Description of the Notes.”

You will have only limited protection under the indenture because it contains limited restrictions on our activities, limited events of default and no requirement to maintain a positive net worth.
      The indenture governing the notes does not contain restrictions on the amount of additional indebtedness we may incur and contains only limited events of default other than our failure to pay principal and interest on time. The indenture does not require us to maintain a positive net worth or any ratio of assets to debt in order to increase the likelihood of timely payments to you under the notes. Further, if we default in the payment of the notes, you will have to rely on the trustee to exercise your remedies on your behalf. You may not be able to seek remedies against us directly. See “Description of the Notes — Events Of Default.”

The indenture as well as future debt may impose restrictions that limit or prevent us from taking certain actions that may allow us to expand our business.
      The indenture for the notes imposes restrictions on our ability to take certain actions. These restrictions, as well as restrictions imposed by other debt we may obtain in the future, may have an adverse impact on our business activities, results of operations and financial condition by limiting or prohibiting us from engaging in certain transactions that may be beneficial to us or our members, including the following:

•	paying distributions to our members or redeeming, repurchasing or retiring our equity securities or subordinated obligations;

•	creating liens on our assets;

•	transferring or selling assets currently held by us;

•	engaging in transactions with affiliates; and

•	engaging in mergers or consolidations.
      These restrictions and future restrictions may limit our ability to obtain additional sources of capital, which may limit our ability to repay the notes. The failure to comply with any of the covenants in the indenture or other debt agreements which may be outstanding from time to time may cause a default under the indenture or debt agreement. A default, if not waived, could result in acceleration of the related indebtedness, in which case such debt would become immediately due and payable. A continuing default or acceleration of indebtedness will likely cause a default under other debt agreements that otherwise would not be in default, and in which case all such related indebtedness could be accelerated. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance our indebtedness. Even if any new financing is available, it may not be on terms that are acceptable to us or it may not be sufficient to refinance all of our indebtedness as it becomes due. Complying with these covenants may cause us to take actions that are not favorable to holders of the notes. See “Description of the Notes — Restrictive Covenants.”

You may be required to pay taxes on accrued interest on notes prior to receiving interest payments.
      If you choose to have interest on your note paid at maturity and the term of your note exceeds one year, you may be required to pay taxes on the accrued interest prior to our making any interest payments to you. If you choose to have interest on your note paid monthly, quarterly, semiannually or annually, the amount of interest reported to the Internal Revenue Service may differ from the sum of your cash payments in some years. We urge you to consult your tax advisor to determine your tax obligations.

The notes will automatically renew unless you request repayment, and the renewed notes may be at a lower interest rate.
      Upon maturity, the notes will be automatically renewed for the same term as your maturing notes and at an interest rate that we are offering at that time to other investors with similar aggregate note portfolios and for notes of the same term, unless we notify you prior to the maturity date that we intend to repay the notes or you notify us within 15 days after the maturity date that you want your notes repaid. This 15 day period will be automatically extended if you would be required to make the repayment election at a time when the servicing agent has determined that a post-effective amendment to the registration statement, of which this prospectus is a part, must be filed with the Securities and Exchange Commission and such amendment has not yet been declared effective. If notes of the same term are not then being offered, the interest rate upon renewal will be the rate specified by us on or before maturity or the rate of the maturing note if no such rate is specified. The interest rate on your renewed note will be based on many factors including current market interest rates, principal amount of the note, maturity of the note and our current need for capital. Therefore, it is uncertain what the interest rate will be on renewed notes, and may be lower than the interest rate of your maturing note. If you fail to notify us within the specified time period of your desire to have the notes repaid, your notes will automatically be renewed and will become subject to the repurchase limitations regarding the aggregate principal amount of notes we would be required to repurchase prior to maturity in any calendar quarter and repurchase penalties described in this prospectus, and we may deny any request to repurchase your notes in our sole discretion except in the case of death or total permanent disability. In addition, we cannot provide assurance that other investors will permit their notes to automatically renew at maturity rather than request repayment. It is uncertain what percentage and principal amount of maturing notes will be required to be repaid in full at maturity upon request of the note holders or the timing of our repayment obligation due to varying maturity dates.

We have the right to redeem any note at any time prior to maturity, and our right to redeem may result in reinvestment risk for you.
      We have the right to redeem any note at any time prior to its stated maturity upon 30 days written notice to the note holder. This right supersedes any prior election by a holder to receive payment of principal and/or interest at maturity. The notes will be redeemed at 100% of the principal amount plus accrued but unpaid interest up to but not including the redemption date. You should assume that we will exercise our right to redeem any note if we are able to obtain capital at a lower cost than we pay on the notes or if it is otherwise in our interest to redeem the notes. If this occurs, you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the notes prior to the redemption. See “Description of the Notes — Redemption or Repurchase Prior To Stated Maturity.”

Your ability to liquidate your investment is limited because of transfer restrictions, the lack of a trading market and the limitations on repurchase requests prior to maturity.
      The notes may not be transferred without our prior written consent. Even if we permit a transfer, you might not be able to sell, pledge or otherwise liquidate your investment because of the lack of a trading market for the resale of the notes. You may request us to repurchase your notes prior to maturity. However, unless the request is due to your death or total permanent disability, we may, in our sole discretion, decline to repurchase your notes. If we consent to repurchase your notes, you will be charged a repurchase penalty of up to three months of interest for notes with three month maturities and up to six months of interest for notes with maturities of six months or longer. The aggregate principal amount of notes that we will be required to repurchase prior to maturity, for any reason including death and total permanent disability, in any calendar quarter will be limited to $1 million. See “Description of the Notes.”

The distribution and management agreement with the servicing agent may be terminated by either party.
      The distribution and management agreement between us and Sumner Harrington Ltd. may be terminated by either party by prior notice. Therefore, it is not certain Sumner Harrington Ltd. will be responsible for the marketing, sale and administration of the notes for the duration of this offering. If Sumner Harrington Ltd. were not to provide such services, we would seek to engage another registered broker-dealer to continue marketing and selling the notes as a replacement selling agent. While we are locating a replacement selling agent, our officers and directors may assume certain sale functions currently provided by the selling agent, but only as permitted by law. Other parties, including ourselves, may take over certain administrative and customer service functions currently provided by Sumner Harrington Ltd., as described in more detail under “Plan of Distribution.” Therefore, you should not rely on Sumner Harrington Ltd. continuously being responsible for the marketing, sale and administration of the notes.
Risk Factors Relating to Real Estate Industry

We are subject to many regulations regarding consumer protection and fair housing.
      Failure to materially comply with all laws and regulations applicable to us could materially and adversely affect our ability to operate our business and our ability to make payments on the notes. Our business is subject to numerous federal, state and local laws and regulations concerning consumer protection, environment and construction, which, among other things:

•	require us to obtain and maintain certain real estate licenses and qualifications;

•	limit the interest rate we are permitted to charge to no more than the current 90 day commercial paper rate plus 8%;

•	require specific environmental and property disclosures, including any encumbrances on the property and any pending governmental orders against the property, and the disclosure of all fees and charges separate from the purchase price of the property;

•	define our rights to repossess and resell the properties, including requiring the state’s mortgage foreclosure laws be complied with regarding a repossession when the purchaser has paid 20% or more of the purchase contract; and

•	require us to maintain safeguards designed to protect the security and confidentiality of customer information.
      Under the federal Fair Housing Act and state fair housing laws, discrimination on the basis of certain protected classes is prohibited. We have a policy against any kind of discriminatory behavior. There is no assurance, though, that an employee leased from Performance Home Buyers, Inc. will not violate our policy against discrimination and violate the fair housing laws. Such a violation could subject us to legal action and the possible awards of damages.

      We believe that we are in compliance in all material respects with all such laws and regulations, and that such laws and regulations have had no material adverse effect on our ability to operate our business. However, we will be materially and adversely affected if compliance exceeds our budget for such items or we fail to comply with:

•	applicable laws and regulations;

•	changes in existing laws or regulations;

•	changes in the interpretation of existing laws or regulations; or

•	any additional laws or regulations that may be enacted in the future.

Despite inspections, we may acquire properties with significant environmental issues.
      Federal, state and local laws impose liability on landowners for releases or improper presence on the property of hazardous substances. This liability is without regard to fault for or knowledge of the presence of such substances. A landowner may be held liable for hazardous materials brought onto its property before it acquired title and for hazardous materials that were not discovered until after it sells the property. If any hazardous materials are found at any time within any of the properties in violation of the law, we may be held liable for all cleanup costs, fines, penalties and other costs. This potential liability will continue after we have sold the properties and may apply to hazardous materials present within the properties before we acquired the properties. If losses arise from hazardous substance contamination that cannot be recovered from responsible parties, our results of operations, financial conditions and cash flows and our ability to make payments on the notes will be adversely affected.
      Litigation and concern about indoor exposure to certain types of toxic molds have been increasing as the public becomes aware that exposure to mold can cause a variety of health effects and symptoms, including allergic reactions. When excessive moisture accumulates in buildings or building materials, mold growth will often occur, particularly if the moisture problem remains undiscovered or unaddressed. It is impossible to eliminate all mold and mold spores in the indoor environment. The difficulty in discovering indoor toxic mold growth could lead to a risk of lawsuits by affected persons and the risk that the cost to remedy toxic mold will exceed the value of the property. We cannot, and do not, provide assurance that toxic mold does not exist on the properties.

Despite insurance coverage, an uninsured event may occur which could result in a loss of an asset, income and profit.
      When we purchase and rehabilitate a property, we obtain comprehensive liability and fire insurance, and if required, flood insurance, on the property. When purchasers enter into a purchase contract, we maintain such insurance on the property and charge the purchaser a monthly fee to cover this expense. However, there can be no assurance that the insurance will be sufficient to cover losses and liabilities. Further, insurance may not be available for certain types of losses, such as acts of war, terrorism and toxic mold, or may be available but at unreasonable rates or in amounts that are less than the full market value or replacement cost of the property. If a loss occurs that is partially or completely uninsured, we may be liable for damages and could lose our investment in, and cash flow from, the affected property. In addition, we would be required to repay any indebtedness secured by the affected property and related taxes and other charges.

We are subject to litigation risks relating to our business.
      We are subject to various consumer claims and litigation seeking damages and statutory penalties based upon, among other things, disclosure inaccuracies, violation of usury laws, violation of environmental laws and wrongful repossession. We are also subject to other litigation common to the real estate industry and businesses in general. The damages and penalties claimed by purchasers and others in these types of matters can be substantial. The relief that may be requested by plaintiffs varies but may includes requests for compensatory, statutory and punitive damages. Unfavorable outcomes in any of our current or future litigation proceedings could materially and adversely affect our results of operations, financial conditions and cash flows and our ability to make payments on the notes.
      While we intend to vigorously defend ourselves against such proceedings, there is a chance that our results of operations, financial condition and cash flows could be materially and adversely affected by unfavorable outcomes, which, in turn, could affect our ability to make interest payments on, or repay, the notes.

We are subject to changes in the valuations of the residential real estate market.
      Over the last few years, the press has discussed the housing valuation bubble, or overvaluation of residential real estate properties. Dire predictions have been made but the examples given typically, and appropriately, relate to the upper end of the residential real estate market. If there is price devaluation or deflation in the residential real estate market, or the bubble bursts, we believe that the speculative investments made in highly priced properties will be the first victims. On the other hand, we believe that the residential real estate markets which have not seen large increases in valuations as well as the lower end of the residential real estate market, which is valued based on alternative rental income, are unlikely to see significant reductions in valuations. However, we cannot provide assurance of this result.
Risk Factors Relating to Us

We have a limited operating history upon which you may evaluate our current business and future prospects. Currently, we have a negative net worth and may not achieve profitability in the near future.
      We were organized in Ohio in 2000. We did not begin to generate revenues from operations until 2002. The forces impacting our industry to which we are subject have been substantial, causing both conditions of high demand and low demand for our services since our inception. As a result, it is difficult to evaluate our business and prospects.
      Before we were organized, Mr. Julian, our Chief Executive Officer and director, had organized and operated several entities deemed to be variable interest entities, or VIEs, which were in the real estate business and are owned by some of our officers, directors and common and preferred members. These VIEs offered services that are similar to the services we offer in the same geographic areas. The target properties varied and included apartment complexes, office buildings and residential properties. These VIEs are no longer conducting any real estate business. These VIEs were not successful for several reasons including the VIEs were overleveraged, revenues were insufficient to cover debt service and inexperience in managing this type of business. From these VIEs, we believe we have learned how to structure our business to be more successful. However, we cannot provide assurance that we will be successful based on our current structure.
      Due to distributions made to our common members, our obligations regarding distributions to our other members, the method of revenue recognition used in our financial statements and outstanding indebtedness, we currently have a negative net worth.
      Generally Accepted Accounting Principles in the United State of America, or GAAP, require that we not recognize sale revenue from the sale of a property pursuant to a purchase contract until the purchaser refinances the purchase contract with permanent financing from a bank or financial institution and we receive the remainder of the purchase price for the property. Under this method of accounting, the initial down payment and the monthly cash payments made pursuant to the terms of the purchase contract are reflected as a liability in our financial statements until the sales revenue, including the initial down payment and monthly cash payments, are recognized as revenue. Therefore, the sale is not recognized in the financial statements until the purchase contract is refinanced, which could occur two or more years after the property is sold pursuant to a purchase contract. For example, if we purchase and rehabilitate a property for $25,000 and sold it for $50,000 pursuant to a purchase contract, recognition of the total sale revenue of $50,000 and related costs of $25,000 are not recognized until the purchase contract is refinanced. As of December 31, 2005, the amount of sale revenue deferred in the financial statements, net of related costs, is approximately $410,200.
      As of December 31, 2005, approximately 25% of our indebtedness (or $5,987,568) is actually indebtedness of the VIEs, whose results we were required to consolidate into our financial statements in accordance with the Financial Accounting Standards Board Interpretation Number 46(R), or FIN 46(R). We disclaim any legal obligation for the repayment of any VIE indebtedness.

The report of our independent registered public accounting firm included in this prospectus contains an explanatory paragraph expressing uncertainty about our ability to continue as a going concern.
      The report of our independent registered public accounting firm related to our consolidated financial statements as of and for the years ended December 31, 2004 and 2005 contains an explanatory paragraph expressing uncertainly about our ability to continue as a going concern. In addition, we are considered to be in unsound financial condition as described by the North American Securities Administrators Association, Inc. (NASAA) Statement of Policy on Unsound Financial Condition. To achieve profitability, we must, among other things, increase revenues while controlling costs, increase sales of our existing renovated properties, increase and accelerate the refinancing of purchase contracts with permanent financing which will cause deferred revenue to be recognized, increase promotion of our brand name; respond to competitive developments; continue to lease qualified personnel; and develop and maintain relationships with suitable suppliers, vendors and service providers. We cannot be certain that we will be successful in achieving these goals or provide assurance that we will achieve profitability in the near future.

We need substantial liquidity to operate our business.
      We require a substantial amount of cash liquidity to operate our business. If we are unable to access the capital markets or obtain acceptable financing, our results of operations, financial condition and cash flows would be materially and adversely affected and we may be unable to make payments on the notes. Among other things, we use such cash liquidity to:

•	acquire properties;

•	pay for improvements to the properties;

•	satisfy working capital requirements and pay operating expenses;

•	pay interest expense;

•	make distribution payments to holders of Class A preferred units, Class B preferred units, Class C preferred units and common units; and

•	make redemption payments on subordinated debt, Class A preferred units, Class B preferred units and Class C preferred units.
      When we resell a property under a purchase contract, we only receive the initial down payment and monthly cash payments on the purchase contract. The remainder of the purchase price of the property is not received until the purchase contract is refinanced with permanent financing and we receive the remainder of the purchase price. This is also true for our lease-to-purchase agreements. This causes our revenues from the sale of properties to be deferred.

We require a substantial amount of cash to service our indebtedness.
      To service our indebtedness, we require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, including our successful financial and operating performance. We cannot assure you that our business strategy will achieve our anticipated financial results. Other factors include:

•	current economic and competitive conditions in the real estate market for the geographical areas we serve;

•	sufficient number of target properties available to purchase in the geographical areas we serve;

•	our ability to obtain short-term financing to purchase and refinance additional target properties;

•	interest rate fluctuations;

•	ability of purchasers to obtain permanent financing;

•	rate of defaults on our purchase contracts;

•	federal mortgage financing programs;

•	operating difficulties or pricing pressures we may experience;

•	our ability to obtain credit enhancement;

•	federal income tax provisions;

•	the passage of laws or regulations that may affect us adversely; and

•	any delays in implementing any strategic projects we may have.
      Depending upon the outcome of one or more of these factors, we may not be able to generate sufficient cash flow from operations or to obtain sufficient funding to satisfy all of our obligations, including our obligations under the notes. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, selling properties at a lower margin, refinancing or restructuring our indebtedness or selling additional equity capital. These alternative strategies may not be feasible at the time or prove adequate and could require the prior consent of our senior secured and unsecured lenders.

Adverse economic conditions may harm our ability to operate in our existing market and to expand our business in other markets.
      Our business is dependent upon the purchase, renovation and resale of properties. Our ability to continue to acquire depressed properties in the markets in which we operate and into which we plan to expand is dependent on the availability of properties, competition for these properties and locating purchasers for properties.
      Currently, our business operations are conducted almost exclusively in Dayton, Ohio, a working middle-class community. There have been approximately 4,000 foreclosures and repossessions of properties by lenders in this area each year over the last four years. We cannot provide any assurance as to the supply of available properties or that we will be able to locate purchasers for such properties. To counter this potential supply risk and to increase diversification, we plan to expand our business by opening new branch offices in Cincinnati, Ohio and Cleveland, Ohio.
      Adverse economic conditions or other factors generally affecting the United States and particularly affecting the areas in which our properties are or will be geographically concentrated might adversely affect the sale of the properties and the performance of purchase contracts. Periods of rising interest rates, reduced economic activity or higher rates of unemployment generally result in a reduction in the rate of sales of properties and higher default rates on purchase contracts. Any limitation or restrictions on the availability of Fannie Mae, Federal Home Loan Mortgage Corporation (FHLMC), Federal Housing Authority (FHA) and Veterans (VA) mortgage financing or reluctance by banks and financial institutions to finance purchases by our purchasers could adversely affect the purchasers’ ability to obtain permanent financing to refinance the purchase contracts. This in turn could delay the conclusion of the sale of the related property and our realization of profits from the sale and could result in a default by the purchaser under the purchase contract if the purchaser cannot obtain such refinancing before the purchase contract matures. The United States as well as Dayton, Ohio are currently experiencing a period of reduced economic activity and higher rates of unemployment. These economic conditions could continue or may reoccur in the future and if they continue or reoccur, may result in severe reductions in our revenues or the cash flows available to us to permit us to remain current on our indebtedness. In addition, these adverse economic conditions could materially and adversely affect our ability to make interest payments on, or repay, the notes. These risks are compounded because we currently operate primarily in one market and do not diversify our property portfolio to include other types of properties. To attempt to lessen the economic risks of operating in one market and diversify our property portfolio, we plan to expand our business by opening new branch offices in Cincinnati, Ohio and Cleveland, Ohio. However, there can be no assurance when or if we will open new branch offices or if our plans will be successful in addressing these risks.
      Other conditions that may adversely affect our business include:

•	weather conditions and natural disasters such as hurricanes, tornadoes, floods, droughts, fires and other casualties;

•	fluctuating prices and supply shortages of lumber and building materials; and

•	labor shortages or unrest among key trades, such as carpenters, roofers, electricians and plumbers.

If purchase contracts are in default, our results of operations and cash flows may be adversely affected due to the expenses and delays of forfeiture.
      Our purchasers tend to be higher credit risk individuals who have little credit history or past credit problems and are unable to obtain traditional mortgage financing. If purchasers default on their purchase contracts, the default could adversely affect our results of operations, financial condition, cash flows and liquidity and consequently our ability to make payments on the notes. In the event of payment default, we may repossess the property securing the purchase contract, rehabilitate the property if needed and resell pursuant to a new purchase contract. This process generates additional costs for us, including a new sales commission and rehabilitation costs, which we may not be able to recover. During this process, we do not receive payments under the applicable purchase contract but must continue making payments under the applicable bank loan or notes. We may not recover amounts owed under the purchase contract including accrued interest. Our past experience with defaults on purchase contracts does not necessarily predict future performance and non-performance of current and future purchase contracts.

Our sales of Class C preferred units may be deemed impermissible loans to officers and directors. If the sales are deemed impermissible, we may be required to unwind the sales.
      In July 2005, we sold Class C preferred units to six VIEs, or the Class C VIEs, wholly-owned and controlled by Mr. Julian, our Chief Executive Officer and director. The sales were to assist the Class C VIEs in repaying the promissory notes issued by the Class C VIEs to their investors by providing a source of income from the distributions payable on the Class C preferred units. To purchase the units, the Class C VIEs entered into promissory notes payable to us, which are guaranteed by Mr. Julian. Mr. Julian has agreed to contribute distributions he receives on his common units to repay the promissory notes. See “Certain Relationships and Related Transactions” for more information. The Sarbanes-Oxley Act of 2002 prohibits public companies from making or arranging personal loans to their executive officers and directors. Although we do not believe this could occur, if the sales of Class C preferred units described above are deemed impermissible loans to Mr. Julian, we will be required to rectify the violation. This could involve unwinding the sales transactions if the Class C VIEs or Mr. Julian are not able to pay cash or find alternative financing for the purchase.

If the Class C VIEs’ creditors do not agree to revise the promissory notes issued to them by the Class C VIEs in connection with the restructuring of the Class C VIEs’ debts, the creditors may attempt to sue us for repayment of the Class C VIEs’ debts.
      In connection with the restructuring of the Class C VIEs’ debts, as described under “Certain Relationships and Related Transactions,” the Class C VIEs are currently renegotiating the promissory notes issued to investors to lower the interest rate and extend the date of maturity. As of March 31, 2006, 73 of the 120 Class C VIE promissory note holders have agreed to amend their promissory notes in this manner. The Class C VIEs are currently negotiating with the other Class C VIE promissory note holders, and we expect many more holders to agree to amend their promissory notes. However, if some of the Class C VIE promissory note holders do not agree to amend their promissory notes and instead sue the Class C VIEs for non-payment, the Class C VIE promissory note holders may attempt to argue that we are responsible for the Class C VIEs’ debts. We disclaim any legal obligation to repay the Class C VIEs’ debts even though we were obligated to consolidate the Class C VIEs’ financial information into our financial statements. We also believe that the facts and law support our position. However, we cannot provide assurance that a Class C VIE promissory note holder will not attempt to sue us for repayment or that we will be successful in such a lawsuit and, even if we were successful, that we will be able to recover legal expenses incurred in defending such a lawsuit.

Repayment of the renegotiated Class C VIE promissory notes depends in part on us making distribution payments to holders of our common units and Class C preferred units.
      According to the plan of restructuring the Class C VIEs’ debts, as described in more detail under “Certain Relationships and Related Transactions,” the Class C VIEs’ ability to pay the principal on the renegotiated Class C VIE promissory notes is indirectly dependent on us making distribution payments to holders of our common units. Mr. Julian, the sole owner of the Class C VIEs whose debt is part of the restructuring plan, has agreed to contribute all the distributions he receives on his common units to these Class C VIEs. The Class C VIEs will then use such funds to repay the promissory notes issued to us in payment of the Class C preferred units. As these promissory notes are repaid, we will redeem an equal amount of Class C preferred units. The proceeds from the redemption of such Class C preferred units will be used by the Class C VIEs to repay an equal amount of the principal of the renegotiated Class C VIE promissory notes. Further, the Class C VIEs’ ability to pay interest on the renegotiated Class C VIE promissory notes is indirectly dependent on us making the quarterly distribution payments of 5% per annum on the Class C preferred units owned by such Class C VIEs. Under the restructuring plan, the Class C VIEs will use the quarterly distribution payments received on the Class C preferred units to pay the interest on the renegotiated VIE promissory notes.
      Based on the risks factors described under this section “Risk Factors,” there can be no assurance that we will be able to generate sufficient cash flow from operations to make the quarterly distributions on the Class C preferred units or to make distributions on the common units in a sufficient amount to permit the Class C VIEs to repay the renegotiated VIE promissory notes in full on or before their maturity date. Further, there can be no assurance that Mr. Julian and the Class C VIEs will apply the proceeds received from distributions on the common units and the Class C preferred units according to the restructuring plan. If either of these situations occur, the Class C VIE promissory note holders may attempt to argue that we are responsible for the Class C VIEs’ debts. We disclaim any legal obligation to repay the Class C VIEs’ debts even though we were obligated to consolidate the Class C VIEs’ financial information into our financial statements. However, we cannot provide assurance that a Class C VIE promissory note holder will not attempt to sue us for repayment or that we will be successful in such a lawsuit and, even if we were successful, that we will be able to recover legal expenses incurred in defending such a lawsuit.

We are dependent on certain service providers to allow payment arrangements outside of their normal terms.
      We are currently in a position where our cash flow is not sufficient to enable us to pay certain of our day-to-day vendors and service providers in accordance with their normal terms. Some of these companies may not be willing to work with us in extending payment terms. When we are able, we make sure that day-to-day operating necessities, such as rent, communications and employee benefits, are paid on a timely basis. Other vendors subject to payment delays include, among others, office supply companies, consultants, contractors and accounting and legal service providers. If any of our vendors initiate legal action against us for non-payment, additional liens may be filed against our assets, including our residential properties, which would rank junior to the notes if such properties presently secure the notes. If such liens are filed against properties not currently used as security for the notes, such properties will not be used to secure the notes. Additional liens against our assets could also adversely affect our financial health and prevent us from fulfilling our obligations under the notes or obtain additional financing.
      We are dependent on our accounting and legal service providers for services in connection with this offering and future reporting requirements with the Securities and Exchange Commission after the registration statement, of which this prospectus is a part, is declared effective. We will rely on the services of such providers in order to file the required reports with the Securities and Exchange Commission. Should our accounting and legal service providers refuse to continue providing us services for non-payment or refuse to provide additional services until we have paid them in full for past services, there is a risk we may not be able to comply with or may be delayed in complying with such reporting requirements. If we are unable to comply with such reporting requirements on a timely basis, we could not continue with the offering until we are in compliance with such reporting requirements.

If current interest rates exceed interest rates on purchase contracts, a source of profit will decrease or be lost.
      After we have rehabilitated a property, we obtain a bank loan equal to 80% of the appraised value of the property. These bank loans generally have variable interest rates that are subject to frequent adjustment to reflect prevailing rates for short-term borrowings. The interest rate on the purchase contract is fixed at a rate generally higher than the current market rate. This provides us with a positive spread over the cost of funds. During the term of the bank loan if such bank loan is not repaid from the proceeds of this offering or before the bank loan is repaid from the proceeds of this offering, if the current market rate increases or exceeds the fixed interest rate on the purchase contract, this source of profit would be decreased and could result in a negative cash flow.

If we cannot obtain sufficient financing to refinance properties prior to sales under purchase contracts, we will not be able to acquire additional properties or to expand our business as quickly as we intend.
      We depend on lines of credit and other short-term loans with financial institutions to finance our initial purchasing of properties and refinancing of properties after rehabilitation has been completed. Our business strategy requires that these lines of credit and short-term loans continue to be available to us so that we may continue to purchase and refinance additional properties and to expand our business. During 2005, we experienced a reduction in available lines of credit which resulted in us acquiring fewer properties than in prior years. This trend will continue in 2006. If we are unable to arrange for such financing and increased financing with financial institutions, our ability to grow our business will be limited.

We depend on Performance Home Buyers, Inc. to lease employees to us and employ key personnel.
      We currently have no employees. Our future operating results depend in significant part upon the continuation of the Agreement for Services between us and Performance Home Buyers, Inc. and the continued service of Messrs. Julian, Porter and Hawkins with Performance Home Buyers, Inc., who have extensive experience and contacts in the real estate industry. Under the terms of the Agreement for Services, Performance Home Buyers, Inc. leases its employees to us and we have control over such leased employees in conducting and managing our business. Performance Home Buyers, Inc. is wholly-owned by Messrs. Porter and Julian, two of our executive officers, directors and common unit holders. If Performance Home Buyers, Inc. terminates the Agreement for Services, our results of operation could be adversely affected if we were unable to directly employ Messrs. Julian, Porter and Hawkins and a sufficient number of qualified employees to handle the necessary tasks without interrupting the business.
      Messrs. Julian, Porter and Hawkins have not entered into employment agreements with Performance Home Buyers, Inc. To protect against such a loss, we have purchased key man life insurance policies for Messrs. Julian and Porter in the amount of $5 million each and for Mr. Hawkins in the amount of $1 million. We have also purchased management liability insurance in the amount of $1 million.
      Our future operating results also depend in part upon Performance Home Buyers, Inc.’s ability to attract and retain qualified management, sales and support employees to lease to us for our operations.

Competition for such personnel is intense. We cannot assure you that Performance Home Buyers, Inc. will be successful in attracting or retaining such personnel. The loss of any key employee, the failure of any key employee to perform in his or her current position or Performance Home Buyers, Inc.’s inability to attract and retain skilled employees as needed to lease to us could materially and adversely affect our results of operations, financial condition and cash flows.

Our industry is highly competitive.
      Competition in the real estate industry is intense. Many of our competitors are established companies that have greater financial and marketing resources and name recognition than we do. Our competitors also include traditional realtors and brokerage firms and new homebuilding companies. To compete we must, among other things, establish and maintain a good business reputation in the community and gain customer acceptance of the services we provide.

We may experience conflicts of interest with Performance Home Buyers, Inc., certain VIEs and our members.
      We have entered into the Agreement for Services with Performance Home Buyers, Inc., whereby we rely on Performance Home Buyers, Inc. to lease a sufficient number of qualified employees to us so that we can conduct and manage our business. Under this agreement, we pay a fee that includes employee wages and benefits, which wages and benefits are determined in the sole discretion of Performance Home Buyers, Inc. Performance Home Buyers, Inc. is wholly-owned by Messrs. Porter and Julian. Therefore, we could experience conflicts of interest with Performance Home Buyers, LLC and specifically Messrs. Porter and Julian should they increase employees’ wages and benefits, including their own, or refuse to lease certain employees to us or if we were required to enforce the agreement.
      From time to time, we have provided administrative and managerial support as well as past financial support in the form of loans and advances to certain VIEs which are owned by our members, officers and directors. Such support has included in the past assistance with the resale of real estate owned by a VIE, performing maintenance and repairs to property owned by a VIE, assistance with restructuring the debt of certain VIEs by the sale of Class C preferred units and the use of our leased employees to perform other administrative duties. Neither these VIEs nor their owners have been charged the costs of providing such administrative, managerial and financial support, and we do not expect to receive reimbursement for such costs. In addition, we declared large cash distributions on the common units over the past few years in order to provide cash for Mr. Julian to repay some of the VIEs debts, although we had no legal obligation to do so and have not directed Mr. Julian to use his distributions in this manner. Further support for any VIE could be a conflict of interest between us and our members, officers and directors who own such VIEs.
      In addition, a conflict of interest could arise if our members make business decisions based on favorable tax treatments they would receive.

We are subject to computer system risks.
      Problems with our in-house loan accounting and collection systems could materially and adversely affect our collections and cash flows and our ability to make payments on the notes. Any significant failures or defects with the in-house system could adversely affect our results of operations, financial conditions and cash flows and our ability to perform our obligations under the notes.

Our management has broad discretion over the use of proceeds from the offering.
      Initially the principal amount of the notes will be secured by cash and, as funds are distributed to us, by first mortgages on specific properties. We will use the proceeds from the offering to pay off the bank loans on the properties used to secure the notes so that the holders of the notes will have a first mortgage on these properties. As accumulated cash makes portfolio acquisition possible, funds not invested in property mortgages will be held in cash. Our management has broad discretion over how to use the remaining proceeds from the offering and may choose not to use the funds to pay down existing debt. It is expected that we will use the remaining proceeds to expand our business and for other general working capital purposes. Because no specific allocation of the remaining proceeds is required in the indenture, our management will have broad discretion in determining how the remaining proceeds of the offering will be used. See “Use of Proceeds.”

Our executive officers and directors have substantial control of us.
      Messrs. Porter, Julian, Hawkins and Fitzgerald, our executive officers and directors, own 100% of our issued and outstanding common units. Common units are the only voting membership units. As a result, they have the ability to control all matters requiring member approval, including, but not limited to, the election and removal of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, they make up the board of directors and have the ability to control matters requiring board approval. Therefore, we do not have any independent members on our board of directors.
      In addition, we entered into the Agreement for Services with Performance Home Buyers, Inc., whereby Performance Home Buyers, Inc. leases employees to us and we have the authority to direct and control such employees. Performance Home Buyers, Inc. is wholly-owned by Messrs. Porter and Julian, two of our executive officers, directors and common unit holders. In addition, Mr. Hawkins, one of our executive officers and directors, is also an executive officer of Performance Home Buyers, Inc. As a result, these persons have substantial control over our management and day-to-day operations. See “Security Ownership” and “Certain Relationships and Related Transactions — Agreement for Services.”
FORWARD-LOOKING STATEMENTS
      This prospectus contains certain statements of a forward-looking nature relating to future events or our future performance. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words “expects,” “believes,” “anticipates,” “estimates,” “intends” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements of our plans, strategies and prospects under the captions “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” and other statements contained elsewhere in this prospectus.
      These forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to update these forward-looking statements publicly for any reason. Actual results could differ materially from those anticipated in these forward-looking statements.
RATIO OF EARNINGS (LOSS) TO FIXED CHARGES

	As of December 31,

	2005		2004

Ratio of earnings (loss) to fixed charges	(2.1	x)	(3.0	x)
Deficiency	$1,461,694		$1,310,561

USE OF PROCEEDS
      If all of the notes are sold with original or aggregate maturities of two years or more, we expect to receive $25,000,000 of gross proceeds from this offering before deducting the selling agent commissions and estimated offering expenses payable by us. However, the exact amount of selling agent commissions and estimated offering expenses may vary depending on how long the notes are offered as well as other factors.
      Depending on the amount of notes sold in this offering, we will use substantially all of the proceeds, after payment of the selling agent commissions and estimated offering expenses, to repay the bank loans on those properties used as security for the notes. We intend to use the remaining proceeds to expand our business and for other general working capital purposes which will include the payment of general and administrative expenses. We do not intend to use the proceeds from this offering to repay the indebtedness of any VIEs, redeem or pay any distributions on any Class C Preferred Units, or pay any distributions to Class A or Class B preferred holders or common members. Our plans for the application of the gross proceeds, assuming the sale of 20%, 50% and 100% of the notes, would be substantially as follows:

	Amount Sold

	$5 Million	$12.5 Million	$25 Million

Repay applicable bank loans in full(1)(2)(5)	$4,444,450	$11,111,125	$22,222,250
Estimated selling agent sales commissions(3)	150,000	375,000	750,000
Estimated offering expenses	220,000	220,000	220,000
Retire 18.35% subordinated debt units	—	230,400	929,000
Purchase and rehabilitate new properties(5)	—	200,000	400,000
General working capital(3)(6)	185,550	363,475	478,750

Total	$5,000,000	$12,500,000	$25,000,000

Approximate number of bank loans repaid in full	75	188	377
Average interest rate of bank loans repaid in full	6.00%	6.00%	6.00%
Average age of bank loans repaid in full(4)	18 months	14 months	12 months
      Although we expect to apply the proceeds to the general categories in the amounts indicated above, we will continue to evaluate the appropriate uses for our cash resources and may change our actual uses and allocations of the proceeds as a result of unforeseen developments.

(1)	We expect that all of the properties used as collateral for the notes are subject to bank loans with existing balances of a maximum of 80% of the appraised value of the properties.

(2)	We expect that repayment of these loans will create additional loan availability from many of the banks for the future purchase and rehabilitation of properties which cannot be directly reflected in this table but which will allow for further expansion of the business.

(3)	This assumes that all notes are issued for at least two years. Our agreement with our selling agent allows for a pro rata reduction in commissions for notes issued for terms less than two years which are not renewed during a two-year period. Any such savings would be used for general working capital.

(4)	Currently, our bank loans remain outstanding for approximately three years from the date of funding. We anticipate that this period will shorten as a result of the issuance of the notes and will accelerate bank financing activity. We anticipate that this will increase the turnover rate as properties are assigned to the security pool for the notes.

(5)	The properties we intend to purchase with the proceeds from this offering, or from bank credit availability resulting from this offering, are those properties made available from time to time which match our property profile as described in more detail under “Description of Business — Acquisition of Properties.” We acquire the properties from several sources including lenders, estates and homeowners.

(6)	Working capital availability covers all expenses incurred to support our day to day operations including, but not limited to, fees paid to Performance Home Buyers, Inc. to cover the costs of leasing employees.
DISTRIBUTION POLICY
      Holders of our limited liability company membership interest units are entitled to receive distributions as declared by our board of directors out of funds legally available for the payment of distributions. The indenture prohibits the declaration and payment of distributions on our units if we are in default under the indenture. The terms of the Class A preferred units, Class B preferred units and Class C preferred units require us to pay distributions on these units as described under “Our Membership Interests” before we can declare and pay distributions on our common units.
      Under our Amended and Restated Operating Agreement, if distributions are declared on the common units, James Deuer, a holder of our Class A preferred units and 18.35% subordinated debt units and a former director of ours, is entitled to receive 4% of the distribution prior to the holders of Common Units receiving the remaining distribution. See “Certain Relationships and Related Transactions” for more information.

CAPITALIZATION
      The following table sets forth our capitalization, as of December 31, 2005, and as adjusted to give effect to the sale of $25,000,000 principal amount of the notes assuming all of the notes are sold with original or aggregate maturities of two years or more. For a description of the application of the net proceeds, see “Use of Proceeds” and “Risk Factors — Risk Factors Relating to Us — Our Management Has Broad Discretion Over The Use of Proceeds From The Offering.”

	As of December 31, 2005

	Actual	As Adjusted

	(Audited)
LIABILITIES
Debt:
Notes, Mortgages and Other Obligations Payable	$23,996,684	$5,987,568
Senior Secured Renewable Notes	—	25,000,000
Other Liabilities	2,336,693	2,336,693

Total Liabilities	26,333,377	33,324,261
Deficit	(8,558,992)	(8,558,992)

Total Capitalization	$17,774,385	$24,765,269

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
      We are a residential real estate re-developer. Our principal activity is the acquisition of distressed, single-family residential properties at a discount from private and institutional sellers. We rehabilitate the properties to FHA standards (meaning, the house will qualify for an FHA loan and will pass an FHA inspection) and generate profits by selling the rehabilitated properties at market value to families and individuals.
      The purchasers are typically persons who cannot obtain conventional mortgage financing. We generally finance the home sales through purchase contracts or lease-to-purchase agreements. Typically, the purchase contracts mature in two years, but we may agree to extend the term an additional year. During the term of the purchase contract, we provide credit advisory services to the purchasers and report their payment histories to credit bureaus to establish a credit history for them. Once a favorable credit history is established, we help the purchasers obtain conventional mortgage financing from unrelated financial institutions. The mortgage proceeds are used to pay off the purchase contract.
      We generate gross profit by selling homes for more than the cost to acquire and repair them and from the positive spread between the interest rates that purchasers pay on their purchase contracts and our cost of capital. We occasionally sell unrestored homes to qualified real estate investors in cash transactions. In these instances, we generate gross profit from the home sale but forego the interest rate spread since we do not finance the purchase through a purchase contract.
      We are headquartered in Dayton, Ohio and we presently operate primarily in the Dayton, Ohio market. Since our inception in 2000, we have acquired, restored and sold hundreds of single family homes.
Critical Accounting Policies
      Principals of Consolidation. The accompanying consolidated financial statements include our accounts and the accounts of the Variable Interest Entities (VIEs) in which we determined that we are the primary beneficiary. All significant intercompany transactions have been eliminated in consolidation.
      Revenue Recognition. We primarily sell residential property pursuant to purchase contracts, requiring a minimal down payment upon execution. The purchaser is generally required to obtain permanent third-party mortgage financing within 24 months. The purchaser does not have sufficient equity at risk and there is uncertainty surrounding the point in time when permanent financing will be obtained. Therefore, we use the deposit method for recognizing revenue from the sale of residential property. Under this method, the purchaser’s initial down payment plus the principal portion of payments made under the terms of the purchase contract are reflected as a liability until third-party mortgage financing is obtained, at which time the earnings process is considered complete. In the event the purchaser is unable to obtain permanent third-party financing or otherwise defaults on the purchase contract, the accumulated deposits are forfeited and recognized as operating income.
      Estimates. The preparation of our consolidated financial statements, in conformity with generally accepted accounting principles in the United States of America, requires us to make estimates and assumptions that effect the amounts reported therein. Actual results could differ from those estimates. Estimates are applied to the useful lives of equipment and furnishings in calculating depreciation expense. Estimates are also applied in establishing allowances for uncollectible notes receivable. We consider the potential exposure in utilizing these estimates to be immaterial.
      Credit Risk. Financial instruments that potentially subject us to credit risk consist principally of cash on deposit in financial institutions in excess of federally insured limits. We have not experienced any losses on such accounts and believe we are not exposed to any significant credit risk. We had $773,062 and $785,669 on deposit in financial institutions in excess of federally insured limits at December 31, 2005 and 2004, respectively.

      Inventories — Residential Property. Property held for sale is recorded at acquisition cost, including settlement charges, plus the cost of any renovations to prepare the property for sale under a purchase contract. The cost of property under a purchase contract also includes interest and any costs incurred to maintain the property during the period from execution of a purchase contract with a purchaser until permanent third-party mortgage financing is obtained and the earnings process completed.
      Rental Property. Rental property is recorded at acquisition cost, including settlement charges, plus the cost of any renovations to prepare the property for its intended use. Straight-line depreciation is provided over the estimated useful life of the property which is generally 27.5 years. Routine repairs and maintenance are expensed when incurred. Depreciation expense on rental property was $92,320 and $76,694 for the years ended December 31, 2005 and 2004, respectively.
      Fair Value of Financial Instruments. The amounts reflected in the consolidated balance sheets for restricted cash approximates fair value due to the short maturities of those instruments. Based on market rates for similar loans, the fair values of notes and obligations payable approximates their carrying amount at December 31, 2005 and 2004, respectively.
      Income Taxes. We and the VIEs are organized as pass-through entities for federal and state income tax purposes. Owners are responsible for reporting in their personal income tax returns their proportionate share of our income or loss, and each of the VIEs, for federal and state tax purposes. Accordingly, no provision for federal or state income taxes is included in the accompanying consolidated financial statements.
      For the income tax purposes of the holders of our common units, the earnings process is completed upon the execution of a purchase contract with a purchaser. This differs significantly from the deposit method used for financial reporting and results in accelerated profit recognition for tax purposes. Therefore, it is our policy to make distributions to owners of our common units in amounts at least sufficient to cover their respective tax liabilities attributable to us.
      Recently Issued Accounting Pronouncements. No recently issued accounting pronouncements have had or are expected to have a material impact on the consolidated financial statements.
VIEs and Prior Financings
      Before founding us, Peter E. Julian and other investors were partners in several real estate ventures. Many of these investments were “housed” in pass-through entities. Over time, a number of these entities were profitable and a number were not. The idea for us and our unique business plan, however, grew out of these experiences and also from a similar investment in J-Port, Inc., a predecessor entity. Generally Accepted Accounting Principles, or GAAP, require consolidation of these entities with our financial results due to our significant involvement with, including direct and indirect financial support of, these entities (referred to as Variable Interest Entities, or VIEs). See “Liquidity and Capital Resources — Liquidity — VIEs.”
      In 2004, we conducted a private placement of 18.35% subordinated debt units solely to residents of Ohio who met the definition of an accredited investor. We sold $1,962,000 worth of securities to three outside investors, two holders of Class A preferred units and one holder of Class B preferred units. In addition, we issued $1,682,000 worth of 18.35% subordinated debt units to three holders of common units in lieu of cash distributions declared but not paid on their common units. The 18.35% subordinated debt units issued to these common members were converted to Class C preferred units in June 2004. See “Liquidity and Capital Resources — Liquidity.”
      In the last quarter of 2005, we sold an additional $761,223 worth of 18.35% subordinated debt units to one holder of Class A preferred units and two holders of Class B preferred units. The funds raised in connection with these additional sales were used for additional bank certificates of deposits and working capital.

Asset Valuation
      Properties are carried at the original cost plus expenses related to the rehabilitation of the properties. The market values of the properties are substantially increased due to (1) our buying the properties at distressed prices and (2) our rehabilitation of the properties.
Operating Results
      We generate cash flow in five ways:

•	We purchase and rehabilitate properties, then re-finance with commercial bank loans in excess of original cost and rehabilitation expenses. This process recycles the original acquisition capital into a new transaction. It also generates cash flow to pay overhead costs.

•	Once a property is sold pursuant to a purchase contract or lease-to-purchase agreement, the purchaser generally pays a down payment or option payment at the beginning of the transaction. This initial payment typically covers our selling costs.

•	The monthly payments received under the purchase contracts and lease-to-purchase agreements are structured to be in excess of the monthly debt service on our bank loans.

•	During the term of the purchase contract or lease-to-purchase agreement, we collect fees for delinquent payments and returned check charges.

•	We earn profits and generate cash flow when the property title is transferred to the purchaser, which occurs when the refinancing of the purchase contract is completed and the purchaser has obtained permanent financing. At that time, we receive the remaining balance of the purchase price of the property.

      We have cash flow requirements to pay a fee to Performance Home Buyers, Inc. for our leased employees; absorb transaction costs; pay for additional rehabilitation or repairs if properties are vacated; provide for payment of interest on any outstanding 18.35% subordinated debt units and other financing; and provide for payment of our distribution obligations on our Class A preferred units, Class B preferred units and Class C preferred units.
Financial Operations Overview

Year Ended December 31, 2005 Compared with Year Ended December 31, 2004.
      Net Sales, Rental Income and Other Operating Income. Net sales, rental income and other operating income for the year ended December 31, 2005 increased $2,369,437, or 41.4%, to $8,089,433 when compared with $5,719,996 in net sales and other income for the year ended December 31, 2004.
      The following table presents the changes in net sales, rental income and other operating income.

				Percentage
	2005	2004	Increase/(Decrease)	Increase/(Decrease)

Net sales of residential property	$7,539,581	$5,076,436	$2,463,145	48.5%
Net sales of rental property	38,549	369,758	(331,209)	(89.6)%
Rental income	299,021	261,235	37,786	14.5%
Other operating income	212,282	12,567	199,715	1,589.2%

	$8,089,433	$5,719,996	$2,369,437	41.4%

      Net sales of residential property increased 48.5% for the year ended December 31, 2005. This is mainly due to the increase in the number of residential properties sold. Property sales increased to 117 during 2005 from 72 properties sold during 2004. This unit increase was offset by an 8.6% drop in the average selling price per property. The average selling price during the year ended December 31, 2005 was

$64,441, a decrease from $70,506 during 2004. This was primarily due to the mix of properties sold and concessions in selling prices made during the year to enable our purchasers to obtain financing when they did not have sufficient funds available to comply with loan to value requirements. While these conditions were not ideal, the impact on our gross profit was approximately 2.8%. See Footnote 3 to second table under Gross Profit below.
      Net sales of rental property accounted for less than .5% of total operating revenues in 2005 and 4.5% of total operating revenues in 2004. Only 1 rental property was sold during 2005 compared with 7 during 2004. The 2004 activity related primarily to the VIEs, which substantially curtailed activity in 2005. We expect rental property sales to increase during the latter part of 2006 and all during 2007 since all of the lease-to-purchase agreements at December 31, 2005 were entered into during that year and it normally take eighteen to twenty-four months for lessees to obtain permanent financing.
      Rental income increased 14.5% for the year ended December 31, 2005 to $299,021. We expect a substantial increase in rental income during 2006 since we will be recognizing a full year of rent income from the lease-to-purchase agreements entered into during 2005.
      Other operating income increased to $212,282 during the year ended December 31, 2005 due primarily to recognition of income resulting from purchase contract defaults.
      No known trends, events, or uncertainties had a material impact on net sales and other income during the year ended December 31, 2005. However, our acquisition pace has slowed significantly due to our inability to obtain bank financing. This will reduce the number of houses available for sale to our purchasers in future years and negatively impact sales of residential property. This negative impact would be lessened, or eliminated, if we are able to shorten the amount of time between acquisition and disposition of properties or if some of our bank commitments were restored.
      Gross Profit: Gross profit for the year ended December 31, 2005 was $1,613,521, an increase of $617,773 or 62.0%, compared with $995,748 for the year ended December 31, 2004. As a percentage of sales, the gross profit margin increased to 19.9% for the year ended December 31, 2005 from 17.4% for the year ended December 31, 2004.
      The following table presents the changes in gross profit by category.

				Percentage
	2005	2004	Increase/(Decrease)	Increase/(Decrease)

Gross profit on sales of residential property	$1,509,086	$873,218	$635,868	72.8%
Gross profit (loss) on sales of rental property	(2,225)	99,594	(101,819)	(102.2)%
Gross profit (loss) on rental operations	(105,622)	10,369	(115,991)	(1,118.6)%
Other operating income	212,282	12,567	199,715	1,589.2%

	$1,613,521	$995,748	$617,773	62.0%

      The increase in profit margin was primarily attributable to the adjustment to Fair Market Value (FMV) of all of the VIE properties as of January 1, 2004, as required by generally acceptable accounting principles. As a result of this adjustment, $1,453,111 of net sales of residential property yielded a gross profit of only 7.0%. Also, during 2004, we took a lower of cost or market write down of certain properties in the amount of $142,422. The negative gross profit on rental operations, attributable to expenses incurred during the entire year, including depreciation, when related properties were only occupied during a portion of the year, had a negative impact on gross profit during 2005 offset, somewhat, by the increase in other operating income.

      The following table summarizes the changes in gross profit percentage for the years ended December 31, 2005 and 2004.

	2005	2004

Gross profit — actual	19.9%	17.4%

Add back or (deduct) the effect of the following factors:
Revaluation of VIE properties(1)	.5%	2.8%
Rental operations(2)	2.2%	0.7%
Increase in other operating income	(2.0)%	—
Lower of cost or market adjustment	—	2.5%
Other changes(3)	2.8%	0.0%

	23.4%	23.4%

(1)	Represents the effect on gross profit after eliminating VIE sales of properties during 2005 and 2004, which were carried at fair value.

(2)	Presents the impact of rental operations, which had a significant negative effect on gross profit during 2005 and 2004.

(3)	Attributable to the mix of properties sold at lower selling prices in order to close sales based upon purchasers’ ability to obtain third-party financing.

      The total number of properties sold in 2005 and 2004 was 118 and 79 respectively. The average selling price of all properties sold during each year was $64,221 and $68,939, respectively.
      We capitalize all costs incurred to acquire the properties which include purchase price and settlement charges involved in the closing. After purchase, interest is capitalized until the property is renovated and available for sale pursuant to a purchase contract. All contractor costs are capitalized including materials, supplies and third party labor costs. There is a cost allocation for our labor added to the property along with real estate taxes and insurance. The carrying amount of each property cost is periodically reviewed to insure that it is valued at the lower of cost or market. Once it is determined that a property will be sold pursuant to a lease-to-purchase agreement or leased under a rental agreement, all future repair costs are expensed along with real estate taxes and insurance on the property, additionally, rental property is then depreciated. Residential property inventory was $12,089,890 and $15,593,074 at December 31, 2005 and 2004, respectively. Rental property inventory was $4,199,039 and $1,772,386 at December 31, 2005 and 2004, respectively.
      Selling, General and Administrative Expenses. Selling, general and administrative expenses during the year ended December 31, 2005 increased $480,580, or 29.2%, from $1,644,379 for the year ended December 31, 2004. As a percentage of revenue, selling general and administrative expense for the year ended December 31, 2005 was 26.3% compared with 28.7% in the prior year.

      The following table presents a summary of items included in selling, general and administrative expenses.

				Percentage
			Increase/	Increase/
	2005	2004	(Decrease)	(Decrease)

Salaries and benefits	$856,691	$751,494	$105,197	14.0%
Legal and accounting	783,813	320,763	463,050	144.4%
Insurance	78,196	91,265	(13,069)	(14.3)%
Depreciation and amortization	68,917	50,072	18,845	37.6%
Advertising	36,183	114,059	(77,876)	(68.3)%
Rent	32,638	29,513	3,125	10.6%
Telephone	32,993	34,208	(1,215)	(3.6)%
Other general and administrative	235,528	253,005	(17,477)	(6.9)%

	$2,124,959	$1,644,379	$480,580	29.2%

      The largest dollar and percentage increase was legal and accounting expense mainly due to costs associated with this registration statement. The increase in salaries and benefits was due to two common members added to the payroll in 2005, offset by decreases in administrative staff. Advertising expense was down as a result of us temporarily discontinuing newspaper and billboard advertising to conserve cash.
      Loss From Operations and Other Income (Expense). The loss from operations was $511,438 during the year ended December 31, 2005 compared with a loss from operations of $648,631 in 2004 for reasons stated above.
      Other income (expense) in the year ended December 31, 2005 was ($904,315) compared with ($614,699) in the prior year. The increase during the year ended December 31, 2005 was principally due to an approximately $640,000 increase in interest expense associated with the high cost, unsecured subordinated debt that was originated in the second half of 2004. The full year effect of this increased cost is reflected in the results for 2005.
      Debt forgiveness income of $518,149 in 2005 was comprised of $328,862 of accrued interest reductions and principal reductions of $189,287. Debt forgiveness income in 2004 was comprised of $10,000 and $85,853 in principal reductions received on an unsecured notes payable — individuals and a mortgage obligation, respectively. No debt forgiveness resulted from transactions with related parties.
Liquidity and Capital Resources

Operations
      Property Transactions. In 2005, we acquired 88 properties of which 12 were investor-type properties which we immediately resold at a profit. We also cashed out of 118 properties (117 under purchase contracts and 1 under a lease-to-purchase agreement) during the course of the year through permanent financing of properties subject to purchase contracts and lease-to-purchase agreements. Our reduced acquisition pace compared with 2004 has been due to reductions in our bank line availability.
      In 2004, we acquired 180 properties from independent third party sellers, of which 20 were investor-type properties which we immediately resold at a profit. We also cashed out of 79 properties (72 under purchase contracts and 7 under lease-to-purchase agreements) during the course of the year through permanent finance of properties subject to purchase contracts and lease-to-purchase agreements. In late 2004, we acquired an additional 47 properties from related parties.

Liquidity
      Currently, we have serious liquidity issues mainly due to our negative equity position and restraints on bank line availability.

      During 2004, we converted a loan to one of our officers in the amount of $803,750, including accrued interest of $18,750, to a distribution. Also, in 2004, we sold $1,962,000 worth of 18.35% subordinated debt units to accredited investors. The proceeds from that offering were used to increase banking relationships and for general working capital. An increase in bank line availability allows us to acquire properties, recapture rehabilitation costs and provide additional working capital. The sale of properties allows us to free up our bank lines for new acquisitions. When the purchase contract or lease-to-purchase agreement is refinanced by permanent financing, the debt is retired and we may re-draw on the bank lines for new acquisitions or refinance activity.
      In 2004, we began to explore and prepare for this note offering. This funding source is attractive because we believe there is a larger market presence associated with the renewable notes and we are faced with lending limits with our banks. In preparing for this offering, we made distributions which were used to retire loans of approximately $800,000, acquired properties from related parties in the approximate amount of $2,100,000, net of liabilities assumed, and issued 18.35% subordinated debt units to common unit holders in the amount of $1,682,000 in lieu of payment of cash distributions based on ownership of common units. These preparatory actions had an adverse impact on our equity section at year-end 2004. During June 2005, the 18.38% subordinated debt units issued to common unit holders were converted to equity in the form of Class C preferred units in the amount of $1,818,685, including accrued interest of $142,355. As a result, these common members have taken a voluntary rate reduction from 18.35% to 5%, which provides us with approximately $215,000 in additional annual cash flow.
      In 2005, we experienced tight credit availability at our lending institutions. Most of our banks were reluctant to extend additional credit and some actually froze our bank lines as a result of the negative impact the consolidation of the VIEs had on our deficit and the going concern qualification included in our audit report. This had a significant negative impact on the number of properties we could acquire for resale in 2005, and this negative impact will continue into 2006.
      The result of our property transactions in 2005 was a net decrease of 30 properties, whereby we acquired 88 properties and sold 118 properties in 2005. This in turn reduced our first mortgage debt, which consists of the bank loans that refinanced our acquisitions and rehabilitations of properties, by approximately $820,000. Of this amount, less than half was made available by the banks for the acquisition of new properties. The tightening of available credit for acquisitions has not materially affected our interest rates, which average 6%. The amount of restricted cash collateralizing these mortgages is approximately the same at the end of 2005, $1,179,597, as it was at the end of 2004, $1,147,963. In spite of the reduction in bank lines, banks that have collateral balances have not been willing to release any portion of these balances. In addition, approximately 61% of the consolidated notes, mortgages and other obligations payable by us are personally guaranteed by certain of our common and subordinated preferred members in both years, approximately $14,600,000 and $16,100,000 at December 31, 2005 and 2004, respectively. Please refer to Note 4 to the Consolidated Financial Statements for a detailed analysis of the components of the consolidated notes, mortgages and other obligations payable.
      We will be dependent on the banking relationships that we still maintain until this note offering delivers significant mortgage debt relief. This will be needed to continue the purchase, rehabilitation and acquisition of properties during 2006 and future years. We presently expect this note offering will also provide an opportunity for us to retire some high cost debt obligations in the third and fourth quarters of 2006.
      Cash distributions of $131,601 and $1,323,244 were declared and paid by us on the common units during 2005 and 2004, respectively. No amounts were distributed directly by us to any VIEs. Capital contributions of $416,271 and $960,418 were made by Mr. Julian in cash to certain VIEs owned by Mr. Julian during 2005 and 2004, respectively. The capital contributions were made to enable the VIEs to make payments on their outstanding debt. Almost all of these capital contributions were made from cash distributions paid by us on the common units held by Mr. Julian.
      During 2004, $880,902 was deemed contributed by our common members to us as a result of the acquisition of the 47 properties from certain VIEs in December 2004. When we acquired the properties,

we purchased the assets of these VIEs and assumed the liabilities on the properties. The VIEs were then dissolved. The liquidation distributions to the owners of such VIEs who were also our common members were credited as capital contributions to us and represented the proportionate share of the common members’ equity interests in those VIEs when they were dissolved. No significant liquidity was provided as a result of these transactions since the liquidation distributions and increases in the common members’ capital accounts were not cash transactions. During 2005, no capital was contributed by any of our common members to us. However, one of our common members loaned us $50,000 in 2005. This loan is subject to an unsecured note due May, 2010 and bears an annual interest rate of 5.0%.
      We have also been dependent on service providers to allow payment arrangements that are outside their normal collection parameters. Accounts payable and accrued liabilities have increased $580,487 as a result of the liquidity problems we experienced during the year. Of this amount, $251,393 was due to service providers who are extending us credit beyond their normal terms and $329,094 was due for interest and other current and past due obligations. These service providers could stop providing services to us and adversely impact individual properties or property liens, in the case of third party contractors.
      We have previously raised additional capital for operations by selling three year 18.35% subordinated debt units. In the fourth quarter of 2005, we sold an additional $761,223 of these units.
      VIEs. In the past, we have generated significant cash flows. A major portion of these amounts have been distributed to Peter E. Julian, largely to satisfy the debt service of the VIEs. This has depleted our cash which should have gone to support growth, and has, in part, created the need for outside investors. This is the reason why the other holders of common units took their proportionate distributions in 18.35% subordinated debt units in late 2004.
      As of December 31, 2004, six VIEs, or the Class C VIEs, owed approximately $3,100,000 to note holders with virtually no assets available to repay the notes. In an attempt to resolve the situation, the Class C VIEs entered into negotiations with their note holders to lower the interest rates of the notes to 5% and extend the maturity dates for an additional five years to 2010. Concurrent with each renegotiated note, we have issued the equivalent amount of Class C preferred units to the Class C VIEs in exchange for notes from each entity bearing interest at 5% and guaranteed by Mr. Julian. In addition, any distributions declared and paid on Mr. Julian’s common units are to be contributed by him to the Class C VIEs as contributed capital. The Class C VIEs will use the contributed capital first to pay interest on the notes payable to us and second for principal reductions of the notes. As the principal amount of the notes are paid down, we will redeem an equal portion of the Class C preferred units. As of March 31, 2006, 73 of the 120 Class C VIE note holders have been renegotiated for a total amount of $2,043,045. Management believes that this solution, while not ideal, provides a potential return to the Class C VIE investors and will eventually lead to a full return of their principal. We were never a party to any loans or guarantees of any Class C VIEs or any other VIEs, nor have we invested in any of the VIEs. We disclaim any liability for any VIE obligation.
      Growth and Challenges. It is our present intent to significantly increase internal cash flow. We believe this can be accomplished through the following steps:

•	Restricting future common unit owner draws

•	Emphasizing lease-to-purchase agreements to minimize taxable income to the members.

•	Retiring our Class A preferred units, Class B preferred units and 18.35% subordinated debt units, all of which are high interest rate obligations

•	Reducing our selling, general and administrative expenses as a percentage of our net sales

      Our registered public accounting firm included an explanatory paragraph in their report on our consolidated financial statements for the last two fiscal years expressing uncertainty as to our ability to continue as a going concern. Our ability to continue as a going concern will depend on management’s ability to accomplish most of the items discussed above and the success of this offering.

      We will continue to face challenges. As we gain access to more capital, it is our intent to shift our focus from high margin properties that we can buy very cheaply to more mainstream properties that will yield faster turnover. Margins may decline, but this approach should generate the same revenue stream over time and enhance liquidity.
      A continuing concern of ours is the willingness of lenders to accept subprime loans for our purchasers. The credit criteria for these loans change on a weekly or monthly basis depending upon the lender’s need for new loans. There are a large number of lenders in this marketplace, and typically in any given market, a number of lenders are actively seeking loans. We utilize knowledgeable outside mortgage brokers on behalf of our customers to provide guidance and seek out the best available funding.
      Since our inception in August 2000, there had been a steady decline in market interest rates until 2003, at which time the Federal Reserve began increasing rates. These rate increases have brought about a slow but steady increase in long term mortgage rates. The subprime loans that most of our customers eventually qualify for are generally not as effected by these rate changes as are prime loans.
      The generally stagnant economic conditions found in our principal market have resulted in job losses and a slow decline in population. This has, in turn, resulted in extraordinarily high rates of loan defaults and repossessions by banks on properties in our market. This has resulted in a strong increase in our negotiating strength with respect to purchase pricing and the discounts that sellers need to take to clear the market. We believe it is, in effect, a “buyer’s market” for sub-median residential real estate.

DESCRIPTION OF BUSINESS
Overview
      We are in the business of acquiring distressed single-family residential properties at below-market value, rehabilitating the properties to Federal Housing Authority (FHA) standards and reselling the properties generally pursuant to land contracts or contracts for deed, or purchase contracts, at purchase prices generally equivalent to the market values as determined by independent appraisers. Our goals include not only reselling the properties we purchase for a profit but also to improve property values in the neighborhoods where our properties are located and to provide a way for persons to purchase property who may not otherwise qualify for normal mortgage financing. The rehabilitations and increased home-ownerships have helped to stabilize neighborhoods and families.
      We acquire a property at a deep discount either with cash or bank financing. The property is then rehabilitated by using internal funds. When the rehabilitation is completed, we refinance the property with a bank loan equal to 80% of the appraised value of the property. The refinancing generates net cash as the acquisition price and rehabilitation costs are less than the principal amount of the bank loan. The bank loan is secured by a first mortgage on the related property. The property is then sold to a third-party purchaser pursuant to a purchase contract. The purchase contract generally matures within a two year period. However, we permit purchasers to renew or extend the term of the purchase contract for an additional year. Approximately half of the purchasers extend their purchase contract for this additional period. After a purchaser continues to make monthly payments under the purchase contract, we assist the purchaser in refinancing the purchase contract by obtaining permanent financing from a bank or financial institution. When the purchase contract is refinanced by the purchaser, we receive the unpaid balance of the purchase price for the property under the purchase contract and pay off the bank loan relating to the property. The remaining proceeds are generally used for our operating expenses. The title to the property is then conveyed to the purchaser.
      In addition, we lease a limited number of properties pursuant to lease-to-purchase agreements. Under the terms of these agreements, a portion of the rental payments received from the tenants will be credited towards the purchase price of the property.
      We earn revenues in the following ways:

•	We acquire a property at a deeply discounted purchase price due to the condition of the property, rehabilitate the property and then resell at a higher price based on the improved value of the property.

•	The interest rate under a purchase contract is generally higher than the current market rate and exceeds the interest rate on the related bank loan, thus providing us with a positive spread over the cost of funds.

•	Rental payments under lease-to-purchase agreements.

•	Periodically, we acquire properties that do not fit our portfolio profile but present us with an opportunity to make a quick profit. This usually involves acquiring a property for cash and reselling it immediately for cash to a purchaser who will rehabilitate the property and retain it as a rental property. Purchasers have included in the past, and may include in the future, related parties. See “Certain Relationships and Related Transactions.”
      Ohio law limits the interest rate that can apply to purchase contracts to no more than the then-current 90 day commercial paper rate plus 8%. However, we generally set the interest rate on a purchase contract below this limit to approximately 1%-3% above the cost of funds. In addition, Ohio law requires that we obtain and maintain certain real estate licenses and qualifications; requires specific environmental and property disclosures in the purchase agreement, including any encumbrances on the property and any pending governmental orders against the property, and the disclosure of all fees and charges separate from the purchase price of the property; requires that Ohio’s mortgage foreclosure laws be complied with regarding a repossession when the purchaser has paid 20% or more of the purchase contract; and requires us to maintain safeguards designed to protect the security and confidentiality of customer information.
      We were organized in Ohio on August 21, 2000. Our principal executive offices are located at 4130 Linden Avenue, Dayton, Ohio 45432. Our telephone number is (937) 298-2274. Our fax number is (937) 781-0840.
Agreement for Services
      Currently, we do not have any employees. Instead, we have entered into the Agreement for Services with our affiliate Performance Home Buyers, Inc., an Ohio corporation, whereby Performance Home Buyers, Inc. leases employees to us and we have direction and control over such leased employees in conducting and managing our business. Performance Home Buyers, Inc. does not provide any management services to us. Under this agreement, Performance Home Buyers, Inc., as the employer, is responsible for the payment of its employees’ wages, payment of payroll taxes, collection of taxes and providing employee benefits and unemployment insurance. In exchange, Performance Home Buyers, Inc. will receive a bi-monthly fee equal to the employee payroll and benefits, all tax liability and operating expenses incurred by Performance Home Buyers, Inc. The agreement is perpetual until terminated by us at any time upon the approval of a majority vote of our common unit holders.
      The Agreement for Services was entered into on March 1, 2006. This agreement replaced the management agreement dated effective January 1, 2003, which was amended and restated effective October 31, 2005. The management agreement was replaced by the Agreement for Services in order to accurately reflect the actual arrangement between the parties.
      Performance Home Buyers, Inc. is wholly owned by Messrs. Porter and Julian, two of our executive officers and directors. In addition, Mr. Julian is the Vice President and Secretary, Mr. Porter is President and Treasurer and Mr. Hawkins is the Chief Operating Officer of Performance Home Buyers, Inc. Neither Performance Home Buyers, Inc. nor its owners and officers will receive any compensation in connection with this offering other than the fee.
Financing
      In the past, we developed a network of small community banks that provided us financing to acquire properties and expand our business. This financing was used to initially purchase the property when cash was not used and to refinance the properties after rehabilitation had been completed.
      We presently have amounts due on lines of credit from financial institutions, including the following: Champaign Bank in Urbana, OH; North Side Bank in Cincinnati, OH; Oak Hill Bank in Cincinnati, OH; Monroe Federal Savings and Loan in Tipp City, OH; Ohio Central Savings in Columbus, OH; and Eaton National Bank in Eaton, OH. These lines of credit allowed us to borrow up to a pre-set limit through notes on specific properties. When we have borrowed up to the limit, we were required to repay the notes or decrease the overall outstanding balance on the line of credit before we were permitted to borrow additional amounts under the line of credit. We presently have limited availability with North Side Bank and Ohio Central Savings.
      We also have relationships with other banks who have provided us short-term bank loans on specific properties, including Advantage Bank located in Columbus, OH.
      We plan on continuing to use such financing when available until purchasers under purchase contracts have demonstrated a steady payment history of at least three months. Our experience has shown that most defaults occur in the first three months of the purchase contract. After a three month payment history, we plan on replacing this bank financing with the senior secured renewable notes.

Acquisition of Properties
      The properties we acquire are typically single-family residential properties with remodeled end values between $60,000 and $90,000. The properties typically range from 800 to 1,200 square feet of living space. Presently, the properties are almost exclusively located in the metropolitan and urban areas of Dayton, OH. When we acquire a property, we obtain comprehensive liability, fire and flood insurance on the property in an amount we believe adequately covers the property. When a purchaser enters into a purchase contract, we continue to maintain insurance on the property and charge the purchaser a monthly fee to cover this expense.
      Occasionally, we acquire properties that do not fit the above portfolio profile but present us with an opportunity to make a quick profit. We usually acquire these properties for cash and resell them quickly for cash to purchasers who will rehabilitate the properties themselves. In the past, these properties have included multi-family rental units, duplexes and other distressed properties purchased at deep discounts.
      In the areas we currently operate, there have been a large number of foreclosures and repossessions of homes by lenders. There have been approximately 4,000 foreclosures per year over the last four years. This results in many properties being made available for our purchase at below-market prices. We also purchase properties from estates and persons in distressed situations where the seller can provide clear title in exchange for cash.
      We monitor trends to determine the market for acquisitions. We obtain information from publications including the Sheriff Sale listings in the counties that we operate and from select industry data publications, including publications by the Mortgage Bankers Association, regarding delinquency and loans in foreclosure. While these national averages are a gauge for possible opportunities for us, this enables us to forecast the growth potential in our market along with our target marketplaces. To date, our growth potential has been limited to internal capital constraints, rather than property availability. Based upon the published data, we believe that the trend of conforming and non-conforming defaults and foreclosures will continue through 2007 at a fairly significant pace. These trends will allow us to capitalize on opportunities for acquisitions.
      We have experienced steady growth in property acquisitions since inception, except for 2005. Acquisitions of target properties numbered 67 in 2001, 78 in 2002, 115 in 2003, 180 in 2004 and 88 in 2005. Even though there are target properties available for acquisition, our acquisition pace in 2005 has been slowed down by difficulty in obtaining the necessary bank financing to grow.
Rehabilitation of Properties
      Our goal is to rehabilitate acquired properties to meet the Federal Housing Authority (FHA) standards. This does not apply to those properties we purchase and immediately resell. The main reason for this goal is to assist purchasers in obtaining FHA loans by qualifying the properties for FHA financing. The FHA inspection covers all aspects of the structure of the home on the property, from the roof to the basement.
      In a typical rehabilitation, we:

•	replace the roof, if necessary;

•	replace the water heater, if necessary;

•	replace the furnace if it is over 10 years old;

•	completely rebuild the kitchen with new cabinetry and new appliances;

•	completely rebuild the bathrooms;

•	upgrade electrical service;

•	upgrade with new electrical outlets, switches and fixtures;

•	upgrade with new windows, siding, doors, gutters and downspouts;

•	repaint the walls and trim; and

•	replace the carpet and other flooring.
      The rehabilitation of a property typically takes about two to three weeks to complete and can cost between $2,000 to $20,000 per property, depending on the condition of the property when purchased. We use internal funds to pay for the rehabilitations.
      We have, through our leased employees from Performance Home Buyers, Inc., two full-time persons who provide general repair work and maintenance and supervise as many as 8 third-party contractors who perform the majority of the rehabilitation work.
      We purchase materials from a number of suppliers who provide us with standard contractor discounts. The generic materials we purchase include cabinets, flooring, electrical fixtures, furnaces, filters, drywall, plumbing materials and fixtures, roofing, gutters and siding.
Resale and Marketing of Properties
      We have, through our leased employees from Performance Home Buyers, Inc., an internal sales staff consisting of two licensed realtors. Sales by our sales staff accounts for the majority of the sales of our properties. On sales made by our sales staff, we pay a flat sales commission of $700 for sales pursuant to a purchase contract and $1,400 for immediate sales of unrehabilitated properties. This is substantially less than the typical 7% sales commission normally charged by realtors in the market in which we operate. Our sales staff works on a shared commission structure. This means that no matter which sales staff member sold a property, each sales staff member shares the sales commission on an equal basis. We believe this creates more of a team effort to sell properties and to work with purchasers.
      We market our properties in various ways including listing the properties in the Sunday real estate sections of local newspapers, direct marketing with flyers hand delivered in neighborhoods, postcard campaigns, visible yard signs and billboards. Potential purchasers are directed to our web-site listings or our toll free number at 1-866-NO-BANKS.
      We also list our properties for sale on the Multiple Listing Service, which is a real estate listing of residential and commercial properties based on the geographic location of the properties. This marketing service exposes the properties to a network of realtors. Approximately 2% of the sales are generated through this listing service. On sales made through outside realtors, we will pay the realtor a reduced commission if the property is purchased pursuant to a purchase contract and a full commission if the property is purchased without a purchase contract. Commissions are approximately 1.5% to 3.0% of the property purchase price.
Purchasers
      Potential purchasers and purchasers of our typical portfolio properties are generally high credit risk individuals and families. They tend to have a low to moderate income and a poor credit history or lack of a credit history that prevents them from qualifying for normal mortgage financing. We provide such purchasers a way to buy property by entering into temporary financing, or purchase contracts, during which the purchasers can establish a positive credit history and repair credit ratings so that they can obtain normal mortgage financing. Credit history is generally improved in approximately one month after a purchaser starts to make payments under a purchase contract, but it is more significantly improved three to four months after a purchaser continuously makes payments on time under a purchase contract.
      Before entering into a purchase contract with a potential purchaser, we review the purchaser’s credit history to determine if the potential purchaser could be qualified in the next 24 months for permanent financing from a bank or financial institution if the potential purchaser made the monthly payments under a purchase contract on a timely basis. If our review demonstrates that the potential purchaser would not be able to qualify within that time period, the potential purchaser is declined. If the review demonstrates that the potential purchaser could qualify, then we assist the potential purchaser in developing a plan that addresses the specific credit challenges the potential purchaser may have. This could include correcting errors on credit reports and identifying the repayment of other debts.
Credit Review Process
      Each potential purchaser or lessor of a property either completes an application with a salesperson or completes an on-line generated application. After we receive an application, we obtain a credit report on the applicant(s) and compare it to listed debts and credit issues. Credit reports are independently verified by the portfolio manager. The next step is to confirm certain facts regarding the applicant(s) such as employment, income and major identified credit issues. At this point, approximately 75% of the applications are not approved for various reasons, including irremediable credit, lack of time on the job or insufficient (or undocumentable) income from employment. Of the 25% that are approved, approximately half of the applicants become purchasers under a purchase contract or a tenant under a lease-to-purchase agreement. The applicants who are approved but do not become purchasers or tenants are retained in an in-house database and are re-solicited from time to time as new properties become available.
      If an application is declined, we send a letter to the applicant identifying the reason(s) for the decline. Declined applications can be contested by the sales manager directly to management if it is felt the credit criteria are too stringent or an exception is being sought. If an application is declined for marginal reasons, information on such declined applicants are retained in an in-house database for future solicitation.
      The portfolio manager has a vested interest in effectively screening for acceptable credit because it is the portfolio manager’s job to eventually assist the applicant in obtaining permanent financing to refinance the purchase contract.
      Applications that are approved by the portfolio manager presently require a second approval from management. The goal is to approve as many applications that meet our criteria, and to be consistent in applying our criteria. While exceptions exist, in general we seek applicants that meet the following criteria:

•	Minimum of twelve months employment,

•	Minimum credit score of 500,

•	Sufficient income to meet all debt service and basic living expenses,

•	No recent eviction or foreclosure,

•	No delinquent federal loans (student loans in particular) and

•	No judgments or liens over $2,000.

      We are willing to consider:

•	Recent bankruptcy,

•	Employment of less than twelve months with mitigating circumstances (in school, etc.),

•	Eviction or foreclosure more than three years ago, with explanation or

•	Judgments in excess of $2,000 with a repayment plan.

      In some cases, we find that the applicant’s credit history is better than expected. In these cases, we permit the applicant to purchase a property pursuant to a purchase contract but immediately assist the purchaser in repairing the purchaser’s credit history so that the purchaser can eventually qualify for permanent financing.

Services
      When a potential purchaser is approved and has selected a property to purchase, we enter into a purchase contract for the purchase of that property. The purchase contract generally matures within a two year period. Our goal is to work with the purchaser to maintain current payment status on the purchase contract and assist in obtaining permanent financing from a bank or financial institution on or before the maturity date of the purchase contract. This process generally occurs over a 20 month period.
      Our internal counseling and credit focus has helped many purchasers obtain permanent financing, including FHA loans. We recommend and assist purchasers with obtaining FHA loans, which allows for a lower down payment of 3% of the purchase price and the financing of the closing costs and fees into the mortgage. During the term of the purchase contract, we provide mortgage counseling and assist the purchaser in qualifying for permanent financing by establishing a credit history through the reporting of payment histories to credit bureaus. Currently, we have been accepted to provide credit reporting to the Trans Union Credit Bureau, and will be accepted to provide credit reporting to the Experian bureau when we have 500 or more accounts to transmit. After we begin reporting on Experian, we plan to apply for approval from Equifax. In addition, we work with purchasers to negotiate and pay other debt that may be required to be paid as a condition for loan approval, such as tax liens and student loans.
      In December 2005, we entered into a preferred vendor agreement with Nations First Mortgage Banc, Inc., an Ohio corporation, whereby we have agreed to refer purchasers first to the mortgage company. If purchasers select the mortgage company to provide permanent financing, the mortgage company has agreed to lower their origination and processing fee to 2.5% of the principal amount of the permanent financing plus $150. Under this agreement, we have agreed to share the employment costs of the portfolio manager who assists in the credit review process. This agreement has a term of one year and automatically renews for an additional period of one year. Either party may terminate this agreement thirty days prior to the automatic renewal date.
Default and Forfeiture Policies
      Purchasers of our properties may default on payments under purchase contracts for a variety of reasons, including the loss of a job, break-up of couples or marriages and illness in the family. If this occurs, our policy is to negotiate a cancellation of the applicable purchase contract rather than pursue a prolonged collection process. If a purchaser delays in canceling the purchase contract, we will then proceed with a legal action to evict. When two payments under the purchase contract are in arrears, we can then start the eviction notice process and can generally obtain possession of the property in approximately 90 days. After we repossess the property, we rehabilitate the property as needed and resell. Although the cost of eviction varies greatly depending on numerous factors, our typical cost to evict include the loss of income of approximately $2,000, legal costs of approximately $1,000 and rehabilitation costs of approximately $3,000.
      Regarding our default rates, our goal is to mirror the results of the Mortgage Bankers Association non-conforming portfolio results, or MBA portfolio. Our default rate was approximately 9.5% in 2005 and 8.2% in 2004.
Lease of Properties
      We lease a limited number of single-family residential properties pursuant to lease-to-purchase agreements. These agreements generally have a term of 12 months. Under the terms of these agreements, generally 8% of the rental payments received by the tenants will be credited towards the purchase price of the property. Upon expiration of the agreement, and if not renewed or the property is not purchased by the tenant, the payments credited towards the purchase price are recognized as income and the property is rehabilitated as needed and then resold under a purchase contract.
      Typically, the tenants who enter into the lease-to-purchase agreements are higher credit risk individuals and families than purchasers who enter into purchase contracts. The lease-to-purchase agreement allows a tenant to improve the tenant’s credit history by making continuous rental payments over the term of the agreement before entering into a purchase contract.
      As of December 31, 2005, we had 60 properties subject to lease-to-purchase agreements. The default rate on lease-to-purchase agreements was approximately 3% as of December 31, 2005. The low default rate for 2005 was due in part to the short period that existing lease-to-purchase agreements have been outstanding. We expect the default rate to eventually increase to levels we currently experience on purchase contracts, which is approximately 8%.
      Over the last few years, we have decreased the number of properties subject to lease-to-purchase agreements. However, we plan to maintain the number of properties in 2006 at approximately 35% of our total property portfolio because of the favorable tax treatment for this type of agreement for the common members. For sales pursuant to a purchase contract, the common members are required to report the full profit of the sale as taxable income when the purchase contract is originated. However, for lease-to-purchase agreements, the property is depreciated until it is sold under a cash transaction or a purchase contract. During the term of the lease-to-purchase agreement, income to the common members is deferred. We do not presently anticipate utilizing properties subject to lease-to-purchase agreements as security for the notes.
      In addition, since the second quarter of 2005, we have leased a limited number of single-family residential properties pursuant to lease rental agreements. Some of these lease agreements are subsidized by housing authorities and are commonly known as “Section 8” housing. We intend to limit the number of properties leased under these arrangements to less than 10% of our total portfolio of properties. As of December 31, 2005, we have 11 properties leased under these arrangements. There have been no defaults in our Section 8 housing program since its inception in 2005. We do not presently anticipate utilizing properties subject to these arrangements as security for the notes.
Growth Strategy
      We currently operate primarily in the Dayton, Ohio area. We plan on expanding our business in the next year by opening new branch offices first in Cincinnati, OH and second in Cleveland, OH. These locations were chosen for three reasons: (1) they offer similar demographics in terms of target properties, incomes, education and employment; (2) they are geographically close enough for us to effectively manage from our headquarters in Dayton, OH; and (3) they are governed by Ohio real estate law, which grants us strong rights as the seller under the purchase contracts, unlike the surrounding states of Michigan, Indiana and Kentucky.
      In the future, we may expand our business to other cities in Ohio as well as in Midwestern cities that experienced significant home building activity during the 1950s and 1960s. These homes are often approximately 1,000 square feet in size and are located in blue collar working class neighborhoods. Properties in such neighborhoods may be able to be acquired in volume and rehabilitated at reasonable costs. In order to expand to such cities, we would need to hire people with experience in buying properties in these markets.
Competition
      Currently, there are three principal direct competitors in the Dayton, Ohio market we serve.

•	Innovative Home Buying Solutions — generally buys 12 to 15 properties per year in many of the same neighborhoods that we purchase properties. This competitor typically improves the properties but maintains the improved properties as rental property.

•	Neighborhood Pride — generally buys 6 to 8 properties per year. This competitor typically improves the properties and resells to buyers who can obtain permanent financing. It does not provide temporary financing through purchase contracts.

•	HomeVestors — is a national franchise, with two locations in the Dayton area. The local franchise generally buys 5 to 10 properties per year in our market. This competitor typically acquires a property and resells it without making improvements. Currently, only one of the franchise locations in the Dayton, Ohio market is active in acquiring and reselling properties.
Intellectual Property, Proprietary Rights and Licenses
      On December 16, 2003, Performance Home Buyers, Inc. was granted by the United States Patent and Trademark Office, or USPTO, a Certificate of Registration for the trademark “Land Contract America®,” and on April 20, 2004, we were granted by the USPTO a Certificate of Registration for the trademark “Performance Home Buyers®.” We have filed an application with the USPTO for trademark protection for “Performance Home Buyers Cash Out in 72 Hours®” and “Performance Homes®”. These applications are currently pending. Performance Home Buyers, Inc. has permitted us to use its trademark, but we have not entered into a formal agreement regarding our use of this trademark.
Employees
      As of April 1, 2006, we had no employees. Performance Home Buyers, Inc. leases its employees to us and we have direction and control over such leased employees in conducting and managing our business. As of April 1, 2006, Performance Home Buyers, Inc. had 13 full-time employees leased to us, consisting of 3 in administration, 3 in real estate sales, 4 in accounting, 1 in mortgage counseling and 2 in rehabilitation (supervising as many as 4 third-party contractors). As of this date, Performance Home Buyers, Inc. did not have any part-time employees. Performance Home Buyers, Inc.’s employees are not subject to any collective bargaining agreement. Performance Home Buyers, Inc. has not experienced any work stoppages and believes its relationships with its employees to be good.
Facilities
      Our principal office is located at 4130 Linden Avenue, Riverside, Ohio 45432 in approximately 2,611 square feet of space. Annual rent is approximately $32,600, payable in monthly installments of $2,719.80. The lease expires in May 28, 2006. We expect to be able to renew the lease when the lease expires, but do not know what, if any, increase in rental payments there will be under the renewed lease. We consider our leased facility to be adequate for the foreseeable future.
Legal Proceedings
      In February 2004, a former employee of Performance Home Buyers, Inc. claimed that we and Performance Home Buyers, Inc. were obligated to pay the employee sales commissions in excess of $100,000. Both we and Performance Home Buyers, Inc. dispute this claim, but in an effort to resolve this issue, we and Performance Home Buyers, Inc. offered a payment of $5,000 in April 2004 to settle all claims of the employee. We have not heard back from the employee since we made the settlement offer. If the former employee should proceed formally with a claim against us, we intend to vigorously defend against these claims.
      One VIE which participated in the restructuring of its debt by purchasing our Class C preferred units, see “Certain Relationships and Related Transactions” for more information, was threatened with legal action by one creditor for failure to repay a promissory note in the principal amount of $50,000 which matured on December 31, 2004. The promissory note accrues interest at an annual rate of 13.35%.
      On March 2, 2006, Mr. Julian, our Chief Executive Officer and Director and an officer of D & J Enterprises, one of the Class C VIEs, attended a hearing held by the Ohio Division of Securities, where information and documents were provided concerning the requests made to certain Class C VIE note holders to amend their notes and the issuance of Class C preferred units to such Class C VIE. Neither we nor such Class C VIE has recorded a liability for potential claims as the exact nature of the complaint is unknown at this time. The notes and accrued interest have been recorded in the consolidated financial statements.

MANAGEMENT
Directors and Executive Officers
      Our directors and executive officers are:

Name	Age	Position

E. Randall Porter	55	President and Director
Peter E. Julian	56	Chief Executive Officer and Director
Wayne B. Hawkins	53	Chief Operating Officer and Director
Mark J. Fitzgerald	52	Director
Lawrence N. Hoffman	58	Chief Financial Officer
      E. Randall Porter has served as our President since our inception in 2000, and was one of our co-founders. He has also served as a director since 2004. He has been employed in the real estate industry as a Licensed Realtor since 1987. In 1992, he began to purchase, rehabilitate and resell houses. Since 1998, he has been a principal in the acquisition, rehabilitation and resale of over 250 single-family homes. Mr. Porter also serves as the President and Treasurer and is the co-owner of Performance Home Buyers, Inc., an affiliate, since 2000 and serves as the President and is the co-owner of J-Port, Inc., a corporation which acquired for resale single family residential real estate, since 1996. He is also an accredited member of the Greater Dayton Real Estate Investors Association and has served on its board of directors from 1994 through 1999. Mr. Porter received a BA degree from Wittenburg University located in Springfield, Ohio and a Masters of Business Administration degree from Wright State University located in Dayton, Ohio.
      Peter E. Julian has served as our Chief Executive Officer since our inception in 2000, and was one of our co-founders. He has also served as a director since 2004. Mr. Julian has over 25 years of experience in the real estate industry, including brokering transactions; purchasing, managing and selling single-family houses, multi-family complexes and commercial real estate; and syndicating real estate. During the past 25 years, he has been purchasing and reselling single-family houses and other real estate assets as a business. Mr. Julian also serves as the Vice President and Secretary and is a co-owner of Performance Home Buyers, Inc., an affiliate, since 2000; serves as the President and is co-owner of L-Port, Inc., a corporation which acquired for resale single family residential real estate, since 1998; serves as Managing Member of Performance Home Buyers IV, LLC, a company which acquired for resale single family residential real estate, since 2001; serves as the President and is the sole owner of Julian Investment Group II, Inc., a corporation which acquired for resale residential and commercial real estate, since 1990; serves as the President and is the sole owner of Horizon Investments, Inc., a corporation which acquired for resale residential real estate, since 1998; serves as the President and is a co-owner of High Yield Income Investments, Inc., a corporation which acquired for resale residential and commercial real estate, since 1991; served as the Vice President of J-Port, Inc., a corporation which acquired for resale single family residential real estate, from 1996 to 2004; served as the President of DTX Investments, Inc., a corporation which acquired for resale residential and commercial real estate, from 1988 to 2004; and served as President of Julian Investment Group, an entity which acquired for resale residential and commercial real estate, since 1982. Mr. Julian received a Bachelor of Science degree in Business Administration from Wright State University located in Dayton, Ohio. On November 7, 2000, the Ohio Division of Securities issued a Cease and Desist Order with respect to Mr. Julian’s participation in the sales of unregistered securities of Horizon Investments, Inc., D&J Enterprises and Julian Investment Group II, Inc. from August 1997 to September 1998 in violation of Ohio’s securities laws. Mr. Julian at the time of the sales served as President or Managing Partner of these entities. Mr. Julian has complied with the Cease and Desist Order.
      Wayne B. Hawkins has served as our Chief Operating Officer since 2002 and as a director since 2004. From 1979 to 1994, Mr. Hawkins was involved in accounting, commercial lending, loan negotiation and real estate evaluation, both residential and commercial, at several financial institutions including National

City Bank, Maryland National Bank and PNC Bank. From 1994 to 2000, Mr. Hawkins served as the Treasurer of Roberds, Inc., a publicly traded retailer of furniture, electronics and appliances. He worked briefly for Fidelity Mortgage Lending in 2001 before becoming a partner of Peak Consulting and Commercial Credit, LLC in 2002, which position he still holds. Mr. Hawkins also serves as the Chief Operating Officer of Performance Home Buyers, Inc., an affiliate, since May 2002. Mr. Hawkins received a BA degree from Principia College located in Elsah, Illinois and a Masters of Business Administration degree from Kent State University located in Kent, Ohio.
      Mark J. Fitzgerald has served as a director since 2004. From 1975 to 1977, he served as an Associate Director, Housing, for the Dayton Urban League, Inc., a non-profit social services agency. From 1977 to 1981, Mr. Fitzgerald served as the Executive Director of XENIA, Inc., a non-profit development corporation created to facilitate residential redevelopment and economic development of Xenia, Ohio. From 1982 to 1983, he served as the Executive Vice President of the Economic and Business Development Corporation of Montgomery County, Maryland, a non-profit certified development company. From 1986 to 1995, he was a Community Economic Development and Real Estate Consultant with LSR Consultants, involved with public administration and city planning. Mr. Fitzgerald has also served in various government positions including the Village Administrator for the Village of Lockland, Ohio from 1984 to 1986; the Township Administrator for Union Township in Clermont, Ohio from 1991 to 1993; City Manager for the City of Loveland, Ohio from 1995 to 2000; and the Services Director for West Chester, Ohio from 2001 to the present. From 2000 to 2001, Mr. Fitzgerald served as an Interim Director for the Center for Local Government, a non-profit organization that provides training and technical assistance to a consortium of local governments. He received a Bachelor of Science degree in Political Science from the University of Utah and a Masters of Public Administration from the University of Dayton.
      Lawrence N. Hoffman has served as our Chief Financial Officer since January 30, 2006. From 1969 to 1978, Mr. Hoffman worked for the international public accounting firms of Ernst & Young and Grant Thornton in New York City. He was responsible for the audits of numerous public and international companies. From 1978 to 1986, Mr. Hoffman served as corporate controller for manufacturing, distribution, and service companies in New York City and Philadelphia, PA. During 1986, he accepted a position with Quad Pharmaceuticals, Inc., a company engaged in the manufacture of generic parenteral pharmaceutical products located in Indianapolis, Indiana. The company subsequently became a subsidiary of Par Pharmaceutical Companies, Inc., formerly known as Pharmaceutical Resources, Inc., (NYSE: PRX). Mr. Hoffman served in various capacities at Quad including Controller, Sr. Vice President — Finance, and ultimately General Manager, in which position he was responsible for the entire operation of the company. From 1993 to 1995, Mr. Hoffman served as the President and co-founder of React, Inc., a consulting firm specializing in Title III of the Americans with Disabilities act of 1990. From 1995 through January 30, 2006, Mr. Hoffman served as the Chief Financial Officer of the Jewish Federation of Greater Dayton, where he was responsible for the financial operations, as well as information technology and building and grounds, of numerous operating divisions including a community center, a sixty-six bed long-term care facility, the annual campaign and a foundation with total assets in excess of $30,000,000. Mr. Hoffman received a Bachelor of Science Degree in Business, with a major in accounting, from Penn State University and is a Certified Public Accountant.
Audit Committee
      Our audit committee meets quarterly and is responsible for reviewing financial statements and ensuring such statements are in compliance with accounting and auditing rules and regulations and recommending improvements in the financial statement presentation. Our audit committee is composed of three members: Messrs. Porter, Julian and Hawkins. Our audit committee members are not independent directors.
Executive Committee
      Our executive committee meets monthly and is responsible for establishing our strategic direction, monitoring our progress toward our goals, evaluating management objectives, evaluating personnel and recommending changes to the board of directors. Our executive committee is composed of three members: Messrs. Porter, Julian and Hawkins.
Board Compensation
      We reimburse our directors for expenses they incur in connection with performing their duties as directors, including reimbursement of accounting, consulting and legal expenses. Other than reimbursement of such expenses, our directors currently do not receive any compensation for their services. In the future, we may grant directors options to purchase common units or pay other compensation to directors.
Director Election
      Our Amended and Restated Operating Agreement provides that James Deuer, a former director of ours and a holder of our Class A preferred units and 18.35% subordinated debt units, has the right to appoint a member of our Board of Directors. This right continues until we have been dissolved. Previously, Mr. Deuer appointed Paul F. Quolke to this position. On January 30, 2006, Mr. Quolke resigned as a director. Mr. Deuer has not yet appointed a new director.
Employment Agreements and Insurance Policies
      Currently, we have not entered into employment agreements with any of our officers and do not plan to in the future. We have purchased key man life insurance policies on Messrs. Julian and Porter with face amounts of $5,000,000 each and on Mr. Hawkins with a face amount of $1,000,000. The policies are in place to fund the cross purchase/redemption agreement between us and the holders of common units and the buy/sell agreement under our Amended and Restated Operating Agreement. In addition, we have purchased a directors’ and officers’ liability insurance policy with an aggregate limit of liability of $1,000,000.
Executive Compensation
      We do not compensate our executive officers for services performed as our executive officers. Instead, as employees of Performance Home Buyers, Inc., our executive officers are compensated by Performance Home Buyers, Inc. Under the Agreement for Services, Performance Home Buyers, Inc. receives a bi-monthly fee equal to the expenses incurred by Performance Home Buyers, Inc. in connection with the employees leased to us, including employee payroll and benefits, all tax liability and operating expenses.
      Performance Home Buyers, Inc. received an aggregate of $873,200 in fees during the year ended December 31, 2005 and $832,066 in fees during the year ended December 31, 2004. The portion of fees that was exclusively for employee payroll and benefits was $816,582 during the year ended December 31, 2005 and $715,065 during the year ended December 31, 2004. All compensation paid or accrued during the years ended December 31, 2004 and 2005, including salary, bonus, long-term compensation and other forms of compensation, to our Chief Executive Officer and to our other executive officers whose aggregate compensation exceeded $100,000, is shown in the table below.
Summary Compensation Table for Performance Home Buyers, Inc.

		Annual Compensation
				All Other
Name and Principal Position(1)	Year	Salary	Bonus	Compensation

Peter E. Julian(2)	2005	$70,833	$—	$12,690(3)
Chief Executive Officer	2004	$—	$—	$12,380(3)
Wayne B. Hawkins(4)	2005	$100,000	$5,400	$13,187(5)
Chief Operating Officer	2004	$100,000	$56,250	$18,189(5)

(1)	Does not include Messrs. Porter and Quolke because their aggregate compensation did not exceed $100,000 during the years ended December 31, 2004 and 2005. Mr. Porter became a salaried employee of Performance Home Buyers, Inc. in May 2005. Mr. Porter’s compensation does not include distributions declared and paid on the common units owned by him. Mr. Quolke resigned as our Chief Financial Officer, Treasurer, Secretary and director on January 30, 2006. Mr. Hoffman was appointed our Chief Financial Officer effective January 30, 2006.

(2)	Mr. Julian became a salaried employee of Performance Home Buyers, Inc. in May 2005. Mr. Julian’s compensation does not include distributions declared and paid on the common units owned by him.

(3)	Consists of $775 (2005) and $615 (2004) in premiums for a long term disability insurance policy; $10,893 (2005) and $10,958 (2004) for costs of health care benefits and $1,022 (2005); and $807 (2004) for personal cell phone usage.

(4)	Compensation does not include distributions declared and paid on the common units owned by Mr. Hawkins.

(5)	Consists of $495 (2005) and $615 (2004) in premiums for a long term disability insurance policy; $11,933 (2005) and $11,998 (2004) for costs of health care benefits and $759 (2005); and $576 (2004) for personal cell phone usage.

      Mr. Quolke served as our Treasurer and Secretary since 2004 and as our Chief Financial Officer and a director since January 2005 until he resigned on January 30, 2006. We agreed to pay Mr. Quolke his regular salary through the end of January 2006 plus a severance payment of $3,000.
No Stock Option Plans or Outstanding Options or Warrants
      We have not adopted any stock option plan. There are no options or warrants outstanding as of the date of this prospectus.
Indemnification and Limitation on Director and Officer Liability
      Section 1705.32(A) of the Ohio Revised Code provides that we may indemnify our current and former officers, directors, members, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that actually and reasonably were incurred by them in connection with an action, suit, or proceeding, other than an action brought by or in the right of the company, in which such persons are parties by reason of the fact that they are or were an officer, director, member, employee or agent of the company if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company and, in connection with any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.
      Section 1705.32(B) provides that the we may indemnify our current and former officers, directors, employees and agents against expenses (including attorneys’ fees) that actually and reasonably were incurred by them in connection with the defense or settlement of an action or suit brought by or in the right of the company in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the company if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company, except that indemnification shall not be made in respect to claims, issues or matters in which persons are adjudged to be liable for negligence or misconduct in the performance of their duty to the company unless the court of common pleas or the court in which the action or suit was brought determines that indemnification is proper.
      Section 1705.32(C) provides further that to the extent that such parties have been successful in the defense of any action, suit or proceeding referred to in Sections 1705.32(A)-(B), the parties shall be indemnified against expenses (including attorney’s fees) that were actually and reasonably incurred by the parties in connection with the action, suit or proceeding.
      Article VIII, Section 8.10 of our Amended and Restated Operating Agreement provides that our directors, officers and members of the Executive Committee and Audit Committee shall be indemnified against any cost, loss or expense suffered as a result of any action, claim or suit brought by or on our behalf if such parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests, unless the parties were adjudged to be liable for negligence or misconduct in the performance of their duties to us. In connection with any other action, claim or suit, the directors, officers and members of the Executive Committee and Audit Committee shall be indemnified if such parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests and, in connection with any criminal action, the parties had no reasonable cause to believe their conduct was unlawful.
      Section 8.10 further provides that our directors, officers and members of the Executive Committee and Audit Committee shall not be liable for any actions taken or failure to act on our behalf within the scope of their authority as directors, officers and members of the Executive Committee and Audit Committee unless such action or omission was performed or omitted with deliberate intent to cause injury to the company or undertaken with reckless disregard for our best interests.
      To the extent there are any inconsistencies between Section 1705.32 of the Ohio Revised Code and the Amended and Restated Operating Agreement, the provisions of the Ohio Revised Code would govern.
      The distribution and management agreement between us and the selling agent provides for reciprocal indemnification between us and the selling agent, including the selling agent’s and our officers, directors and controlling persons, against civil liabilities in connection with this offering, including certain liabilities under the Securities Act of 1933, as amended.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the above provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      Any future transaction with an officer, director or holder of 5% or more of the common units will be on terms no less favorable than could be obtained from an independent third party.
Loans to Mr. Julian and Repayment of the Loans
      On September 30, 2003, we loaned Mr. Julian, our Chief Executive Officer and director, $500,000. This loan was unsecured, was due on September 30, 2008 and accrued interest at a rate of 15% per annum. Interest was payable semi-annually with principal payable on the due date. On December 31, 2003, we loaned Mr. Julian an additional $285,000. This loan had the same terms as described above except that the loan was payable on December 31, 2008. In October 2004, these loans were converted into distributions to Mr. Julian as a holder of our common units, whereby these loans were repaid and are no longer outstanding.
Promissory Notes from Mr. Spruill
      On December 22, 2003, Mr. Russell Spruill, a holder of our Class A preferred units and 18.35% subordinated debt units, loaned us the principal amount of $60,000. The promissory note was unsecured, accrued interest at the rate of $3,000 per month, or 60% per annum, and was due on April 21, 2004. On August 19, 2004, the promissory note was repaid. On January 12, 2005, Mr. Spruill again loaned us the principal amount of $60,000. We issued Mr. Spruill a promissory note to evidence the loan. The promissory note was unsecured, accrued interest at the rate of $3,000 per month, or 60% per annum, and was due on February 12, 2005. We continued to pay interest until the note was renegotiated during September 2005, at which time the annual interest rate was reduced to 18.35% and the note was extended until April 15, 2006.
Conversion of 18.35% Subordinated Debt Units into Class C Preferred Units
      During 2004, Messrs. Porter, Fitzgerald and Hawkins, as holders of our common units, received distributions in the aggregate amount of $1,682,000 and used such distributions to purchase $1,682,000 worth of our 18.35% subordinated debt units. In June 2005, these 18.35% subordinated debt units, and accrued interest, were converted into 1,818,685 Class C preferred units at $1.00 per unit.
Restructuring the Class C VIEs’ Debt and the Sale of Additional Class C Preferred Units
      In July 2005, we sold an aggregate of 1,937,519 Class C preferred units, at $1.00 per unit, to six variable interest entities, or Class C VIEs, that are wholly owned by Mr. Julian, our Chief Executive Officer and director. The Class C preferred units were purchased by the Class C VIEs by the delivery of promissory notes payable to us in the aggregate principal amount of $1,663,645 with accrued but unpaid interest of $273,874. The Class C VIE promissory notes are secured by the Class C preferred units, personally guaranteed by Mr. Julian and accrue interest at the rate of 5% per annum. Interest is payable quarterly and the principal is due on May 30, 2010. Each of these Class C VIEs had previously issued promissory notes to investors. The Class C VIEs have no assets or cash flow and are unable to repay such investor promissory notes, some of which were in default. To resolve this issue, we agreed to sell the Class C VIEs the Class C preferred units, as described above, and the Class C VIEs have re-negotiated the investor promissory notes. The renegotiated investor promissory notes accrue interest at the rate of 5% per annum and are unsecured. Interest is payable quarterly and the principal is due on May 15, 2010. The Class C VIEs will use the distributions on the Class C preferred units to pay the interest on the renegotiated investor promissory notes. Mr. Julian has agreed to contribute the distributions he receives on his common units to the Class C VIEs, which will use such funds to repay the Class C VIE promissory notes issued to us. When we receive payments from the Class C VIEs above their interest payment obligations, we will repurchase Class C preferred units in equal amounts. These proceeds will then be used by the Class C VIEs to repay the renegotiated investor promissory notes.
Agreement for Services
      On March 1, 2006, we entered into the Agreement for Services with Performance Home Buyers, Inc., whereby Performance Home Buyers, Inc. leases employees to us and we have direction and control over such leased employees in conducting and managing our business. This agreement revised and replaced the management agreement with Performance Home Buyers, Inc. dated January 1, 2003, as amended, to reflect the actual arrangement between the parties. The Agreement for Services is perpetual until terminated by us at any time upon the approval of a majority vote of our common unit holders. Under this agreement, Performance Home Buyers, Inc. receives a bi-monthly fee equal to the employee payroll and benefits, all tax liability and operating expenses incurred by Performance Home Buyers, Inc. in connection with the employees leased to us. Performance Home Buyers, Inc. is wholly owned by Messrs. Porter and Julian, two of our executive officers and directors. In addition, Mr. Julian is the Vice President and Secretary, Mr. Porter is President and Treasurer and Mr. Hawkins is the Chief Operating Officer of Performance Home Buyers, Inc.
      Performance Home Buyers, Inc. received an aggregate of $873,200 in fees during the year ended December 31, 2005 and $832,066 in fees during the year ended December 31, 2004.
Real Estate Transactions with VIEs
      In the past we have purchased properties from and resold properties to certain VIEs. We generally have bought or sold properties to such VIEs at a price equal to the lower of the appraised value of the property as determined by an independent appraiser or the unpaid balance of the applicable purchase contract less a reasonable discount. Specifically, since January 1, 2004, we have not sold any properties to any VIEs. In December 2004, we acquired 47 properties from five VIEs. These properties were located in the Dayton, Ohio area and were acquired net of existing debt, which debt we assumed. The aggregate fair value for such properties was $2,376,000.

Rights of Mr. Deuer
      In connection with the purchase of our 18.35% subordinated debt units by Mr. Deuer, a former director of ours and a holder of our Class A preferred units, Mr. Deuer has the right to appoint a member of our Board of Directors. Previously, Mr. Deuer appointed Mr. Quolke to this position. On January 30, 2006, Mr. Quolke resigned as a director. Mr. Deuer has not yet appointed a new director. He is also entitled to receive 4% of the distributions declared on the common units prior to the holders of common units receiving the remaining distributions. In addition, in the event of our liquidation, dissolution or winding up, Mr. Deuer is entitled to receive 4% of the distribution to the holders of common units prior to such holders receiving the remaining distribution. These rights are evidenced in our Amended and Restated Operating Agreement and continue until we have been dissolved. These rights were not given to other purchasers of our 18.35% subordinated debt units.
Guarantees of Bank Debt
      We presently have guidance lines of credit with several banks, which permit us to borrow up to a pre-set limits. The banks are: Champaign Bank, Urbana, OH; North Side Bank, Cincinnati, OH; Oak Hill Bank, Cincinnati, OH; Monroe Federal Savings and Loan, Tipp City, OH; and Eaton National Bank, Eaton, OH. These lines of credit are personally guaranteed by Messrs. Julian, Porter, Fitzgerald and Hawkins, who are our officers, directors and common members. These lines are further personally guaranteed by Messrs. Huntingdon and Dillaplain, holders of our Class B preferred units, as a condition of their purchase of our Class B preferred units. In addition, we have a relationship with Advantage Bank, Columbus, OH who provides us with term bank loans. These term bank loans are personally guaranteed by the same persons described above. As of December 31, 2005, the aggregate amount of these term bank loans is approximately $14,600,000.
Common Ownership of the VIEs
      The VIEs are owned by our officers, directors and members as indicated below:

•	Julian Investment Group II, Inc. (a Class C VIE) is wholly-owned by Mr. Julian, our Chief Executive Officer and Director and a holder of our common units

•	PEJ Investments, Inc. (a Class C VIE) is wholly-owned by Mr. Julian

•	PJL Investments, Inc. (a Class C VIE) is wholly-owned by Mr. Julian

•	Performance Home Buyers IV, LLC (a Class C VIE) is wholly-owned by Mr. Julian

•	Horizon Investments, Inc. (a Class C VIE) is wholly-owned by Mr. Julian

•	D & J Enterprises (a Class C VIE) is 87.5% owned by Mr. Julian and 12.5% owned by one of the holders of our Class B preferred units

•	L-Port, Inc. (which currently owns 5 properties) is 25% owned by Mr. Julian; 25% owned by Mr. Porter, our President and Director and a holder of our common units and 18.35% subordinated debt; and 50% owned by one of our holders of Class A preferred units

•	Performance Home Buyers Financial, LLC (which currently owns four houses) is wholly-owned by one of the holders of our Class B preferred units

•	Performance Home Buyers II, LLC (which currently owns seven houses) is wholly-owned by one of the holders of our Class B preferred units

•	Performance Home Buyers III, Inc. (which currently owns three houses) is wholly-owned by one of the holders of our Class B preferred units and 18.35% subordinated debt units

•	DTX Investments, Inc. (which sold its operating assets to FJL Real Estate Holdings, LLC in 2004) is 25% owned by Mr. Julian; 12.5% owned by Mr. Fitzgerald, our director and holder of common units, Class A preferred units and 18.35% subordinated debt; and 12.5% owned by one of our holders of Class A preferred units

•	FJL Real Estate Holdings, LLC is 33.33% owned by Mr. Fitzgerald and 66.66% owned by one of our holders of Class A preferred units. Previously, Mr. Julian owned 33.33% of this VIE until he transferred his ownership to one of our holders of Class A preferred units

      The following entities were no longer considered VIEs after December 31, 2004, when they sold their assets consisting of 47 properties to us, and their financial information is not consolidated after this date. These entities were subsequently dissolved.

•	Fitz-Port Limited was equally owned by Messrs. Julian, Porter and Fitzgerald

•	JPW Real Estate Holdings, LLC was 45% owned by Mr. Julian and 45% owned by Mr. Porter

•	J-Port, Inc. was 47.5% owned by Mr. Julian, 47.5% owned by Mr. Porter and 5% owned by Mr. Fitzgerald

•	High Yield Income Investments, Inc. was 45% owned by Mr. Julian

•	Julian & Fitzgerald Properties was equally owned by Messrs. Julian and Fitzgerald

SECURITY OWNERSHIP
      The following table sets forth the number of our common units of voting membership interest beneficially owned by each director and executive officer and by all directors and executive officers as a group, and the beneficial owners of 5% or more of our outstanding common units as of January 15, 2006. Unless otherwise noted, each of the following persons has sole voting and investment power with respect to the common units set forth opposite their respective names.

	Number of
	Common Units
	Beneficially	Percent
Name and Address of Beneficial Owner(1)	Owned(2)	of Class

E. Randall Porter(3)	497.50	49.75%
Peter E. Julian	300.00	30.00%
Wayne B. Hawkins(4)	137.50	13.75%
Mark J. Fitzgerald(5)	65.00	6.50%
Lawrence N. Hoffman	—	0.00%
All Executive Officers and Directors as a Group (five individuals)	1,000	100.00%

(1)	The address for the directors and executive officers is 4130 Linden Avenue, Dayton, Ohio 45432.

(2)	Based on 1,000 outstanding common units. There are no options or warrants to purchase common units issued or reserved for issuance.

(3)	Does not include 1,519,004 Class C preferred units of non-voting membership interests, which were purchased through conversion of $1,402,000 worth of 18.35% subordinated debt units.

(4)	Does not include: (i) 5 Class A preferred units of non-voting membership interests or (ii) 67,174 Class C preferred units of non-voting membership interests, which were purchased through conversion of $62,000 worth of 18.35% subordinated debt units.

(5)	Does not include: (i) 5 Class A preferred units of non-voting membership interests or (ii) 234,007 Class C preferred units of non-voting membership interests, which were purchased through conversion of $218,000 worth of 18.35% subordinated debt units.

OUR MEMBERSHIP INTERESTS
      Our Amended and Restated Operating Agreement authorizes us to issue common units of voting membership interests, Class A preferred units of non-voting membership interests, Class B preferred units of non-voting membership interests and Class C preferred units of non-voting membership interests. Currently, there are no options or warrants issued or reserved for issuance.
      All of the outstanding units are fully paid and non-assessable. Holders of units are not liable for further calls or assessments.
      There is no market for any of our units, and we do not expect a market will develop in the foreseeable future, or ever.
      Profits and losses will be allocated in accordance with the Amended and Restated Operating Agreement. In general, the Amended and Restated Operating Agreement provides that profits will be allocated: (1) first to the Class A preferred unit holders in an amount equal to their annual distribution preference received during the year, (2) second to the Class B preferred unit holders in an amount equal to their annual distribution preference received during the year, (3) third to the Class C preferred unit holders in an amount equal to their annual distribution preference received during the year and (4) fourth to common unit holders in proportion to their respective membership interests. Losses will be allocated: (1) first to the Class A preferred unit holders to the extent the holders have been allocated profits in prior years which have not previously been offset by allocations of losses, (2) second to the Class B preferred unit holders to the extent the holders have been allocated profits in prior years which have not previously been offset by allocations of losses, (3) third to the Class C preferred unit holders to the extent the holders have been allocated profits in prior years which have not previously been offset by allocations of losses and (4) fourth to the common unit holders in proportion to their respective common membership interests.
Common Units
      Currently, there are 1,000 common units of membership interest outstanding and 4 beneficial holders of record of the common units.
      Common units are our only security with voting rights. Holders of common units are entitled to one vote per common unit in all matters to be voted upon by the common members. There is no cumulative voting for the election of directors, which means that the holders of common units entitled to exercise more than 50% of the voting rights in the election of directors are able to elect all of the directors. Holders of common units do not have preemptive rights to subscribe for and to purchase additional common units or other obligations convertible into common units which we may issue in the future.
      Holders of common units are entitled to receive such distributions as are declared by our Board of Directors out of funds legally available for the payment of distributions. Common units are subordinate to the Class A preferred units, Class B preferred units and Class C preferred units with respect to distributions of cash and property. In addition, if distributions are declared on the common units, Mr. Deuer is entitled to receive 4% of the distribution prior to the holders of common units receiving the remaining distribution. Distributions were declared on the common units in the amounts of $131,601 in 2005 and $4,036,629 in 2004. Any future determination as to declaration and payment of distributions will be made at the discretion of the Board of Directors. See “Distribution Policy.”
      In the event of our liquidation, dissolution or winding up, the holders of common units will be entitled to receive a pro rata share of our net assets remaining after payment or provision for payment of our debts and other liabilities, including the liquidation preferences of the Class A preferred units, Class B preferred units and Class C preferred units. In addition, if any net assets remain for distribution to the holders of common units, Mr. Deuer is entitled to receive 4% of the distribution prior to the holders of common units receiving the remaining distribution.

Class A Preferred Units
      Currently, there are 200 Class A preferred units of membership interest outstanding and 16 beneficial holders of record of the Class A preferred units. Holders of Class A preferred units do not have voting rights or a right to participate in our management.
      Holders of Class A preferred units are entitled to receive an annual distribution preference equal to 20% of the dollar amount paid by the holder for the unredeemed units, payable quarterly. This distribution preference must be paid before any distribution can be declared or paid to the holders of Class B preferred units, Class C preferred units and common units. The distribution preference accrues even though a distribution is not declared and is cumulative. If the distribution preference is not paid in full in any year, the amount of the deficiency must be paid in full before any distributions to the Class B preferred units, Class C preferred units and common units can be made or any redemption of the Class A preferred units, Class B preferred units or Class C preferred units can occur. The distributions on the Class A preferred units equaled $197,481 in 2005 and $173,592 in 2004, of which $66,667 has not been paid as of December 31, 2005.
      In the event of our liquidation, dissolution or winding up, the holders of Class A preferred units will receive a liquidation preference over the Class B preferred units, Class C preferred units and common units equal to the dollar amounts paid by the holders for the unredeemed Class A preferred units plus any unpaid and accumulated distributions on the Class A preferred units.
      We may redeem the Class A preferred units at any time by paying each holder of the units the dollar amount paid by the holder for the redeemed units plus any unpaid and accumulated distributions on the redeemed units. Currently, the principal amount required to redeem all the Class A preferred units is $1,000,000.
Class B Preferred Units
      Currently, there are 200 Class B preferred units of membership interest outstanding and 2 beneficial holders of record of the Class B preferred units. Holders of Class B preferred units do not have voting rights or a right to participate in our management.
      Holders of Class B preferred units are entitled to receive an annual distribution preference equal to the subordinated preferred rate multiplied by the unredeemed balance of the dollar amount paid by the holder for the units, payable quarterly. The subordinated preferred rate was 90% per annum in 2003 and is 36% per annum thereafter. This distribution preference must be paid before any distribution can be declared or paid to the holders of Class C preferred units and common units, but is subordinate to the distribution preference of the Class A preferred units. The distribution preference accrues even though a distribution is not declared and is cumulative, so that if the distribution preference is not paid in full in any year, the amount of the deficiency must be paid in full before any distributions to the Class C preferred units and common units can be made or any redemption of the Class A preferred units, Class B preferred units and Class C preferred units can occur. The distributions on the Class B preferred units equaled $144,000 in 2005 and $144,000 in 2004, of which $60,000 has not been paid as of December 31, 2005.
      In the event of our liquidation, dissolution or winding up, the holders of Class B preferred units will receive a liquidation preference over the Class C preferred units and common units equal to the unredeemed balance of the dollar amounts paid by the holders for the Class B preferred units plus any unpaid and accumulated distributions on the Class B preferred units. The liquidation preference of the Class B preferred units is subordinate to the liquidation preference of the Class A preferred units.
      We may redeem the Class B preferred units at any time by paying each holder of the units the balance of the dollar amount paid by the holder for the redeemed units plus any unpaid and accumulated distributions on the Class B preferred units. We are required to redeem the Class B preferred units in full on or before December 31, 2006. Currently, the principal amount required to redeem all the Class B preferred units is $400,000.

Class C Preferred Units
      Currently, there are 3,757,704 Class C preferred units of membership interest outstanding and 9 beneficial holders of record of the Class C preferred units. Holders of Class C preferred units do not have voting rights or a right to participate in our management.
      Holders of Class C preferred units are entitled to receive an annual distribution preference equal to 5% of the dollar amount paid by the holder for the unredeemed units, payable quarterly. This distribution preference must be paid before any distribution can be declared or paid to the holders of common units, but is subordinate to the distribution preference of the Class A preferred units and Class B preferred units. The distribution preference accrues even though a distribution is not declared and is cumulative, so that if the distribution preference is not paid in full in any year, the amount of the deficiency must be paid in full before any distributions to common units can be made or any redemption of the Class A preferred units, Class B preferred units and Class C preferred units can occur. The Class C preferred units were issued during 2005. The distributions made on the Class C preferred units equaled $54,747 in 2005. These distributions were made only to the Class C VIEs. During 2005, no amounts were paid or accrued to holders of the Class C preferred units who also hold our common units. No amounts were accrued to the Class C VIEs at December 31, 2005 as such amounts are offsettable against the related interest receivable from the Class C VIEs at that date.
      In the event of our liquidation, dissolution or winding up, the holders of Class C preferred units will receive a liquidation preference over the common units equal to the dollar amounts paid by the holders for the unredeemed Class C preferred units plus any unpaid and accumulated distributions on the Class C preferred units. The liquidation preference of the Class C preferred units is subordinate to the liquidation preference of the Class A preferred units and Class B preferred units.
      We may redeem the Class C preferred units at any time by paying each holder of the units the dollar amount paid by the holder for the redeemed units plus any unpaid and accumulated distributions on the Class C preferred units. Currently, the principal amount required to redeem all the Class C preferred units is $3,756,204, of which $1,937,519 is offsettable against related notes receivable used to purchase a portion of the Class C preferred units.
Cross Purchase/ Redemption Agreement
      All the holders of common units have entered into a cross purchase/redemption agreement, which restricts the transfer of the common units. Under this agreement, a holder of common units may not sell, assign or transfer the units without the prior written consent of us and the other holders of common units. Upon the death of a holder or the termination of a holder’s employment with us, we have the first right to purchase that holder’s common units and the remaining holders have the second right to purchase the remainder of that holder’s common units. If not all the common units are purchased, the remaining common units would no longer be subject to the transfer restrictions of the agreement.
Buy-Sell Agreement
      Our Amended and Restated Operating Agreement contains a buy-sell agreement section, which restricts the transfer, pledge, encumbrance or other disposition of units of membership interest. These restrictions do not apply if a holder desires to transfer units of membership interest in blocks of 5 units or more by gift or bequest for no consideration. If a holder desires to transfer units, we have the first right to purchase that holder’s units on the same terms of the proposed transfer. If we do not purchase the units, the holder may transfer the units on the same terms in blocks of 5 units or more to any person who is not under the age of 18 years and has not been previously declared insane, incompetent or bankrupt.
      If a transfer results in 50% or more of the total interest of our capital and profits being transferred within a 12 month period, we are permitted to defer the effectiveness of the transfer in order to avoid our termination as an entity for federal income tax purposes.

18.35% Subordinated Debt Units
      We are currently offering up to $5,000,000 worth of 18.35% subordinated debt units. We intend to terminate this offering shortly after the effectiveness of the registration statement of which this Prospectus is a part. Each 18.35% subordinated debt unit consists of an unsecured promissory note in the principal amount of $1,000 per unit. As of December 31, 2005, we have sold $2,421,492 worth of 18.35% subordinated debt units, excluding the 18.35% subordinated debt units converted by Msrss. Porter, Fitzgerald and Hawkins in June 2005. See “Certain Relationships and Related Transactions — Conversion of 18.35% Subordinated Debt Units into Class C Preferred Units.”
      The 18.35% subordinated debt units accrue interest at an annual interest rate of 18.35%. Interest payments will be made on a quarterly basis out of available cash. Accrued interest payments must be paid in full before any distribution to the holders of Class A preferred units, Class B preferred units, Class C preferred units and common units can be declared or paid or redemption of the 18.35% subordinated debt units, Class A preferred units, Class B preferred units, Class C preferred units and common units can occur. The accrued interest on the 18.35% subordinated debt units equaled $168,241 in 2005 and $62,020 in 2004, of which $168,241 has not been paid.
      The principal amount of the 18.35% subordinated debt units will be payable in full on or before the maturity date. The maturity date will be the earlier of the date 36 months from the date of issue or December 31, 2007. We may prepay the 18.35% subordinated debt units at any time and from time to time in our sole discretion upon a 30 day written notice to holders.
      We are restricted from making any payments of interest or principal on the 18.35% subordinated debt units during any continuance of any default in the payment of any principal or interest on any senior debt.
      In the event of our liquidation, dissolution or winding up, the holders of the 18.35% subordinated debt units will be entitled to receive principal and any accrued but unpaid interest on the 18.35% subordinated debt units before any payments can be made to the holders of Class A preferred units, Class B preferred units, Class C preferred units and common units. However, the 18.35% subordinated debt units are subordinate in right of payment to senior debt including the notes and bank loans on properties not used as security for the notes.
      Holders of 18.35% subordinated debt units are not members and do not have voting rights or a right to participate in our management.
DESCRIPTION OF THE NOTES
      General. The notes we are offering in this prospectus will represent our senior, secured debt obligations. We will issue the notes under an indenture dated                     , between us and the Herring Bank, as trustee. The terms and conditions of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The following is a summary of the material terms of the notes and material provisions of the indenture. For a complete understanding of the notes, you should review the definitive terms and conditions contained in the indenture, which include definitions of certain terms used below. A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part and is available from us at no charge upon request.
      The notes will rank equal in right of payment to bank loans on those properties not used as security for the notes, as described in this prospectus, whether outstanding on the date of the indenture or incurred following the date of the indenture. The notes will rank senior in right of payment to all other subordinated and unsecured debt, whether outstanding on the date of the indenture or incurred following the date of the indenture, as well as to our obligations to pay distributions on our Class A preferred units, Class B preferred units, Class C preferred units and common units. Subject to limited restrictions contained in the indenture discussed below, there is no limit under the indenture on the amount of additional debt we may incur. See “— Rank” below.

      The notes will be secured initially by cash and, when funds are disbursed to us, by first mortgages on selected properties aggregately valued at a minimum of 100% of the aggregate outstanding principal amount of the notes. For the purpose of determining the collateral value, each property is valued at 90% of the lesser of the outstanding balance on the purchase contract or the most recent appraised value of the related property. If we default on the notes, the trustee also has the right to directly receive payments under the related purchase contracts pursuant to an assignment of this right to the trustee or cash if the notes are secured by cash at such time. See “— Security” below. We are not required to establish or maintain a sinking fund to provide for payments on the notes. See “— No Sinking Fund” below. The notes are not bank certificates of deposit and are not insured by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other agency or company.
      You may select the amount (subject to a minimum denomination requirement of $1,000) and term (ranging from 3 months to 3 years) of the notes you would like to purchase when you subscribe. However, depending upon our capital requirements, we may not always offer notes with the requested terms. See “— Denomination” and “— Term” below.
      We will establish the interest rates of the notes at the time of subscription. The interest rate will be fixed for the term of your note. Currently available interest rates will be set forth in interest rate supplements to this prospectus. Interest rates will vary based on the term to maturity of the notes purchased by you and the total principal amount of all notes owned by you and your immediate family. We may change the interest rates at which we are offering new or renewed notes based on market conditions, the demand for notes and other factors. See “— Interest Rate” below.
      Upon acceptance of your subscription agreement to purchase notes, our servicing agent will create an account in a book-entry registration and transfer system for you and credit the principal amount of your subscription to your account. Our servicing agent will send you a purchase confirmation that will indicate our acceptance of your subscription agreement. You will have five business days from the postmark date of the purchase confirmation that evidences the valid issuance of the notes to rescind your subscription agreement. If your subscription agreement is rejected by us or our servicing agent, or if you rescind your subscription during the five-day rescission period, all funds deposited will be promptly returned to you without any interest. See “— Book-Entry Registration and Transfer” and “— Rescission Right” below. Investors whose subscription agreements for notes have been accepted and anyone who subsequently acquires notes in a qualified transfer are referred to as holders or registered holders in this prospectus and in the indenture.
      We may modify or supplement the terms of the notes described in this prospectus from time to time in a supplement to the indenture and a supplement to this prospectus. Except as set forth under “— Amendment, Supplement And Waiver” below, any modification or amendment will not affect notes outstanding at the time of such modification or amendment.
      The indenture and the notes will be governed by the internal laws of the State of Minnesota without regard to any conflict of laws provisions.
      Denomination. To purchase any type of note offered, you must purchase the note in a minimum principal amount of $1,000 or any amount in excess of $1000, including odd amounts. You may not cumulate purchases of multiple notes with principal amounts less than $1,000 to satisfy the minimum denomination requirement. You will determine the original principal amount of each note you purchase when you subscribe.
      Term. We may offer notes with terms ranging from three months to three years as follows:

•	three months

•	six months

•	one year

•	two years

•	three years

      You will select the term of each note you purchase when you subscribe. You may purchase multiple notes with different terms by filling in investment amounts for more than one term on your subscription agreement. However, we may not always sell notes with all of the above terms.
      Interest Rate. The interest rates we offer to pay on the notes at any particular time will vary based upon market conditions, and will be determined by the length of the term of the notes, the total principal amount of all notes owned by you and your immediate family, our capital requirements and other factors described below. The interest rate on a particular note will be determined at the time of subscription or renewal, and will remain fixed for the original or renewal term of the note. We will establish and may change from time to time the interest rates payable on notes of various terms and at various investment levels in as interest rate supplement to this prospectus.
      The notes will earn incrementally higher interest rates when, at the time they are purchased or renewed, the aggregate principal amount of the note portfolios of the holder and the holder’s immediate family is at least $25,000, $50,000, $75,000 or $100,000. The interest rates payable at each level of investment will be set forth in an interest rate supplement to this prospectus. Immediate family members include parents, children, siblings, grandparents and grandchildren. Members of sibling families are also considered immediate family members if the holder’s sibling is also a note holder. An investor must identify his or her immediate family members in the subscription agreement in order to use their note portfolios in determining the interest rate for such investor’s notes.
      Interest rates we offer on the notes may vary from time to time based on numerous factors in addition to length of the term and aggregate principal amount. These factors may include, but are not limited to:

•	the desire to attract new investors;

•	whether the notes exceed certain principal amounts;

•	whether the notes are being renewed by existing holders; and

•	whether the notes are beneficially owned by persons residing in particular geographic localities.
      Computation of Interest. We will compute interest on notes on the basis of a calendar year consisting of 365 days. Interest will compound daily and accrue from the date of purchase. The date of purchase will be the day we receive and accept the subscription agreement and funds if the funds are received prior to 12:01 p.m. central time on a business day, or the next business day if the funds are received on a non-business day or at or after 12:01 p.m. central time on a business day. Our business days are Monday through Friday, except for legal holidays in the States of Minnesota and Ohio.
      Interest Payment Dates. Holders of notes may elect at the time a subscription agreement is completed to have interest paid either monthly, quarterly, semiannually, annually or at maturity. If you choose to have interest paid monthly, you may elect the day of the month on which interest will be paid, subject to our approval. For all other payment periods, interest will be paid on the same day of the month as the purchase date of your note. If you elect to have interest paid monthly and the day of the month on which interest is to be paid is within five business days of the purchase date of your note, the first interest payment will be paid the following month and will include all of the interest earned since the purchase date of your note. You will not earn interest on any rescinded note. See “— Rescission Right” below for additional information on your right to rescind your investment.
      Either the interest payment date, if interest is paid monthly, or the payment period for each note may be changed only once during the term of the note by the holder, subject to our approval. Requests to change the election must be made in writing to our servicing agent and will be effective no later than the first business day following the 45th day after the election change request is received. No specific change in election form is required and there is no charge to change the election once during the term of a note.

Any interest not paid on an interest payment date due to the election change request will be paid at maturity.
      Place and Method of Payment. We will pay principal and interest on the notes through our paying agent by electronic funds transfer to a depository account you specify in your subscription agreement. We will not accept subscription agreements from investors who are unwilling to receive their interest and principal payments via direct deposit. If the foregoing payment method is not available, principal and interest on the notes will be payable at our principal executive office or at such other place as we may designate for payment purposes.
      Servicing Agent. We have engaged Sumner Harrington Ltd., the investment banking firm that is helping us sell the notes, to act as our servicing agent for the notes. Sumner Harrington Ltd.’s responsibilities as servicing agent will involve the performance of certain administrative and customer service functions for the notes that we are responsible for performing as the issuer of the notes. For example, as our servicing agent, Sumner Harrington Ltd. will serve as our registrar and transfer agent and will manage all aspects of the customer service function for the notes, including handling all phone inquiries, mailing investment kits, meeting with investors, processing subscription agreements, issuing quarterly investor statements and redeeming and repurchasing notes. In addition, as servicing agent, Sumner Harrington Ltd. will provide us with monthly reports and analysis regarding the status of the notes, the marketing efforts and the amount of notes that remain available for purchase and also will have the ability to exercise certain limited discretion with respect to waiving early repurchase penalties, changing interest payment dates and rejecting subscription agreements. Other duties of Sumner Harrington Ltd. as our servicing agent under the distribution and management agreement are described throughout this section and under “Plan of Distribution.”
      As compensation for its services as servicing agent, we will pay Sumner Harrington Ltd. an annual portfolio management fee equal to 0.25% of the weighted average daily principal balance of the notes outstanding, subject to certain maximum payment provisions described under “Plan of Distribution,” so long as Sumner Harrington Ltd. is engaged as our servicing agent. The ongoing fee will be paid monthly. The distribution and management agreement may be terminated by either party by prior notice. Sumner Harrington Ltd.’s duties and compensation as selling agent under the same agreement are described under “Plan of Distribution.”
      You may contact our servicing agent with any questions about the notes at the following address and telephone number:

Sumner Harrington Ltd.
Attn: Performance Home Buyers Notes Department
11100 Wayzata Boulevard, Suite 170
Minneapolis, MN 55305
Telephone: (800) 234-5777
      Book-Entry Registration and Transfers. The notes are issued in book entry form, which means that no physical note is created. Evidence of your ownership is provided by written confirmation. Except under limited circumstances described below, holders will not receive or be entitled to receive any physical delivery of a certificated security or negotiable instrument that evidences their notes. The issuance and transfer of notes will be accomplished exclusively through the crediting and debiting of the appropriate accounts in our book-entry registration and transfer system. Our book-entry system will be maintained by our servicing agent.
      The holders of the accounts established upon the purchase or transfer of notes will be deemed to be the owners of the notes under the indenture. The holder of the notes must rely upon the procedures established by the trustee to exercise any rights of a holder of notes under the indenture. Our servicing agent will provide the trustee with information regarding the establishment of new accounts and the transfer of existing accounts on a regular basis.

      Our servicing agent will also regularly provide the trustee with information regarding the total amount of any principal and/or interest due to holders with regard to the notes on any interest payment date or upon redemption.
      On each interest payment date, the servicing agent will credit interest due on each account and direct our paying agent to make such payments to the holders. The servicing agent will determine the interest payments to be made to the book-entry accounts and maintain, supervise and review any records relating to book-entry beneficial interests in the notes.
      Book-entry notations in the accounts evidencing ownership of the notes are exchangeable for actual notes in principal denominations of $1,000 and any amount in excess of $1,000 and fully registered in those names as we direct only if:

•	we, at our option, advise the trustee in writing of our election to terminate the book-entry system, or

•	after the occurrence of an event of default under the indenture, holders of more than 50% of the aggregate outstanding principal amount of the notes advise the trustee in writing that the continuation of a book-entry system is no longer in the best interests of the holders of notes and the trustee notifies all registered holders of the occurrence of any such event and the availability of certificated securities that evidence the notes.
      Subject to the exceptions described above, the book-entry interests in these securities will not be exchangeable for fully registered certificated notes.
      Rescission Right. You have the right to rescind your investment, without penalty, upon written request to our servicing agent before the end of the fifth business day after the postmark date of the purchase confirmation that evidences the valid issuance of the notes at the time of original purchase, unless extended as described below, but not upon transfer or automatic renewal of a note.
      You will not earn interest on the rescinded note. We will promptly return any funds sent with a subscription agreement that is properly rescinded, without deduction of any penalty. However, if interest was paid on a note prior to rescission, the interest payment will be deducted from the funds returned upon rescission.
      If a written request for rescission is personally delivered or delivered via electronic transmission or facsimile, the request must be received by our servicing agent on or prior to the fifth business day after the postmark date of the purchase confirmation. If a written request for rescission is mailed, the request must be postmarked on or prior to the fifth business day after the postmark date of the purchase confirmation.
      If your subscription agreement is accepted by our servicing agent at a time when the servicing agent has determined that a post-effective amendment to the registration statement, of which this prospectus is a part, must be filed with the SEC and such amendment has not yet been declared effective, your right to rescind your investment will be extended as described below. When the post-effective amendment has been declared effective, our servicing agent will send to you at your registered address a notice that the post-effective amendment has been declared effective and a copy of the post-effective amendment. You will have the right to rescind your investment, without penalty, upon written request to our servicing agent before the end of the fifth business day after the postmark date of this notice. If a written request for rescission is personally delivered or delivered via electronic transmission or facsimile, the request must be received by our servicing agent on or prior to the fifth business day after the postmark date of the notice. If a written request for rescission is mailed, the request must be postmarked on or prior to the fifth business day after the postmark date of the notice.
      The limitations on the amount of notes that can be redeemed early in a single calendar quarter described under “— Redemption or Repurchase Prior to Stated Maturity” below do not affect your rescission rights.

      Right to Reject Subscriptions. Both we and our servicing agent may reject any subscription agreement for notes in our and its sole discretion. If a subscription agreement for notes is rejected, we will promptly return any funds sent with that subscription agreement without interest.
      Renewal or Redemption On Maturity. Approximately 15, but not less than 10, days prior to the maturity of your note, our servicing agent will send to you at your registered address a notice indicating that your note is about to mature and whether the note will be automatically renewed or will be repaid in full. If the note will be automatically renewed, our servicing agent will also send you a current interest rate supplement and a current prospectus or prospectus supplement if the prospectus has changed since the delivery of this prospectus in connection with your original subscription or any prior renewal. The interest rate supplement will set forth the interest rates then in effect. The notice will recommend that you review the current prospectus and any prospectus supplement, along with the interest rate supplement, prior to exercising one of the below options. If we do not send you a new prospectus, a new prospectus will be sent to you upon request. Unless the election period is extended as described below, you will have until 15 days after the maturity date to exercise one of the following options:

•	You can do nothing, in which case your note will automatically be renewed for a new term equal to the original term of the maturing note at the interest rate in effect at the time of renewal. If your note pays interest only at maturity, all accrued interest will be added to the principal amount of your note upon renewal. For notes with other interest payment periods, interest will be paid on the renewed note on the same schedule as the maturing note.

•	You can elect repayment of your note, in which case the principal amount will be repaid in full along with any accrued but unpaid interest on the note. If you choose this option, your note will not earn interest on or after the maturity date. To exercise this option, you must send a written request to our servicing agent before the end of the election period.

•	You can elect repayment of your note and use all or part of the proceeds to purchase a new note with a different term or principal amount. To exercise this option, you will need to complete a subscription agreement for the new note and send it along with your written request to our servicing agent before the end of the election period. The issue date of the new note will be the maturity date of the maturing note. Any proceeds from the maturing note that are not applied to the new note will be sent to you.

•	If interest on your note is due only at maturity, you can elect payment of just the accrued interest on the maturing note and allow the principal amount of your maturing note to roll over and renew for a new term equal to the original term of the maturing note at the interest rate in effect at the time of renewal. To exercise this option, you must send a written request to our servicing agent before the end of the election period.
      If a written request is personally delivered or delivered via electronic transmission or facsimile, the request must be received by our servicing agent on or prior to the 15th day after the maturity date. If a written request for rescission is mailed, the request must be postmarked on or prior to the 15th day after the maturity date.
      If you would be required to make one of the above elections at a time when the servicing agent has determined that a post-effective amendment to the registration statement, of which this prospectus is a part, must be filed with the Securities and Exchange Commission and such amendment has not yet been declared effective, the election period will be extended as described below. When the post-effective amendment has been declared effective, our servicing agent will send to you at your registered address a notice that the post-effective amendment has been declared effective and a copy of the post-effective amendment. You will have the right to request one of the above elections, without penalty, upon written request to our servicing agent before the end of the 15th day after the postmark date of this notice. If a written request for rescission is personally delivered or delivered via electronic transmission or facsimile, the request must be received by our servicing agent on or prior to the 15th day after the postmark date of the notice. If a written request for rescission is mailed, the request must be postmarked on or prior to the 15th day after the postmark date of the notice.
      Interest on a renewed note will accrue from the first day of each renewed term. Each renewed note will retain all its original provisions, including provisions relating to payment, except that the interest rate payable during any renewal term will be the interest rate we are offering at that time to other investors with similar aggregate note portfolios and for notes of the same term, as set forth in the interest rate supplement delivered with the maturity notice. If notes with similar terms to the maturing notes are not being offered at the time of maturity, the interest rate upon renewal will be the interest rate specified in the maturity notice or, if no such rate was specified in the maturity notice, the rate of the maturing note.
      If we notify a holder of our intention to repay a note at maturity, we will pay the holder the principal amount of the note plus any accrued but unpaid interest on the stated maturity date. If a holder requests repayment of the note within 15 days after the maturity date, as may be extended as described above, we will pay the holder the principal amount of the note plus any accrued but unpaid interest up to, but not including, the note’s stated maturity date. If a holder’s regularly scheduled interest payment date falls after the maturity date of the note but before the date on which the holder properly requests repayment of the note, the holder may receive an interest payment that includes interest for a period after the maturity date of the note. If this occurs, any unearned portion of the interest payment will be deducted from our final payment of the note to the holder. We will initiate payment to any holder timely requesting payment by the later of the maturity date or five business days after the date on which our servicing agent receives notice requesting repayment from the holder. Because payment is made by ACH transfer, funds may not be received in the holder’s account for two to three business days.
      Redemption or Repurchase Prior To Stated Maturity. The notes may be redeemed at any time prior to the stated maturity date only as set forth in the indenture as described below. The holder has no right to require us to prepay or repurchase any note prior to its stated maturity date as originally stated or as it may be extended except as indicated in the indenture as described below.
      Redemption By Us At Any Time Upon Notice. We have the right to redeem any note at any time prior to its stated maturity date upon 30 days written notice to the holder of the note. This right supersedes any prior election by a holder to receive payment of principal and/or interest at maturity. The holder of the note being redeemed will be paid a redemption price equal to the outstanding principal amount plus accrued but unpaid interest on the note up to but not including the date of redemption without any penalty or premium. We may use any criteria we choose to determine which notes we will redeem if we choose to do so. We are not required to redeem notes on a pro rata basis.
      Repurchase Election Upon Death Or Total Permanent Disability of Holder. Notes may be repurchased prior to maturity, in whole and not in part, at the election of a holder who is a natural person (including notes held in an individual retirement account), by giving us written notice within 45 days following the holder’s total permanent disability, as established to our satisfaction, or at the election of the holder’s estate, by giving written notice within 45 days following the holder’s death. Subject to the limitations described below, we will repurchase the notes within 10 days after receipt of notice and satisfactory establishment of the holder’s death or total permanent disability. The repurchase price, in the event of such a death or total permanent disability, will be the principal amount of the note plus interest accrued but unpaid interest up to but not including the date of repurchase. If spouses are joint registered holders of a note, the election to repurchase will apply when either the registered holder dies or suffers a total permanent disability. If the note is held jointly by two or more persons who are not legally married, the election to repurchase will not apply until all joint holders either die or suffer total permanent disability. If the note is held by a person who is not a natural person such as a trust, partnership, corporation or other similar entity, the right to request repurchase upon death or total permanent disability will not apply.
      Repurchase At Request of Holder. In addition to the right to elect repurchase upon death or total permanent disability, a holder may request that we repurchase one or more of the holder’s notes prior to maturity, in whole and not in part, at any time by giving us written notice. Subject to our approval, in our sole discretion, and the limitations described below, we will repurchase the holder’s note(s) specified in the notice within 10 days of receipt of the notice. Our decision whether to approve or disapprove a repurchase request by a holder will be based on several factors, including, but not limited to, the aggregate amount of notes requested by holders to be repurchased prior to maturity, our capital requirements and needs at such time, whether we have available cash to purchase the note and whether the limitations to repurchase described below have been reached. The repurchase price, in the event we elect to repurchase the notes, will be the principal amount of the note plus accrued but unpaid interest up to but not including the date of repurchase minus a repurchase penalty. The early repurchase penalty for a note with a three month maturity is an amount equal to three months of simple interest on the note at the existing rate. The early repurchase penalty for a note with a maturity of six months or longer is an amount equal to six months of simple interest on the note at the existing rate. The early repurchase penalty may be waived or reduced at the discretion of our servicing agent.
      Limitations on Requirements to Repurchase. The aggregate principal amount of notes that we will be required to repurchase prior to maturity, for any reason, in any calendar quarter will be limited to $1 million. This limit includes any notes we repurchase upon the death or total permanent disability of the holder and pursuant to holders’ requests. Repurchase requests will be honored in the order in which they are received, to the extent possible. Any repurchase request not honored in a calendar quarter will be honored in the next calendar quarter, to the extent possible, as repurchases in the next calendar quarter are also subject to the same calendar quarter limitations. For purposes of determining the order in which repurchase requests are received, a repurchase request will be deemed made on the later of the date on which we receive the repurchase request or, if applicable, the date on which the death or total permanent disability of the holder is established to our reasonable satisfaction.
      Modifications to Repurchase Policy. We may modify the policies on repurchase at any time and for any reason in the future. However, no modification will affect the right of repurchase applicable to any note outstanding at the time of any such modification.
      Transfers. The notes are not negotiable debt instruments and, subject to certain exceptions, will be issued only in book-entry form. The purchase confirmation issued upon our acceptance of a subscription agreement is not a certificated security or negotiable instrument, and no rights of record ownership can be transferred without our prior written consent. If we have provided written consent to the transfer, the rights of record ownership of the notes may be transferred on our register only as follows:

•	A written notice requesting a transfer signed by the holder or such holder’s duly authorized representative on a form to be supplied by our servicing agent as well as a copy of our written consent are delivered to our servicing agent.

•	If our servicing agent requires, a legal opinion from counsel satisfactory to the servicing agent that the proposed transfer will not violate any applicable securities laws.

•	If our servicing agent requires, a signature guarantee in connection with such transfer.
      Upon the transfer of a note, our servicing agent will provide the new holder of the note with a transfer confirmation which will evidence the transfer of the note on our records. We or our servicing agent may charge a reasonable service charge in connection with the transfer of any note.
      Quarterly Statements. Our servicing agent will provide holders of the notes with quarterly statements, which will indicate, among other things, the account balance at the end of the quarter, interest credited, redemptions or repurchases made, if any, and the interest rate paid during the quarter. These statements will be mailed not later than the tenth business day following the end of each calendar quarter.
      Rank. The indebtedness evidenced by the notes, and any interest thereon, are equal in right of payment to all of our secured senior debt. Senior debt means all of our secured senior indebtedness, whether outstanding on the date of this prospectus or incurred after the date of this prospectus, whether such indebtedness is or is not specifically designated as being senior debt in its defining instruments, including:

•	existing and future senior secured renewable notes and

•	existing and future bank loans on those properties not used as security for the notes.
      The indebtedness evidenced by the notes, and any interest thereon, are senior in right of payment to all of our unsecured and subordinated indebtedness, whether outstanding on the date of this prospectus or incurred after the date of this prospectus, whether such indebtedness is or is not specifically designated as being subordinated debt in its defining instruments, including:

•	existing and future subordinated debt;

•	existing and future unsecured debt, including the 18.35% subordinated debt units;

•	existing and future debt that is primarily held by our affiliates or control persons; and

•	obligations to pay distributions on our Class A preferred units, Class B preferred units, Class C preferred units and common units.
      The indenture does not impose any limitation on the amount of senior debt or other indebtedness we may incur. See “Risk Factors — Risk Factors Relating to the Notes — We plan to incur more indebtedness which may rank equal in right of repayment to the notes.”
      The indenture does not prevent a holder of a bank loan from disposing of, or exercising any rights with respect to, any or all of the properties securing that bank loan. The indenture also does not prevent us from amending, restating, supplementing or renewing a bank loan.
      The notes are not guaranteed by any of our affiliates or control persons. Accordingly, in the event of a liquidation or dissolution of one of our subsidiaries, creditors of that subsidiary will be paid in full, or provision for such payment will be made, from the assets of that subsidiary prior to distributing any remaining assets to us as a shareholder or member of that subsidiary. Therefore, in the event of liquidation or dissolution of a subsidiary, no assets of that subsidiary may be used to make payments to the holders of the notes until the creditors of that subsidiary are paid in full from the assets of that subsidiary. Existing and future debt that is primarily held by our affiliates or control persons will be subordinated to the notes. However, as long as we make required payments on the notes and there exists no default under the notes or the indenture, we may make required payments and pre-payments on, and complete payment of, our debt held by our affiliates and control persons. As of December 31, 2005, we had $0 of debt outstanding that was owed to our affiliates or control persons. To the extent we incur debt held by our affiliates or control persons, we have no current intention to prepay any such debt obligations in advance of the maturity of those obligations.
      In the event of any liquidation, dissolution or any other winding up of us, or of any receivership, insolvency, bankruptcy, readjustment, reorganization or similar proceeding under the U.S. Bankruptcy Code or any other applicable federal or state law relating to bankruptcy or insolvency, or during the continuation of any event of default on the senior debt, no payment may be made on the unsecured and subordinated debt until all senior debt has been paid in full or provision for such payment has been made to the satisfaction of the senior debt holders. If any distribution is nonetheless made to holders of the unsecured and subordinated debt, the money or property distributed to them must be paid over to the holders of the senior debt to the extent necessary to pay senior debt in full.
      Security. The principal amount of the notes will be secured initially by cash and, as funds are disbursed to us, by first mortgages on a pool of selected properties aggregately valued at a minimum of 100% of the aggregate outstanding principal amount of the notes. For the purpose of determining the collateral values, the properties will be valued at 90% of the lesser of the outstanding balance on the related purchase contracts or the most recent appraised values of the related properties. The appraisal is generally conducted when we purchase the property but before we rehabilitate. The appraisal will be performed by a licensed party and will not be older than nine months. The notes will be further secured by assignment to the trustee of the rights to directly receive payments under related purchase contracts if we default on the notes.
      Until a note is secured by first mortgages on a pool of selected properties and assignments of rights to receive payments under related purchase contracts, the proceeds from the note will be held in a separate escrow account secured by cash at the minimum of 100% of the aggregate outstanding principal amount of the note. The escrow account will be maintained by the trustee, or the title insurance company as agent of the trustee. When the pool of selected properties has been created to secure the note, the trustee, or the title insurance company as agent of the trustee, will release the funds from the escrow account to repay the bank loans on the related properties with the remainder released to us. When related purchase contracts on properties used as security for the notes are replaced by permanent financing, the balance of the purchase price under the purchase contracts will be deposited into the escrow account. The funds in the escrow account will be used to make redemptions and repurchases of the notes prior to maturity and to make principal payments on notes at maturity.
      We will be responsible to maintain the level of security equal to 100% of the aggregate outstanding principal amount of the notes at all times. When a property used as security for the notes has been refinanced with permanent financing by the purchaser or if a purchaser defaults under the payment terms of the related purchase contract and the default continues for 90 days, we will be required to replace the property with additional properties to maintain the level of security required.
      In connection with maintaining the required level of security, the trustee will be furnished with the following:

•	Information from a reputable title insurance company listing the properties that will be used as security, the most recent bank appraised value of each property, the current balance on applicable purchase contracts and waivers and satisfactions of any encumbrances and liens on each property.

•	Certificates from the title insurance company stating that the trustee will have a first lien on each property used as security and an assignment of the right to directly receive payments under the related purchase contracts and representing that the title insurance company will record the mortgage and make any necessary filings in order to record the security interest of the trustee.

•	Semiannual certifications from us that we have complied with all the provisions of the indenture relating to the deposit, release and substitution of security for the notes.
      Generally, neither we nor the trustee will be required to provide reports to holders of the notes concerning the deposit, release or substitution of the security for the notes. However, the trustee will be required to report to holders of the notes if we default on our obligations to maintain the required level of security for the notes and that default has not be cured within 60 days.
      No Sinking Fund. The notes are secured only by cash and first mortgages on selected properties and assignments of the right to directly receive payments under related purchase contracts, which means that none of our other tangible or intangible assets or property, or any of the assets or property of any of our affiliates, has been set aside or reserved to make payment to the holders of the notes in the event that we default on our obligations to the holders. In addition, other than the escrow account, we do not contribute funds to any separate account, commonly known as a sinking fund, to repay principal or interest due on the notes upon maturity or default. See “Risk Factors — Risk Factors Relating to the Notes — There is no sinking fund, insurance or guarantee in connection with the notes.”
      Restrictive Covenants. The indenture contains limited restrictions on our actions. The indenture provides that, so long as the notes are outstanding:

•	we will not declare or pay any distributions or other payments of cash or other property to our members if an event of default with respect to the notes exists or would exist immediately following the declaration and payment of the distribution or other payment;

•	we will not guarantee, endorse or otherwise become liable for any obligations of any of our affiliates or control persons or enter into certain transactions with affiliates or control persons; and

•	we will not enter into consolidations, mergers or sales of our assets unless specified conditions are met. See “— Consolidation, Merger or Sale” below
      Consolidation, Merger or Sale. The indenture generally permits a consolidation or merger between us and another entity. It also permits the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is a United States corporation, limited liability company or limited partnership and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists.
      If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets, according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor entity may exercise our rights and powers under the indenture, in our name and we will be released from all our liabilities and obligations under the indenture and under the notes.
      Events Of Default. The indenture provides that each of the following constitutes an event of default:

•	our failure to pay interest on a note and the default continues for a period of 30 days after the due date for such payment;

•	our failure to pay principal on a note and the default continues for a period of 30 days after the due date for such payment;

•	our failure to observe or perform any material covenant, condition or agreement under the indenture regarding a consolidation or merger between us and another entity or the sale or transfer by us of all or substantially all of our property and assets;

•	our failure to comply with the required level of security for the notes and other material covenants, conditions and agreements regarding the security for the notes;

•	our failure to comply with any other material covenant, condition or agreement or our breach of any material representation or warranty in the indenture, but only after we have been given notice of such failure or breach and such failure or breach is not cured or waived within 30 days after our receipt of notice;

•	our default to pay our other senior debt when due and the default continues for a period of 30 days after the due date for such payment; and

•	certain events of bankruptcy or insolvency.
      If any event of default occurs and is continuing (other than an event of default involving events of bankruptcy or insolvency with respect to us), the trustee or the holders of at least a majority in principal amount of the then outstanding notes may declare the unpaid principal of and any accrued interest on the notes to be due and payable immediately. In the case of an event of default arising from an event of bankruptcy or insolvency with respect to us, all outstanding notes will become due and payable without further action or notice.

      Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. A holder may pursue a remedy under the indenture or the notes only if all the following conditions have been met:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least a majority in principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

•	such holder or holders offer and provide to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request to pursue the remedy within 60 days after receipt of the request and the indemnity from the holders; and

•	during this 60-day period, the holders of a majority in principal amount of the then outstanding notes do not give the trustee a direction inconsistent with the request.
      Holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that the trustee determines may be unduly prejudicial to the right of other holders or that may involve the trustee in personal liability.
      The trustee may withhold from holders of the notes notice of any continuing default or event of default (except a default or event of default relating to the payment of principal or interest) if the trustee in good faith determines that withholding notice would have no material adverse effect on the holders.
      The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, waive any existing default or event of default and its consequences under the indenture, except:

•	a continuing default or event of default in the payment of interest on, or the principal of, a note held by a non-consenting holder, unless consented to by holders of at least 80% of the aggregate principal amount of the notes then outstanding; or

•	a waiver that would conflict with any judgment or decree.
      We are required to deliver to the trustee within 120 days of the end of our fiscal year a certificate regarding compliance with the indenture, and we are required, upon becoming aware of any default or event of default, to deliver to the trustee a certificate specifying such default or event of default and what action we are taking or propose to take with respect to the default or event of default.
      Amendment, Supplement and Waiver. Except as provided in the indenture, the terms of the indenture or the notes then outstanding may be amended or supplemented with the written consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes.
      Notwithstanding the foregoing, unless the holders of at least 80% in principal amount of the notes then outstanding consent, an amendment or waiver will not be effective with respect to the notes held by a holder who has not consented if it has any of the following consequences:

•	reduces the aggregate principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduces the principal of or changes the fixed maturity of any note or alters the repurchase or redemption provisions or the price at which we shall offer to repurchase or redeem the note;

•	reduces the rate of or changes the time for payment of interest, including default interest, on any note (other than upon renewal of the note);

•	waives a default or event of default in the payment of principal or interest on the notes, except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration;

•	makes any note payable in money other than that stated in the indenture or notes;

•	makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of or interest on the notes;

•	makes any change to the subordination provisions of the indenture that has a material adverse effect on holders of notes;

•	modifies or eliminates the right of the estate of a holder or a holder to cause us to repurchase a note upon the death or the total permanent disability of a holder, but such modifications or eliminations shall not affect any then outstanding notes; or

•	makes any change in the foregoing.
      Notwithstanding the foregoing, we and the trustee may amend or supplement the indenture or the notes without the consent of any holder of the notes:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for assumption of our obligations to holders of the notes in the case of a merger, consolidation or sale of all or substantially all of our assets;

•	to make any change that would provide any additional rights or benefits to holders of the notes or that does not adversely affect the legal rights of the holders of the notes under the indenture;

•	to increase the aggregate dollar amount of the notes which may be outstanding under the indenture;

•	to modify our policy regarding repurchases elected by a holder of notes prior to maturity and our policy regarding repurchase of the notes prior to maturity upon the death or total permanent disability of any holder of the notes, but such modifications shall not materially adversely affect any then outstanding notes; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or any requirements of state securities regulators imposed in connection with the qualification of the indenture of the notes under state law.
      The Trustee. The Herring Bank has agreed to be the trustee under the indenture. The trustee is a banking corporation formed under the laws of the State of Texas with trust powers. The indenture permits the trustee to become a holder of the notes and to engage in other transactions with us.
      Subject to certain exemptions, the holders of a majority in principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that if an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the same degree of care as a reasonably prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
      Resignation or Removal of the Trustee. The trustee may resign at any time, or may be removed by the holders of a majority of the aggregate principal amount of the outstanding notes. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee or the trustee’s ineligibility to serve as trustee under the Trust Indenture Act of 1939, as amended, we may remove the trustee. However, no resignation or removal of the trustee may become effective until a successor trustee has accepted the appointment as provided in the indenture.

      Reports to Trustee. Our servicing agent will provide the trustee with quarterly reports containing any information reasonably requested by the trustee. These quarterly reports will include information on each note outstanding during the preceding quarter, including outstanding principal balance, interest credited and paid, transfers made, any redemption or repurchase and interest rate paid.
      No Personal Liability of Our, Performance Home Buyers, Inc. or Our Servicing Agent’s Directors, Officers, Employees and Equity Owners. No director, officer, employee, incorporator or equity owners of ours, Performance Home Buyers, Inc. or our servicing agent, will have any liability for any of our obligations under the notes, the indenture or for any claim based on, in respect to, or by reason of, these obligations or their creation. Each holder of the notes waives and releases these persons from any liability, including any liability arising under applicable securities laws. The waiver and release are part of the consideration for issuance of the notes. We have been advised that the waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.
      Service Charges. We and our servicing agent may assess service charges for changing the registration of any note to reflect a change in name of the holder, multiple changes in interest payment dates or transfers, whether by operation of law or otherwise, of a note by the holder to another person.
      Additional Securities. We may offer additional classes of securities with terms and conditions different from the notes currently being offered in this prospectus. We will amend or supplement this prospectus if and when we decide to offer to the public any additional class of security under this prospectus. If we sell the entire principal amount of notes offered in this prospectus, we may register and sell additional notes by amending this prospectus, but we are under no obligation to do so.
      Variations By State. We may offer different securities and vary the terms and conditions of the offer, including, but not limited to, different interest rates and service charges for all notes, depending upon the state where the purchaser resides.
      Interest Withholding. We will withhold 28% (which rate is scheduled to increase to 31% for payments made after December 31, 2010) of any interest paid to any investor who has not provided us with a social security number, employer identification number or other satisfactory equivalent information in the subscription agreement or where the Internal Revenue Service has notified us that backup withholding is otherwise required. See “Material Federal Income Tax Consequences — Reporting and Backup Withholding.”
      Liquidity. There is not currently a trading market for the notes, and we do not expect that a trading market for the notes will develop.
      Satisfaction and Discharge of Indenture. The indenture shall cease to be of further effect upon the payment in full of all of the outstanding notes and the delivery of an officer’s certificate to the trustee stating that we do not intend to issue additional notes under the indenture or, with certain limitations, upon deposit with the trustee of funds sufficient for the payment in full of all of the outstanding notes.
      Reports. We will publish annual reports containing financial statements and quarterly reports containing financial information for the first three quarters of each fiscal year. We will send copies of these reports, at no charge, to any holder of notes who requests them in writing.
      Requests for the List of Holders. If a written request by three or more holders of the notes is delivered to the trustee which states their intention to communicate with the other holders of notes for any reason with respect to their rights as holders under the indenture, the trustee can either: (i) provide such holders a written list of all the holders of the notes or (ii) agree to mail communications to the other holders of notes on their behalf provided the requesting holders pay the costs of such mailing.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES
      The following is a discussion of the material federal income tax consequences relating to the ownership and disposition of the notes. The discussion is based upon the current provisions of the Internal Revenue Code of 1986, as amended, regulations issued under the Internal Revenue Code and judicial or ruling authority, all of which are subject to change that may be applied retroactively. The discussion assumes that the notes are held as capital assets and does not discuss the federal income tax consequences applicable to all categories of investors, some of which may be subject to special rules such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, persons that will hold notes as a position in a hedging, straddle or conversion transactions or persons that have a functional currency other than the U.S. dollar. If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. In addition, it does not deal with holders other than original purchasers. You are urged to consult your own tax advisor to determine the specific federal, state, local and any other tax consequences applicable to you relating to your ownership and disposition of the notes.
Interest Income on the Notes
      Subject to the discussion below applicable to non-U.S. holders, interest paid on the notes will generally be taxable to you as ordinary income as the interest income is paid if you are a cash method taxpayer or as the interest income accrues if you are an accrual method taxpayer.
      However, a note with a term of one year or less, which we refer to in this discussion as a short-term note, will be treated as having been issued with original issue discount, or OID, for tax purposes equal to the total payments on the note over its issue price. If you are a cash method holder of a short-term note, you are not required to include this OID as income currently unless you elect to do so. Cash method holders who make that election and accrual method holders of short-term notes are generally required to recognize the OID in income currently as it accrues on a straight-line basis unless the holder elects to accrue the OID under a constant yield method. Under a constant yield method, you generally would be required to include in income increasingly greater amounts of OID in successive accrual periods.
      Cash method holders of short-term notes who do not include OID in income currently will generally be taxed on stated interest at the time it is received and will treat any gain realized on the disposition of a short-term note as ordinary income to the extent of the accrued OID generally reduced by any prior payments of interest. In addition, these cash method holders will be required to defer deductions for certain interest paid on indebtedness related to purchasing or carrying the short-term notes until the OID is included in the holder’s income.
      There are also some situations in which a cash basis holder of a note having a term of more than one year may have taxable interest income with respect to a note before any cash payment is received with respect to the note. If you report income on the cash method and you hold a note with a term longer than one year that pays interest only at maturity, you generally will be required to include OID accrued during the original term, without regard to renewals, as ordinary gross income as the OID accrues. OID accrues under a constant yield method, as described above.
Treatment of Dispositions of Notes
      Upon the sale, exchange, retirement or other taxable disposition of a note, you will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and your adjusted tax basis in the note. Your adjusted tax basis of a note generally will equal your original cost for the note, increased by any accrued but unpaid interest, including OID, you previously included in income with respect to the note and reduced by any principal payments you previously received with respect to the note. Any gain or loss will be capital gain or loss, except for gain representing accrued interest not previously included in your income. This capital gain or loss will be short-term or long-term capital gain or loss depending on whether the note had been held for more than one year or for one year or less.

Non-U.S. Holders
      Generally, if you are a nonresident alien individual or a non-U.S. corporation and do not hold the note in connection with a United States trade or business, interest paid and OID accrued on the notes will be treated as portfolio interest, and therefore will be exempt from a 30% United States withholding tax. In that case, you will be entitled to receive interest payments on the notes free of United States federal income tax provided that you periodically provide us with a statement on applicable IRS forms certifying under penalty of perjury that you are not a United States person and provide your name and address. In addition, in that case you will not be subject to United States federal income tax on gain from the disposition of a note unless you are an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other requirements are met. Interest paid and OID accrued to a non-U.S. person are not subject to withholding if they are effectively connected with a United States trade or business conducted by that person and we are provided a properly executed IRS Form W-8ECI. They will, however, generally be subject to the regular United States income tax.
Reporting and Backup Withholding
      We will report annually to the Internal Revenue Service and to holders of record that are not excepted from the reporting requirements any information that may be required with respect to interest or OID on the notes.
      Under certain circumstances, as a holder of a note, you may be subject to backup withholding at a 28% rate. After December 31, 2010, the backup withholding rate is scheduled to increase to 31%. Backup withholding may apply to you if you are a United States person and, among other circumstances, you fail to furnish on IRS Form W-9 or a substitute Form W-9 your Social Security number or other taxpayer identification number to us. Backup withholding may apply, under certain circumstances, if you are a non-U.S. person and fail to provide us with the statement necessary to establish an exemption from federal income and withholding tax on interest on the note. Backup withholding, however, does not apply to payments on a note made to certain exempt recipients, such as corporations and tax-exempt organizations, and to certain non-U.S. persons. Backup withholding is not an additional tax and may be refunded or credited against your United States federal income tax liability, provided that you furnish certain required information.
      This federal tax discussion is included for general information only and may not be applicable depending upon your particular situation. You are urged to consult your own tax advisor with respect to the specific tax consequences to you of the ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.
PLAN OF DISTRIBUTION
      Under the terms and subject to the conditions contained in a distribution and management agreement between us and Sumner Harrington Ltd., a registered broker-dealer, Sumner Harrington Ltd. has agreed to serve as our selling agent and to use its best efforts to sell the notes on the terms set forth in this prospectus. The selling agent is not obligated to sell any minimum amount of notes or to purchase any of the notes. The selling agent will commence the sale of the notes promptly after the registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission and continue to offer the notes on a continuous basis for a period of two years, unless the term of the offering is extended in our sole discretion for an additional period of one year.
      The selling agent proposes to offer the notes to the public on our behalf on the terms set forth in this prospectus and the interest rate supplements to this prospectus that we file from time to time. The selling agent plans to market the notes directly to the public through newspaper, radio, internet, direct mail and other advertising.

      We have agreed to reimburse the selling agent for its out-of-pocket expenses incurred in connection with the offer and sale of the notes, including document fulfillment expenses, legal and accounting fees, regulatory fees, due diligence expenses and marketing costs. We advanced $32,500 to the selling agent to be applied towards the due diligence expenses. Under the terms of the distribution and management agreement, we also will pay our selling agent a commission equal to 3.00% of the principal amount of all notes sold. For notes with maturities of two years or more, the entire 3.00% commission will be paid to the selling agent at the time of issuance and no additional commission will be paid upon renewal. For notes with maturities of less than two years, the gross 3.00% commission will be paid in pro rata installments upon the original issuance and each renewal, if any, over the first two years. Accordingly, the selling agent will not receive the entire 3.00% gross commission on notes with terms of less than two years unless the notes are successively renewed for a total term of two years. The selling agent may engage or allow selected brokers or dealers to sell notes for a commission, at no additional cost to us.
      In addition, as our servicing agent, Sumner Harrington Ltd. will manage certain administrative and customer service functions relating to the notes, including serving as our registrar and transfer agent and handling all inquiries from potential investors, mailing investment kits, meeting with investors, processing subscription agreements and responding to all written and telephonic questions relating to the notes. Upon prior written notice to the servicing agent, we may elect to use a different servicing agent or perform these duties ourselves. The servicing agent’s responsibilities are described under “Description of the Notes — Servicing Agent.”
      Under the distribution and management agreement, we have agreed to pay the servicing agent an annual portfolio management fee equal to 0.25% of the weighted average daily principal balance of the notes outstanding for its services as servicing agent. In exchange for the annual portfolio management fee, the servicing agent will manage all customer service functions concerning the notes and act as an agent between us and the subscribers and holders of the notes. The annual portfolio management fee also covers all the costs relating to the maintenance of the note holder relationship after the purchase of the notes. This includes among other things, addressing all investor inquiries regarding the notes; the preparation of all confirmations, notices and statements to subscribers and holders of the notes; the coordination of interest payments with us and the paying agent; the establishment and maintenance of records relating to the notes; the preparation of all reports, statements and analyses regarding the notes; and all out-of-pocket expenses for the printing and mailing of confirmations, notices and statements to the subscribers and holders of the notes. See “Description of the Notes — Servicing Agent.” The ongoing fee will be paid monthly. The amount of this fee will depend upon a number of variables, including the pace at which notes are sold, the terms of the notes sold and whether the notes are redeemed or repurchased.
      The distribution and management agreement may be terminated by either us or Sumner Harrington Ltd. upon giving prior notice.
      We and the selling agent have engaged Sumner Harrington Agency, Inc., an advertising and marketing subsidiary of Sumner Harrington Ltd., to directly provide or manage the advertising and marketing functions related to the sale of the notes. These services include media planning, media buying, creative and copy development, direct mail services, literature fulfillment, commercial printing, list management, list brokering, advertising consulting, efficiency analyses and other similar activities. Sumner Harrington Agency, Inc. is compensated directly by us or its sub-service providers for these advertising and marketing services. This compensation is consistent with accepted normal advertising and marketing industry standards for similar services.
      The selling agent and its affiliate will only be compensated to the extent that notes are sold in the offering. The table below summarizes the maximum possible amounts of compensation or reimbursements that we will pay the selling agent and its affiliate for services rendered in offering and selling the notes, serving as the servicing agent and providing and managing the advertising and marketing functions related to the sale of the notes. While actual amounts may differ from the percentages and amounts shown in the table, in no event will the total commission plus the total cost of the remaining line items exceed 8% of the aggregate principal amount of the notes sold.

Form of Compensation	% of Offering	Amount(1)

Total commissions	3.000%	$750,000	(2)
Selling agent’s legal fees	.300	75,000
Document fulfillment expenses	.286	71,429
Annual portfolio management fee	2.250 (3)	562,500
Media placement and management fee	2.164	541,071

Total	8.000%	$2,000,000

(1)	All amounts assume the sale of 100% of the aggregate principal amount of notes offered and represent the maximum possible amount payable to the selling agent or its affiliate over the entire term of the offering. If less than 100% of the aggregate principal amount of the notes are sold in the offering, the amounts actually paid to the agent or its affiliate for commissions, annual portfolio management fees and media placement and management fees will be less. In no event will the compensation paid to the selling agent or its affiliate for commissions, annual portfolio management fees, media placement and management fees or other categories exceed the percentage amounts shown, as applied to the notes actually sold.

(2)	Assumes that each note with a term of less than two years is successively renewed for a total of two years.

(3)	The annual portfolio management fee is 0.25% of the weighted average daily principal balance of the notes outstanding. However, in no event will the aggregate portfolio management fees total more than 2.25% of the aggregate principal amount of the notes.
      The distribution and management agreement provides for reciprocal indemnification between us and the selling agent, including the selling agent’s and our officers, directors and controlling persons, against civil liabilities in connection with this offering, including certain liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to such indemnification provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
      Prior to the offering, there has been no public market for the notes or for any of our other securities. We do not intend to list the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system, including NASDAQ or any over-the-counter market. The selling agent is not obligated to make a market in the notes and does not intend to do so. We do not anticipate that a secondary market for the notes will develop.
      The previous discussion is a summary of the material provisions relating to the selling and distribution of the notes in the distribution and management agreement. The provisions of the distribution and management agreement relating to our retention of Sumner Harrington, Ltd. to act as our servicing agent in performing our ongoing administrative responsibilities for the notes are described under “Description of the Notes.” Any amendment to the distribution and management agreement will be filed as an exhibit to an amendment to the registration statement, of which this prospectus is a part.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE
      On September 30, 2004, we engaged Lurie Besikof Lapidus & Company, LLP to audit our financial statements as our principal independent registered public accounting firm. There have been no changes in or disagreements with our auditor on accounting and financial disclosures.

WHERE YOU CAN FIND MORE INFORMATION
      We have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission with respect to the notes offered by this prospectus. This prospectus is part of the registration statement but does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. The registration statement is available for inspection and copying as set forth below.
      After the registration statement is declared effective, we will be required to file annual, quarterly and special reports and other information as required with the Securities and Exchange Commission. You may read and copy any document we file, including the registration statement, at the Securities and Exchange Commission’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public at the Securities and Exchange Commission’s web site at http://www.sec.gov.
      You may also request a copy of these filings, at no cost, by writing to Performance Home Buyers, LLC, 4130 Linden Avenue, Dayton, Ohio 45432, Attention: Corporate Secretary. Requests may also be directed to the office of our Corporate Secretary by telephone at (937) 298-2274 or by fax at (937) 781-0840.
LEGAL MATTERS
      Our general counsel is Pickrel, Schaeffer & Ebeling, Dayton, Ohio. The validity of the securities being offered by this prospectus has been passed upon for us by the law firm of Winthrop and Weinstine P.A., Minneapolis, Minnesota. Certain legal matters in connection with the notes will be passed upon for Sumner Harrington Ltd. by the law firm of Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota. Prospective investors should consult with their own legal and other counsel.
EXPERTS
      Our consolidated financial statements as of and for the years ended December 31, 2004 and 2005 listed in the “Index to Financial Statements” have been included in this prospectus in reliance on the report of the accounting firm of Lurie Besikof Lapidus & Company, LLP, as the auditor of the consolidated financial statements.

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Performance Home Buyers, LLC and Affiliates
Dayton, Ohio
      We have audited the accompanying consolidated balance sheets of Performance Home Buyers, LLC and Affiliates (“the Companies”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Companies are not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Performance Home Buyers, LLC and Affiliates as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
      The accompanying consolidated financial statements have been prepared assuming Performance Home Buyers, LLC and Affiliates will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Companies have a substantial operating deficit and significant outstanding debt obligations, and have unresolved legal contingencies as of December 31, 2005. These conditions create uncertainty as to the Companies ability to continue as a going concern. Management’s plans regarding these matters are described in Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Lurie Besikof Lapidus & Company, LLP

Lurie Besikof Lapidus & Company, LLP
Minneapolis, Minnesota

April 5, 2006

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
CONSOLIDATED BALANCE SHEETS

	December 31,

	2005	2004

ASSETS
INVENTORIES — RESIDENTIAL PROPERTY	$12,089,890	$15,593,074

RENTAL PROPERTY — NET	4,199,039	1,772,386

OTHER ASSETS
Cash	51,017	142,611
Other assets	101,309	183,540
Restricted cash	1,179,597	1,147,963
Equipment and furnishings — net	61,451	96,090
Loan costs — net	92,082	80,378

	1,485,456	1,650,582

TOTAL ASSETS	$17,774,385	$19,016,042

LIABILITIES AND DEFICIT
NOTES, MORTGAGES AND OTHER OBLIGATIONS PAYABLE	$23,996,684	$26,211,472

OTHER LIABILITIES
Accounts payable and accrued liabilities	1,781,883	1,201,396
Due to owners and officers	144,586	74,586
Buyer deposits	410,224	467,908

	2,336,693	1,743,890

TOTAL LIABILITIES	26,333,377	27,955,362

COMMITMENTS AND CONTINGENCIES DEFICIT
Controlling interest	(4,336,948)	(4,589,425)
Noncontrolling interest	(4,222,044)	(4,349,895)

	(8,558,992)	(8,939,320)

TOTAL LIABILITIES AND DEFICIT	$17,774,385	$19,016,042

See notes to consolidated financial statements.

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2005	2004

NET SALES OF RESIDENTIAL PROPERTY	$7,539,581	$5,076,436
NET SALES OF RENTAL PROPERTY	38,549	369,758
RENTAL INCOME	299,021	261,235
OTHER OPERATING INCOME	212,282	12,567

	8,089,433	5,719,996

COST OF RESIDENTIAL PROPERTY SOLD	6,030,495	4,203,218
COST OF RENTAL PROPERTY SOLD	40,774	270,164
COST OF RENTAL OPERATIONS	404,643	250,866

	6,475,912	4,724,248

GROSS PROFIT	1,613,521	995,748
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,124,959	1,644,379

LOSS FROM OPERATIONS	(511,438)	(648,631)

OTHER INCOME (EXPENSE)
Interest expense	(2,397,567)	(1,759,764)
Interest expense on subordinated preferred member obligations	(144,000)	(144,000)
Interest income	1,068,839	1,179,025
Debt forgiveness income	518,149	95,853
Miscellaneous	50,264	14,187

	(904,315)	(614,699)

NET LOSS	(1,415,753)	(1,263,330)
LESS NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(94,627)	(440,635)

NET LOSS ATTRIBUTABLE TO CONTROLLING INTEREST	$(1,321,126)	$(822,695)

See notes to consolidated financial statements.

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT

	Performance Home Buyers, LLC

	Class A Preferred		Class C Preferred
	Members		Members*		Common Members				Variable	Total
									Interest	Accumulated
	Amount	Units	Amount	Units	Amount	Units	Eliminations	Total	Entities	Deficit

Balance — December 31, 2003	$746,000	149.2	$—	—	$(1,301,799)	1,000.0	$—	$(555,799)	$—	$(555,799)
Fair value of variable interest entities (Notes 1 and 2)	—	—	—	—	—	—	(51,614)	(51,614)	(3,603,414)	(3,655,028)
Capital contributions	170,000	34.0	—	—	880,902	—	—	1,050,902	1,159,531	2,210,433
Distributions	(173,592)	—	—	—	(4,036,627)	—	—	(4,210,219)	(1,465,377)	(5,675,596)
Net income (loss)	173,592	—	—	—	(939,055)	—	(57,232)	(822,695)	(440,635)	(1,263,330)

Balance — December 31, 2004	916,000	183.2	—	—	(5,396,579)	1,000.0	(108,846)	(4,589,425)	(4,349,895)	(8,939,320)
Capital contributions	84,000	16.8	—	—	—	—	—	84,000	416,271	500,271
Conversion of subordinated debt and accrued interest	—	—	1,818,685	1,818,685	—	—	—	1,818,685	—	1,818,685
Distributions	(197,481)	—	—	—	(131,601)	—	—	(329,082)	(193,793)	(522,875)
Net income (loss)	197,481	—	—	—	(1,439,357)	—	(79,250)	(1,321,126)	(94,627)	(1,415,753)

Balance — December 31, 2005	$1,000,000	200.0	$1,818,685	1,818,685	$(6,967,537)	1,000.0	$(188,096)	$(4,336,948)	$(4,222,044)	$(8,558,992)

*	Does not include 2,602,543 units issued to the VIEs (Note 6).
See notes to consolidated financial statements.

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2005	2004

OPERATING ACTIVITIES
Net loss attributable to controlling interest	$(1,321,126)	$(822,695)
Adjustments to reconcile net loss attributable to controlling interest to net cash provided (used) by operating activities:
Net loss attributable to noncontrolling interest	(94,627)	(440,635)
Depreciation	129,358	103,594
Amortization of loan costs	15,609	25,498
Amortization of premium on mortgage obligations	(35,103)	(32,799)
Debt forgiveness income	(518,149)	(95,853)
Loss on disposal of equipment and furnishings	1,905	—
Changes in operating assets and liabilities:
Inventories — residential property	943,437	(4,450,867)
Rental property — net	40,774	270,164
Other assets	82,231	(69,847)
Accounts payable and accrued liabilities	1,557,498	449,237
Buyer deposits	(57,684)	38,650

Net Cash Provided (Used) by Operating Activities	744,123	(5,025,553)

INVESTING ACTIVITY
Purchases of equipment and furnishings	(4,304)	(70,484)

FINANCING ACTIVITIES
Borrowings on mortgage and bank notes payable	10,238,945	12,865,991
Principal payments on mortgage and bank notes payable	(11,222,778)	(7,937,768)
Borrowings on notes payable — individuals	190,000	—
Principal payments on notes payable — individuals	(410,556)	(617,840)
Borrowings on subordinated debt obligations	556,000	1,900,000
Principal payments on subordinated debt obligations	(171,473)	(122,833)
Loans to owners and officers	—	(54,359)
Net payments received on loans to owners and officers	—	25,105
Loan costs	(27,313)	(26,188)
Restricted cash on deposit to collateralize mortgage obligations	(31,634)	(203,916)
Capital contributions	500,271	1,130,418
Distributions to members and owners	(522,875)	(1,786,351)
Borrowings from owners and officers	110,000	—
Payments on loans from owners and officers	(40,000)	—

Net Cash Provided (Used) by Financing Activities	(831,413)	5,172,259

NET INCREASE (DECREASE) IN CASH	(91,594)	76,222
CASH
Beginning of year	142,611	66,389

End of year	$51,017	$142,611

See notes to consolidated financial statements.

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      Description of Business — Performance Home Buyers, LLC (PHB, LLC or Company), an Ohio Limited Liability Company, and Affiliates (collectively the “Companies”) acquire, renovate and market existing residential properties for resale or lease in the Greater Miami Valley Ohio region.
      Principals of Consolidation — The accompanying consolidated financial statements include the accounts of PHB, LLC and Affiliates, Variable Interest Entities (VIEs), in which the Company is determined to be the primary beneficiary in accordance with Financial Accounting Standards Board (FASB) Interpretation –No. 46(R) “Consolidation of Variable Interest Entities” and FASB Staff Position No. 46(R)-5 “Implicit Variable Interest under FASB Interpretation No. 46 (revised December 31, 2003)”. The VIEs have been included in the consolidated financial statements, effective January 1, 2004, based on the fair value of their assets and liabilities at that date.
      All significant intercompany transactions have been eliminated in consolidation.
      Revenue Recognition — The Companies primarily sell residential property on land contracts, requiring a minimal down payment upon execution, and the tenant-buyer is generally required to obtain permanent third-party mortgage financing within 24 months. The Companies also sell properties pursuant to lease-to-purchase agreements, which generally have a term of 12 months. The tenant-buyer does not have sufficient equity at risk and there is uncertainty surrounding the point in time when permanent financing will be obtained. Therefore, the Companies use the deposit method for recognizing revenue from the sale of residential property. Under this method, the tenant-buyer’s initial down payment plus the principal portion of payments made under the terms of the land contract, or the portion of the rental payments that may be applied to the purchase from the lease-to-purchase agreement, are reflected as a liability until third-party mortgage financing is obtained at which time the earnings process is considered complete. In the event the tenant-buyer is unable to obtain permanent third-party financing or otherwise defaults on the land contract, the accumulated deposits are forfeited and recognized as other operating income.
      Estimates — The preparation of these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
      Credit Risk — Financial instruments that potentially subject the Companies to credit risk consist principally of cash on deposit in financial institutions in excess of federally insured limits. The Companies have not experienced any losses on such accounts and believe they are not exposed to any significant credit risk. The Companies had $773,062 on deposit in financial institutions in excess of federally insured limits at December 31, 2005.
      Inventories — Residential Property — Property held for sale is recorded at the lower of acquisition cost, inclusive of settlement charges, plus the cost of any renovations to prepare the property for sale under a land contract or market. The cost of property under a land contract also includes costs incurred to maintain the property during the period from execution of a land contract with a tenant-buyer until permanent third-party mortgage financing is obtained and the earnings process completed. Included in the costs to maintain the property during the term of the land contract are insurance and real estate taxes net of any reimbursement from the tenant buyer for such expenses as required under the terms of the land contract. Interest capitalized to residential property was $45,941 and $47,231 for 2005 and 2004, respectively. Further, included in cost of residential property sold are write downs of $18,500 and $142,422 to reduce the carrying value of residential properties to the lower of cost or market for 2005 and 2004, respectively.

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
      Rental Property — Rental property is recorded at the lower of acquisition cost, inclusive of settlement charges, plus the cost of any renovations to prepare the property for its intended use or market. Straight-line depreciation is provided over the estimated useful life of the property which is generally 27.5 years. Routine repairs and maintenance are expensed when incurred. Depreciation expense on rental property was $92,320 and $76,694 for 2005 and 2004, respectively.
      Restricted Cash — Certain financial institutions require certificates of deposit to be maintained as collateral for mortgage notes issued to the Companies.
      Equipment and Furnishings — Equipment and furnishings are recorded at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets which range from three to seven years. Routine repairs and maintenance are expensed when incurred. Depreciation expense on equipment and furnishings was $37,038 and $26,900 for 2005 and 2004, respectively.
      Loan Costs — Loan costs are capitalized and amortized over the term of the related debt. Loan costs are net of accumulated amortization of $31,536 and $29,457 at December 31, 2005 and 2004, respectively.
      Estimated amortization expense for the next five years is as follows:

2006	$22,511
2007	22,511
2008	22,511
2009	13,697
2010	5,843
      Fair Value of Financial Instruments — The amounts reflected in the consolidated balance sheets for restricted cash approximate fair value due to the short maturities of those instruments. Based on market rates for similar loans, the fair values of notes and obligations payable approximate their carrying amount at December 31, 2005 and 2004, respectively.
      Income Taxes — The Companies are organized as pass-through entities for federal and state income tax purposes. Owners are responsible for reporting, in their personal income tax returns, their proportionate share of each Company’s income or loss for federal and state tax purposes. Accordingly, no provision for federal or state income taxes is included in the accompanying consolidated financial statements.
      For income tax purposes, the earnings process is completed upon the execution of a land contract with a buyer. This differs significantly from the deposit method use for financial reporting and results in accelerated profit recognition for tax purposes. Therefore, it is the Companies policy to make distributions to owners, excluding the preferred and subordinated preferred members of PHB, LLC, in amounts at least sufficient to cover their respective tax liabilities attributable to the Companies.
      Recently Issued Accounting Pronouncements — No recently issued accounting pronouncements have had or are expected to have a material impact on the consolidated financial statements.

NOTE 2 —	VARIABLE INTEREST ENTITIES
      PHB, LLC has determined that it is the primary beneficiary of the following VIEs which have been consolidated in the accompanying consolidated financial statements.

Group 1 Entities

Fitz-Port Limited, an Ohio Limited Partnership

JPW Real Estate Holdings, LLC, an Ohio Limited Liability Company

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

J-Port, Inc., an Ohio S Corporation

High Yield Income Investments, Inc., an Ohio S Corporation

Julian & Fitzgerald Properties, an Ohio General Partnership

These entities were deemed to be VIEs because these entities were operated by the Company, which provided direct subordinated financial support in the form of common employees, office space and, in some instances, loans and advances.

On December 31, 2004, PHB, LLC acquired the operating assets of these companies, with a fair market value of approximately $2,226,000, subject to the assumption of certain liabilities, resulting in a gain on the sale of approximately $6,400, which was eliminated in consolidation.

Group 2 Entities

L-Port, Inc., an Ohio S Corporation

Performance Home Buyers Financial, LLC, an Ohio Limited Liability Company

Performance Home Buyers II, LLC, an Ohio Limited Liability Company

Performance Home Buyers III, Inc., an Ohio S Corporation

All of these entities have received direct subordinated financial support in the same manner as the Group 1 Entities above. In addition, Class A and Class B subordinated preferred members have ownership interests in all of these entities, and in some instances guarantee certain obligations of the Company.

Group 3 Entities

Julian Investment Group II, Inc., an Ohio S Corporation

PEJ Investments, Inc., an Ohio S Corporation

PJL Investments, Inc., an Ohio S Corporation

Performance Home Buyers IV, LLC, and Ohio Limited Liability Company

Horizon Investments, Inc., an Ohio S Corporation

D & J Enterprises, an Ohio General Partnership

In addition to the direct subordinated financial support received by these entities in the same manner as Group 1 and Group 2 Entities above, a common member and officer of PHB, LLC has received distributions and bonuses from the Company in the past to satisfy the required debt service of these entities, which he has guaranteed.

These entities have significant debt obligations to private investors and essentially no assets.

During 2005, these VIEs were issued an aggregate of $2,602,543 Class C preferred units, at $1.00 per unit, in exchange for a corresponding amount of notes payable to PHB, LLC, in an effort to assist in the repayment of the obligations of these entities (Notes 6 and 9).

Group 4 Entities

DTX Investments, Inc., an Ohio S Corporation

FJL Real Estate Holdings, LLC, an Ohio Limited Liability Company

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

These VIEs receive, or have received, direct subordinated financial support in the same manner as Group 1 and Group 2 Entities above.

In 2004, FLJ acquired the operating assets of DTX with a fair market value of approximately $125,000, subject to the assumption of certain liabilities, resulting in a gain on the sale of approximately $19,400, which was eliminated in consolidation. DTX was included in the consolidated financial statements through the transaction date in September, 2004.

DTX operated a commercial rental property.

      PHB, LLC has also identified Performance Home Buyers, Inc. (PHB, Inc.), an Ohio S Corporation, as a VIE. PHB, Inc. leases all employees to the Company and derives essentially all of its operating revenue in the form of fees for this service.
      The VIEs have not acquired any residential properties during 2005 and 2004. Further, the VIEs do not intend to acquire any residential properties in the future.
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2005
      The following are consolidating balance sheets and statements of operations:

	PHB, LLC	VIE	Eliminations	Consolidated

ASSETS
INVENTORIES — RESIDENTIAL PROPERTY	$10,420,046	$1,829,302	$(159,458)	$12,089,890

RENTAL PROPERTY — NET	3,845,353	382,324	(28,638)	4,199,039

OTHER ASSETS
Cash	15,766	35,251	—	51,017
Other assets	91,410	17,799	(7,900)	101,309
Restricted cash	1,175,597	4,000	—	1,179,597
Equipment and furnishings — net	61,451	—	—	61,451
Loan costs — net	48,501	43,581	—	92,082

	1,392,725	100,631	(7,900)	1,485,456

TOTAL ASSETS	$15,658,124	$2,312,257	$(195,996)	$17,774,385

LIABILITIES AND DEFICIT
NOTES, MORTGAGES AND OTHER OBLIGATIONS PAYABLE	$18,009,116	$5,987,568	$—	$23,996,684

OTHER LIABILITIES
Accounts payable and accrued liabilities	1,355,467	434,316	(7,900)	1,781,883
Due to owners and officers	110,000	34,586	—	144,586
Buyer deposits	332,393	77,831	—	410,224

	1,797,860	546,733	(7,900)	2,336,693

TOTAL LIABILITIES	19,806,976	6,534,301	(7,900)	26,333,377
DEFICIT	(4,148,852)	(4,222,044)	(188,096)	(8,558,992)

TOTAL LIABILITIES AND DEFICIT	$15,658,124	$2,312,257	$(195,996)	$17,774,385

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
CONSOLIDATING BALANCE SHEET
DECEMBER 31, 2004

	PHB, LLC	VIE	Eliminations	Consolidated

ASSETS
INVENTORIES — RESIDENTIAL PROPERTY	$14,705,488	$996,432	$(108,846)	$15,593,074

RENTAL PROPERTY — NET	69,714	1,702,672	—	1,772,386

OTHER ASSETS
Cash	100,194	42,417	—	142,611
Other assets	162,554	20,986	—	183,540
Restricted cash	1,079,016	68,947	—	1,147,963
Equipment and furnishings — net	96,090	—	—	96,090
Loan costs — net	57,174	23,204	—	80,378

	1,495,028	155,554	—	1,650,582

TOTAL ASSETS	$16,270,230	$2,854,658	$(108,846)	$19,016,042

LIABILITIES AND DEFICIT
NOTES, MORTGAGES AND OTHER OBLIGATIONS PAYABLE	$19,656,626	$6,554,846	$—	$26,211,472

OTHER LIABILITIES
Accounts payable and accrued liabilities	691,525	509,871	—	1,201,396
Due to owners and officers	—	74,586	—	74,586
Buyer deposits	402,658	65,250	—	467,908

	1,094,183	649,707	—	1,743,890

TOTAL LIABILITIES	20,750,809	7,204,553	—	27,955,362
DEFICIT	(4,480,579)	(4,349,895)	(108,846)	(8,939,320)

TOTAL LIABILITIES AND DEFICIT	$16,270,230	$2,854,658	$(108,846)	$19,016,042

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2005

	PHB, LLC	VIE	Eliminations	Consolidated

NET SALES OF RESIDENTIAL PROPERTY	$7,099,352	$440,229	$—	$7,539,581
NET SALES OF RENTAL PROPERTY	38,549	—	—	38,549
RENTAL INCOME	181,384	117,637	—	299,021
OTHER OPERATING INCOME	212,282	—	—	212,282

	7,531,567	557,866	—	8,089,433

COST OF RESIDENTIAL PROPERTY SOLD	5,589,569	476,227	(35,301)	6,030,495
COST OF RENTAL PROPERTY SOLD	40,774	—	—	40,774
COST OF RENTAL OPERATIONS	283,176	121,467	—	404,643

	5,913,519	597,694	(35,301)	6,475,912

GROSS PROFIT	1,618,048	(39,828)	35,301	1,613,521
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,947,491	936,117	(758,649)	2,124,959

LOSS FROM OPERATIONS	(329,443)	(975,945)	793,950	(511,438)

OTHER INCOME (EXPENSE)
Interest expense	(1,741,008)	(656,559)	—	(2,397,567)
Interest expense on subordinated preferred member obligations	(144,000)	—	—	(144,000)
Interest income	964,460	104,379	—	1,068,839
Debt forgiveness income	—	518,149	—	518,149
Miscellaneous	8,115	915,349	(873,200)	50,264

	(912,433)	881,318	(873,200)	(904,315)

NET LOSS	$(1,241,876)	$(94,627)	$(79,250)	$(1,415,753)

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
CONSOLIDATING STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004

	PHB, LLC	VIE	Eliminations	Consolidated

NET SALES OF RESIDENTIAL PROPERTY	$3,623,325	$3,804,111	$(2,351,000)	$5,076,436
NET SALES OF RENTAL PROPERTY	198,528	171,230	—	369,758
RENTAL INCOME	46,229	215,006	—	261,235
OTHER OPERATING INCOME	12,567	—	—	12,567

	3,880,649	4,190,347	(2,351,000)	5,719,996

COST OF RESIDENTIAL PROPERTY SOLD	2,851,772	3,726,727	(2,375,281)	4,203,218
COST OF RENTAL PROPERTY SOLD	141,798	128,366	—	270,164
COST OF RENTAL OPERATIONS	22,914	229,493	(1,541)	250,866

	3,016,484	4,084,586	(2,376,822)	4,724,248

GROSS PROFIT	864,165	105,761	25,822	995,748
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,567,136	821,617	(744,374)	1,644,379

LOSS FROM OPERATIONS	(702,971)	(715,856)	770,196	(648,631)

OTHER INCOME (EXPENSE)
Interest expense	(832,301)	(927,463)	—	(1,759,764)
Interest expense on subordinated preferred member obligations	(144,000)	—	—	(144,000)
Interest income	892,140	286,885	—	1,179,025
Debt forgiveness income	—	95,853	—	95,853
Miscellaneous	21,669	819,946	(827,428)	14,187

	(62,492)	275,221	(827,428)	(614,699)

NET LOSS	$(765,463)	$(440,635)	$(57,232)	$(1,263,330)

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
      The creditors and vendors of the VIEs have no recourse against the assets or general credit of PHB, LLC. The following consolidated assets were pledged by the VIEs to collateralize certain of their notes, mortgages and other obligations payable ($2,375,920 at December 31, 2005):

	December 31,

	2005	2004

Inventories — residential property	$835,324	$996,432
Rental property — net	1,376,302	1,702,672
Cash	35,251	42,417
Other assets	9,854	7,110
Restricted cash	4,000	68,947

	$2,260,731	$2,817,578

NOTE 3 —	BALANCE SHEET INFORMATION

	December 31,

	2005	2004

INVENTORIES — RESIDENTIAL PROPERTY
Property under land contracts
Acquisition costs	$5,845,514	$7,708,350
Rehabilitation costs	1,903,330	3,111,083
Capitalized interest	14,166	22,310
Other costs	457,457	630,678

	8,220,467	11,472,421

Property available for sale
Acquisition costs	2,711,426	2,760,264
Rehabilitation costs	961,515	1,147,407
Capitalized interest	14,979	5,182
Other costs	181,503	297,800

	3,869,423	4,120,653

	$12,089,890	$15,593,074

RENTAL PROPERTY — NET
Acquisition costs	$2,798,503	$2,313,740
Rehabilitation costs	1,223,048	10,160
Capitalized interest	4,593	—
Other costs	244,540	9,143

	4,270,684	2,333,043
Less accumulated depreciation	71,645	560,657

	$4,199,039	$1,772,386

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

	December 31,

	2005	2004

OTHER ASSETS
Receivables	$38,847	$63,128
Prepaid expenses	11,768	88,745
Escrow deposits	50,694	31,667

	$101,309	$183,540

EQUIPMENT AND FURNISHINGS — NET
Office equipment	$108,606	$104,302
Furnishings	9,627	9,627
Vehicles	20,600	25,561

Total cost	138,833	139,490
Less accumulated depreciation	77,382	43,400

	$61,451	$96,090

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES
Accounts payable	$526,318	$246,599
Accrued interest	576,924	476,659
Accrued real estate taxes	541,091	394,277
Other accrued liabilities	137,550	83,861

	$1,781,883	$1,201,396

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
NOTE 4 — NOTES, MORTGAGES AND OTHER OBLIGATIONS PAYABLE

	December 31,

	2005	2004

PHB, LLC
Notes payable — banks, interest from 5.90% to 6.50%, collateralized by a first mortgage on residential properties and guarantees of the common and subordinated preferred members, and due through January 2024	$5,097,412	$5,078,389
Notes payable — bank, interest at 6.00%, collateralized by a first mortgage on residential properties and guarantees of the common and subordinated preferred members, and matured January 2006	2,306,946	2,894,023
Notes payable — banks, interest from 5.13% to 6.00%, collateralized by a first mortgage on residential properties and guarantees of the common and subordinated preferred members, and due through July 2010	5,825,876	5,389,017
Notes payable — other, interest from 5.25% to 12.50% with an effective rate of 6.25%, collateralized by a first mortgage on residential properties, and due through January 2026	1,515,282	1,971,357
Notes payable — bank, interest at 5.75%, collateralized by guarantees of the common and subordinated preferred members, and due through December 2009	211,000	247,000
Notes payable — individuals, interest from 5.00% to 12.00% with a weighted average rate of 10.25%, collateralized by a guarantee of a common member, and due through April 2006	4,718	82,660
Demand notes payable — individuals, interest from 10.13% to 12.85% with a weighted average rate of 12.12%, collateralized by a guarantee of a common member	248,012	135,013
Subordinated debt obligations — common members, interest at 18.35%, unsecured, and due through December 2007	—	1,682,000
Subordinated debt obligations — preferred members, interest at 18.35%, unsecured, and due through November 2007	500,000	500,000
Subordinated debt obligation — preferred member, interest at 18.35%, plus an incentive equal to 4.00% of monthly common member distributions, unsecured, and due through August 2007	1,104,344	914,883
Subordinated debt obligation — subordinated preferred members, interest at 18.35%, unsecured, and due through December 2008	695,526	262,284
Subordinated debt obligations — interest due at 18.35%, unsecured, and due through July 2007	100,000	100,000
Class B subordinated preferred member obligations (Note 6)	400,000	400,000

	18,009,116	19,656,626

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

	December 31,

	2005	2004

Variable Interest Entities
Note payable — mortgage company, effective interest at 6.25% (contractual interest at 6.00%), collateralized by a first mortgage on commercial property, and due August 2034	969,691	980,316
Note payable — other, interest at 5.00%, collateralized by a second mortgage on commercial property and the guarantees of a common and a subordinated preferred member of PHB, LLC, and due September 2010	150,000	1,136,647
Notes payable — bank, interest at 5.00%, collateralized by a first mortgage on residential properties and the guarantee of a subordinated preferred member of PHB, LLC, and due February 2006	182,800	365,200
Notes payable — bank, interest at an effective rate of 6.25% (contractual interest at 6.75%), collateralized by a first mortgage on residential properties, certificates of deposit and the guarantee of a subordinated preferred member of PHB, LLC, and matured February 2006	355,263	355,171
Notes payable — bank interest at 5.00%, collateralized by a first mortgage on residential properties and the guarantee of a subordinated preferred member of PHB, LLC, and due January 2024	114,377	161,550
Note payable — banks, interest from 5.25% to 12.00% with an effective rate of 6.25% (weighted average contractual rate of 7.76%), collateralized by a first mortgage on commercial property and the guarantees of two common and a preferred member of PHB, LLC, and due through June 2024	139,363	237,071
Note payable — others, interest from 6.50% to 11.00% with effective interest at 6.25% (weighted average rate contractual rate of 8.00%), collateralized by a first mortgage on residential properties, and due January 2026	214,426	217,345
Note payable — other, interest at 24.0%, collateralized by a second mortgage on residential properties, and due November 2010	250,000	—
Unsecured demand notes payable — individuals, interest from 10.13% to 20.00% with a weighted average rate of 13.90%, past due	507,586	1,584,887
Unsecured notes payable — individuals, interest from 10.00% to 20.00% with a weighted average rate of 11.44%, past due	42,647	366,855
Unsecured demand notes payable — individuals, interest from 10.99% to 20.00% with a weighted average rate of 15.12%, due through March 2009	150,000	646,568
Unsecured notes payable — individuals, interest from 10.00% to 20.00% with a weighted average rate of 16.60%, due through October 2009	308,873	503,236
Unsecured notes payable — individuals, interest at 5% through May 2010	2,602,542	—

	5,987,568	6,554,846

	$23,996,684	$26,211,472

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
      Future required principal payments at December 31, 2005, are as follows:

2006	$5,270,920
2007	2,798,328
2008	1,213,979
2009	1,069,875
2010	5,096,803
Thereafter	8,546,779

$23,996,684

      At December 31, 2005, PHB, LLC had $610,649 of borrowings available on credit facilities.
      The net unamortized premium resulting from adjusting the VIE mortgage obligations to fair value on January 1, 2004 is being amortized through the estimated maturity dates for the obligations using the effective interest method. Estimated maturity dates and contractual maturities differ because the underlying residential property that collateralizes the mortgage is expected to be sold prior to the contractual maturity date.
      Significant covenants of borrowing arrangements of PHB, LLC are to maintain certificates of deposit for collateral (Note 1 — Restricted Cash); maintain insurance coverage for an amount equal to or greater than the mortgage amounts; and to keep the properties free of any encumbrances that may affect the banks’ security interests. Included in accrued real estate taxes at December 31, 2005, was $144,826 of past due real estate taxes that were due in 2005. This could affect the banks’ security interests on individual properties if taxing authorities placed tax liens on the parcels. These delinquent real estate taxes are associated with $7,252,922 of borrowings and 131 properties.
      Included in interest expense for 2005 and 2004 was $539,699 and $172,604 of interest on related party subordinated debt obligations.
      Debt forgiveness income in 2005 and 2004 includes principal and accrued interest forgiven from individual investors and a bank. No debt forgiveness income resulted from transactions with related parties.
NOTE 5 — DUE TO OWNERS AND OFFICERS

	December 31,

	2005	2004

Unsecured, due May 2010, including interest at 5.0%	$50,000	$—
Unsecured, due April 2006, including interest at 18.35%	60,000	—
Due on demand, including interest at 10.00%	34,586	34,586
Due on demand, interest payable monthly at 13.35%	—	20,000
Due on demand, interest payable monthly at 20.00%	—	20,000

	$144,586	$74,586

      Interest expense on these obligations was $13,960 and $15,006 for 2005 and 2004, respectively.
NOTE 6 — DEFICIT

PHB, LLC
      PHB, LLC has four classes of members: Class A preferred, Class B preferred, Class C preferred, and common.

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
      Class A preferred members receive a quarterly distribution from distributable cash, as defined, equal to a 20% annual rate of return on their investment. Class A preferred distributions are cumulative and are to be paid before any distributions to the Class B preferred, Class C preferred, or common members.
      Class B preferred members receive monthly distributions from distributable cash, as defined, equal to a 36% annual rate of return on their investment. Class B preferred distributions are cumulative and are to be paid before any distributions to Class C preferred or common members. The Class B preferred units will be redeemed in full on or before December 31, 2006. Since these units have a fixed redemption price and date, they are classified as notes, mortgages and other obligations payable in the accompanying consolidated balance sheets (Note 4).
      During 2005, PHB, LLC issued an aggregate of $2,602,543 Class C preferred units, at $1.00 per unit, to six variable interest entities (VIEs) in exchange for a corresponding amount of notes payable to PHB, LLC (Note 9). In addition, three common members converted $1,818,685, including accrued interest of $142,355, of 18.35% subordinated debt units into Class C preferred units at $1.00 per unit.
      Class C preferred members receive quarterly distributions from distributable cash, as defined, equal to a 5% annual rate of return on their investment. Class C preferred distributions are cumulative and are to be paid before any distributions to common members.
      The notes issued to PHB, LLC by the VIE in exchange for the Class C preferred units bear interest at 5% and provide the right of setoff. Accordingly, PHB, LLC has offset its notes receivable from the VIEs against the Class C preferred units, and the VIEs have offset their investment in the Class C preferred units against their notes payable. Assets and liabilities of $2,626,628, and income and expense of $30,665, have been offset in the consolidated financial statements as of and for the year ended December 31, 2005.
      Profits, if any, are allocated to Class A preferred members based on their ratable share of taxable income to the extent of the preferred distributions received during the year. If the profits are less than the cash received by the preferred members, the profits are allocated ratably among the Class A preferred members based on member units.
      Remaining profits, if any, are then allocated to the Class B preferred members based on their ratable shares of taxable income to the extent of the distributions received during the year. If profits are less than the total of the distributions received by Class A preferred and Class B preferred members, the profits allocated to the Class B preferred members are allocated ratably among the Class B preferred members based on member units.
      Remaining profits, if any, are then allocated to the Class C preferred members based on their ratable shares of taxable income to the extent of the distributions received during the year. If profits are less than the total of the distributions received by Class A preferred, Class B preferred, and Class C preferred members, the profits allocated to the Class C preferred members are allocated ratably among the Class C preferred members based on member units.
      Any remaining profits for financial reporting purposes are then allocated ratably to the common members based on their member units.
      Losses are allocated based on ownership units to the extent the preferred members have been allocated profits in prior years, which have not been offset by prior losses, in the following order: Class A preferred, Class B preferred, Class C preferred, and finally, any remaining losses to common members.
      Liquidation preferences, after the discharge of all of the Company’s debt and liabilities to creditors other than members, are similar to the aforementioned distribution preferences beginning with accrued and

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
unpaid distributions and then the principal balance of preferred units until each class is completely paid in the following order: Class A preferred, Class B preferred, Class C preferred, and finally common members.
      Under the terms of a buy-sell agreement, PHB, LLC has first right to repurchase member units for a period of thirty days upon notification. If PHB, LLC accepts the offer, it will have an additional thirty days to complete the redemption. If PHB, LLC does not accept the offer, the member may transfer the units in blocks of five units or more to any qualified person, as defined. This transfer must also be completed within thirty days.
      Distributions payable to preferred members were $66,667 and $15,267 at December 31, 2005 and 2004, respectively. These amounts are included in other accrued liabilities.

Variable Interest Entities
      Profits, losses and distributions of the VIE are allocated to the entities’ owners based upon their respective ownership interests.
NOTE 7 — OPERATING LEASE — LESSEE
      The Companies Dayton, Ohio office facility is subject to an operating lease that requires monthly rents of $2,407 through May 2006. The Companies are responsible for all utilities, repairs, maintenance, cleaning and real estate taxes. Rent expense was $32,638 and $29,513 for 2005 and 2004, respectively.
NOTE 8 — OPERATING LEASES — LESSOR
      The Companies lease property under long-term lease agreements with expiration dates through August 2014. The Companies are responsible for all repairs, maintenance, insurance and real estate taxes. Gross rental income was $299,021 and $237,107 for 2005 and 2004, respectively.
      Future minimum rents receivable under long-term operating leases are as follows:

2006	$286,737
2007	10,170
2008	6,000
2009	6,000
2010	6,000
Thereafter	22,000
NOTE 9 — CONTINGENCIES
      The Companies are aware of the following potential claims:

Employee Allegation
      In February 2004, a former PHB, Inc. employee alleged that PHB, LLC and PHB, Inc. were obligated for unpaid sales commissions in excess of $100,000. PHB, LLC and PHB, Inc. dispute this claim but in April 2004 offered a payment of $5,000 to the former employee to settle this matter. There has been no activity in regard to this matter since the settlement offer. Should the former employee proceed formally with a claim, PHB, LLC and PHB, Inc. intend to vigorously defend against these allegations. Neither entity has recorded loss provisions for this potential claim.

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

Delinquent Notes — Threatened Litigation
      JIG II and PHB IV were threatened with legal action by certain individuals for failure to pay past due promissory notes. The threatened claims relate to notes payable to individuals aggregating $134,000 at December 31, 2005. These obligations bear interest at 13.35% to 18.00%. JIG II and PHB IV have informed these note holders that they are working out a plan to retire these obligations, but the note holders must agree to extend the terms to dates ranging from May to June 2010, lower the interest rate to 5.00%, and release JIG II and PHB IV from any liability for failure to perform under the terms and conditions of the original notes. Neither entity has recorded a liability for potential claims beyond the outstanding principal and accrued interest.

Delinquent VIE Notes
      Horizon, JIG II, PHB IV, PEJ, PJL and D&J had notes payable of $4,585,657, including $363,835 of accrued interest, due to individuals (“Delinquent VIE Notes”) at December 31, 2004. The principal owner of all six of these entities is a common member of PHB, LLC.
      To attempt to resolve the Delinquent VIE Notes, a resolution was structured whereby PHB, LLC issued Class C preferred units to these six entities in exchange for long-term notes (“Note Payable — PHB, LLC”) that bear interest at 5.00%, and are collateralized by the Class C preferred units, and the personal guarantee of the principal owner of all six entities. These units were also issued to three PHB, LLC common members in exchange for the $1,676,330 outstanding balance of their subordinated debt plus $142,355 of accrued interest. The six entities exchanged $2,602,543 of the Delinquent VIE Notes, inclusive of accrued interest, for new notes due in 2010, with interest at 5.00%, and obtained a release from any liability for failure to perform under the terms and conditions of the original notes (“Releases”) from the individual note holders. As the quarterly distributions of 5.00% are paid on the Class C preferred units to the six entities, the funds will be used to pay the interest due to the entities’ individual note holders. The interest and principal due from the six entities to PHB, LLC under the long-term notes payable will be paid as the principal owner of all six entities contributes the distributions he receives on his common units in PHB, LLC to the six entities. When PHB, LLC receives payments above the interest due on the notes, PHB, LLC will repurchase the Class C preferred units in equal amounts until all Class C preferred units have been repurchased. The cash received from repurchases will be used to make principal reductions on the entities’ outstanding debt to the individuals. The effect of this transaction on the consolidated financial statements is the conversion of $1,676,330 of subordinated debt, plus $142,355 of accrued interest, to equity (Note 6).
      Horizon, JIG II, PHB IV, PEJ, PJL and D&J have not recorded a liability for potential claims beyond the outstanding principal and accrued interest on the remaining Delinquent VIE Notes.
      The delinquent VIE note holders may sue the VIE for non-payment and attempt to argue that PHB, LLC is responsible for the VIE debt. PHB, LLC does not believe it has any legal obligation to repay such debt and believes the facts and laws support its position. However, there can be no assurance that PHB, LLC will be successful in the event of such a lawsuit, or if it was successful, that PHB, LLC will be able to recover legal expenses incurred in the defense of such a lawsuit.

Ohio Division of Securities
      On November 7, 2000, the Ohio Division of Securities issued a Cease and Desist Order with respect to the principal owner of all six entities’ participation in the sales of unregistered securities of Horizon, D&J, and JIG II from August 1997 to September 1998 in violation of Ohio’s securities laws. At the time of the sales, this individual served as President and Managing Partner of these entities. This individual has

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
complied with the terms of the Cease and Desist Order and no further action is anticipated by the State of Ohio.
      On March 2, 2006, an officer of both PHB, LLC and D & J Enterprises attended a hearing held by the Ohio Division of Securities, where information and documents were provided concerning the requests made by certain VIE note holders to amend their notes and the issuance of Class C preferred units to the VIEs. Neither entity has recorded a liability for potential claims as the exact nature of the complaint is unknown at this time. The notes and accrued interest have been recorded in the consolidated financial statements.

Delinquent Tax Obligations
      The Companies are delinquent in paying real estate taxes due in 2005. This could affect the underlying value of the collateral securing mortgage obligations if a taxing authority placed a tax lien on the given parcel (Note 4). Also, PHB, Inc. had not remitted, as required, $12,054 of payroll tax obligations and related employee withholdings due in 2005 to the Internal Revenue Service (IRS) by December 31, 2005. Further, as of the date of the accompanying financial statements, the Companies are delinquent in filing certain informational tax returns with the IRS.
NOTE 10 — GOING CONCERN
      The Companies had a consolidated accumulated deficit of $8,558,992 and notes, mortgages and other obligations payable of $23,996,684 at December 31, 2005. Further, the Companies have several contingencies (Note 9). These conditions create uncertainty as to the Companies ability to continue as a going concern.
      Management is attempting to restructure the remaining Delinquent VIE Notes to extend their due dates, reduce interest rates, and obtain legal liability releases from the note holders (Note 9).
      PHB, LLC is in the process of registering with the Securities and Exchange Commission (SEC) in anticipation of an initial public offering of mortgage-backed debt obligations in late spring 2006. Management believes this will provide PHB, LLC more suitable financing with which to expand to new markets, enhance profitability, stabilize its working capital position and generate a financial return sufficient to allow those VIEs holding Class C preferred units, as discussed in Note 9, to retire debt obligations.
      Management has also implemented a plan to reduce immediate cash needs by reducing selling, general and administrative expenses and to significantly reduce the number of residential real property acquisitions and associated rehabilitation costs. Further, management is actively seeking additional sources of bank financing and subordinated debt to meet its projected cash flow needs until it can complete PHB, LLC’s registration with the SEC and issuance of the public debt obligations discussed in the preceding paragraph.
      The Companies ability to continue as a going concern will depend on management’s ability to accomplish most or all of the items discussed above. The accompanying consolidated financial statements have been prepared on a going concern basis and do not include any adjustments that might result from the outcome of this uncertainty.

PERFORMANCE HOME BUYERS, LLC AND AFFILIATES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)
NOTE 11 — SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended December 31,

	2005	2004

Cash paid for interest	$1,511,224	$1,583,879
Cash paid for interest on subordinated preferred member obligations	84,000	144,000
Noncash transactions:
Basis of residential real property transferred to rental property	2,559,747	—
Basis of rental properties transferred to residential real property	—	266,455
Refinancing of mortgage and bank notes payable	—	2,475,000
Refinancing of notes payable — individuals, including accrued interest to Class C preferred units	2,602,543	—
Subordinated debt obligations, including accrued interest of $142,355, converted to Class C preferred units	1,818,685	—
Equipment acquisition financed by capital lease obligation	—	12,910
Subordinated debt obligations issued in lieu of owner cash distributions	—	1,682,000
Amounts due from owners and officers converted to owner distributions	—	1,330,503
Amounts due to owners and officers converted to capital	—	228,351
Distribution of VIE property and contribution to PHB, LLC	—	851,664

Performance Home Buyers, LLC
$25,000,000 of
Three and Six Month Senior Secured Renewable Notes
One, Two and Three Year Senior Secured Renewable Notes

PROSPECTUS

Dealer Prospectus Delivery Obligation
      Until                     , 2006 (90 days after commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.
                    , 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24.     Indemnification of Directors and Officers
      Section 1705.32(A) of the Ohio Revised Code provides that we may indemnify our current and former officers, directors, members, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that actually and reasonably were incurred by them in connection with an action, suit, or proceeding, other than an action brought by or in the right of the company, in which such persons are parties by reason of the fact that they are or were an officer, director, member, employee or agent of the company if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company and, in connection with any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.
      Section 1705.32(B) provides that the we may indemnify our current and former officers, directors, employees and agents against expenses (including attorneys’ fees) that actually and reasonably were incurred by them in connection with the defense or settlement of an action or suit brought by or in the right of the company in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the company if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company, except that indemnification shall not be made in respect to claims, issues or matters in which persons are adjudged to be liable for negligence or misconduct in the performance of their duty to the company unless the court of common pleas or the court in which the action or suit was brought determines that indemnification is proper.
      Section 1705.32(C) provides further that to the extent that such parties have been successful in the defense of any action, suit or proceeding referred to in Sections 1705.32(A)-(B), the parties shall be indemnified against expenses (including attorney’s fees) that were actually and reasonably incurred by the parties in connection with the action, suit or proceeding.
      Article VIII, Section 8.10 of our Amended and Restated Operating Agreement provides that our directors, officers and members of the Executive Committee and Audit Committee shall be indemnified against any cost, loss or expense suffered as a result of any action, claim or suit brought by or on behalf of the company if such parties acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company, unless the parties were adjudged to be liable for negligence or misconduct in the performance of their duties to the company. In connection with any other action, claim or suit, the directors, officers and members of the Executive Committee and Audit Committee shall be indemnified if such parties acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company and, in connection with any criminal action, the parties had no reasonable cause to believe their conduct was unlawful.
      Section 8.10 further provides that our directors, officers and members of the Executive Committee and Audit Committee shall not be liable for any actions taken or failure to act on behalf of the company within the scope of their authority as directors, officers and members of the Executive Committee and Audit Committee unless such action or omission was performed or omitted with deliberate intent to cause injury to the company or undertaken with reckless disregard for the best interests of the company.
      To the extent there are any inconsistencies between Section 1705.32 of the Ohio Revised Code and the Amended and Restated Operating Agreement, the provisions of the Ohio Revised Code would govern.
      The distribution and management agreement between us and the selling agent filed as Exhibit 1.1 to this registration statement provides for reciprocal indemnification between us and the selling agent, including the selling agent’s and our officers, directors and controlling persons, against civil liabilities in connection with this offering, including certain liabilities under the Securities Act of 1933, as amended.

      We maintain directors’ and officers’ liability insurance for the benefit of our directors and certain of our officers.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the above provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 25.     Other Expenses of Issuance and Distribution
      The following table sets forth the expenses payable by us, except for the selling agent’s commissions, in connection with the sale and distribution of the notes being registered. Each amount set forth below, except the SEC registration fee and the NASD filing fee, is estimated, and actual amounts may vary considerably from these estimates depending on various factors including the period during which the notes will be offered.

SEC registration fee	$2,942.50
NASD filing fee	2,500.00
Blue Sky fees and expenses	25,000.00
Legal fees and expenses	50,000.00
Accounting fees and expenses	30,000.00
Selling agent’s expenses and counsel fees	75,000.00
Trustee’s fees and expenses	5,000.00
Printing expenses	25,000.00
Miscellaneous	4,557.50

TOTAL	$220,000.00

Item 26.     Recent Sales of Unregistered Securities
      From May 2003 to February 2005, we sold 200 Class A preferred units of membership interest at $5,000 per unit, for an aggregate total of $1,000,000. The units were sold by our executive officers in a private placement and offered solely to “accredited investors” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended. The purchasers represented to us in written subscription agreements that, among other things, they acquired the securities for their own account and not with a view to any distribution thereof to the public. We relied on the exemption from the registration requirements under Rule 506 of the Securities Act.
      In January 2003, we sold 200 Class B preferred units of membership interest at $2,000 per unit, for an aggregate total of $400,000. The units were sold by our executive officers in a private placement and offered solely to “accredited investors” as defined in Rule 501 promulgated under the Securities Act. The purchasers represented to us in written subscription agreements that, among other things, they acquired the securities for their own account and not with a view to any distribution thereof to the public. We relied on the exemption from the registration requirements under Rule 506 of the Securities Act.
      From June 2005 to September 2005, we sold 3,757,704 Class C preferred units of membership interest at $1.00 per unit, for an aggregate total of $3,757,704. The units were sold by our executive officers in a private placement. The purchasers represented to us in written subscription agreements that, among other things, they acquired the securities for their own account and not with a view to any distribution thereof to the public. We relied on the exemption from the registration requirements under Section 4(2) of the Securities Act.
      From April 27, 2004 to September 30, 2005, we sold 2,807 18.35% subordinated debt units at $1,000 per unit, for an aggregate total of $2,807,000. The units were sold by our executive officers in a private placement and offered solely to “accredited investors” as defined in Rule 501 promulgated under the Securities Act. The purchasers represented to us in written subscription agreements that, among other things, they acquired the securities for their own account and not with a view to any distribution thereof to the public. We relied on exemptions from the registration requirements under 3(a)(11) of the Securities Act.
      On August 31, 2004, we sold 137.50 common units for an aggregate purchase price of $10,000 to a new executive officer. We relied on the exemption from the registration requirements under Section 4(2) of the Securities Act.
      During the last quarter of 2005, we sold 761.223 18.35% subordinated debt units at $1,000 per unit, for an aggregate total of $761,223. The units were sold by our executive officers in a private placement and offered solely to “accredited investors” as defined in Rule 501 promulgated under the Securities Act. The purchasers represented to us in written subscription agreements that, among other things, they acquired the securities for their own account and not with a view to any distribution thereof to the public. We relied on exemptions from the registration requirements under Section 4(2) of the Securities Act.
Item 27.     Exhibits
      The exhibits are described on the Exhibit Index to this Registration Statement on Form SB-2.
Item 28.     Undertakings
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution;

(2) For the purpose of determining any liability under the Securities Act of 1933 (the “Securities Act”), to treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

(4) For the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities offered therein, that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, to be a seller to the purchaser and be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
      (b) Not applicable.
      (c) Not applicable.
      (d) Not applicable.
      (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (f) The undersigned registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective;

(2) For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at the time as the initial bona fide offering of those securities.
      (g) Not applicable.

SIGNATURES
      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 3 to Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dayton, State of Ohio, on April 14, 2006.

Performance Home Buyers, LLC

/s/ Peter E. Julian

Peter E. Julian
Chief Executive Officer
(Principal Executive Officer)
      Each person whose signature appears below hereby constitutes and appoints Peter E. Julian and Wayne Hawkins, or either of them, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign the Registration Statement on Form SB-2 of Performance Home Buyers, LLC and any or all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits hereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Peter E. Julian* Peter E. Julian		Chief Executive Officer and Director (Principal Executive Officer)	April 14, 2006

/s/ E. Randall Porter* E. Randall Porter		President and Director	April 14, 2006

/s/ Wayne B. Hawkins Wayne B. Hawkins		Chief Operating Officer and Director	April 14, 2006

/s/ Lawrence Hoffman* Lawrence Hoffman		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 14, 2006

/s/ Mark J. Fitzgerald* Mark J. Fitzgerald		Director	April 14, 2006

By:	/s/ Wayne B. Hawkins *Wayne B. Hawkins Attorney-in-fact

EXHIBIT INDEX

Exhibit
No.		Description of Exhibit	Page

1.1		Distribution and Management Agreement between Sumner Harrington Ltd. and Performance Home Buyers, LLC

3	.1✓	Articles of Organization of Performance Home Buyers, LLC and amendments

3	.2✓	Bylaws of Performance Home Buyers, LLC

4	.1✓	Amended and Restated Operating Agreement dated May 15, 2005

4	.2✓	Cross Purchase/ Redemption Agreement dated May 15, 2005 between Peter E. Julian, E. Randall Porter, Mark J. Fitzgerald, Wayne Hawkins and Performance Home Buyers, LLC

4.3		Form of Indenture

4	.4✓	Form of Subscription Agreement

5	.1✓	Form of Opinion of Winthrop and Weinstine, P.A. with respect to legality of the Notes

10	.1✓	Amended and Restated Management Agreement between Performance Home Buyers, LLC and Performance Home Buyers, Inc. dated effective October 31, 2005

10	.2✓	Lease dated November 3, 2005 between Officetown East Co. and Performance Home Buyers, LLC

10	.3✓	Promissory Note in the principal amount of $60,000 dated January 12, 2005 made payable to Russell E. Spruill

10	.4✓	Acknowledgement of Right of First Opportunity by Performance Home Buyers, Inc., Peter E. Julian, E. Randall Porter, Mark J. Fitzgerald, Wayne Hawkins and Lawrence Hoffman, and acknowledged by Performance Home Buyers, LLC, dated effective February 6, 2006.

10	.5✓	Form of Loan Agreement between certain variable interest entities (“VIEs”) and investors in such VIEs regarding the restructuring of the debt owed by the VIEs to such investors.

10	.6✓	Contract for Joint Venture between Performance Home Buyers, LLC and Nations First Mortgage Banc, Inc. dated December 12, 2005.

10	.7✓	Form of Escrow Agreement between the Escrow Agent, Performance Home Buyers, LLC and Sumner Harrington Ltd.

10	.8✓	Form of Agency Agreement between Herring Bank, Performance Home Buyers, LLC and a title insurance company.

10.9		Agreement for Services between Performance Home Buyers, LLC and Performance Home Buyers, Inc. dated effective March 1, 2006.

12.1		Schedule of ratio earnings (loss) to fixed charges (unaudited)

23	.1*	Consent of Winthrop and Weinstine P.A. (included in Exhibit 5.1)

23.2		Consent of Lurie Besikof Lapidus & Company, LLP

24	.1✓	Powers of Attorney (contained on the signature page of this Registration Statement)

25	.1✓	Statement of Eligibility of Trustee

*	To be filed by amendment.
✓  Filed previously